PRELIMINARY PROSPECTUS SUPPLEMENT (TO PROSPECTUS DATED JANUARY 18, 2022) (DATED JANUARY 18, 2022 SUBJECT TO COMPLETION)	Filed pursuant to Rule 424(b)(2) Registration Statement File No. 333-262202

BRF S.A.

Up to 324,000,000 Common Shares of BRF S.A., including Common Shares represented by American Depositary Shares

We are offering up to 324,000,000 of our common shares, which may be represented by American depositary shares, or the ADSs, in a global offering that consists of (i) an international offering of common shares, including common shares represented by ADSs, outside Brazil and (ii) a concurrent restricted public offering of common shares in Brazil. The international offering includes a registered offering in the United States. The closings of the international and Brazilian offerings are conditioned upon each other. In the international offering, we are offering our common shares, including common shares represented by ADSs, each of which represents one common share. ADSs sold in the international offering will be paid for in U.S. dollars. Common shares sold in the international offering will be delivered in Brazil and paid for in reais.

The international underwriters named in this prospectus supplement are underwriting the sale of ADSs, which represent common shares. The Brazilian underwriters are placing common shares, including common shares sold in the international offering, to investors outside Brazil The international underwriters, together with Safra Securities LLC, will collectively act as placement agents on behalf of the Brazilian underwriters with respect to the offering of common shares (not including common shares represented by ADSs) sold outside Brazil.

In accordance with Article 9-A of CVM Instruction No. 476/2009, as amended, or CVM Instruction No. 476, the Brazilian offering includes and is subject to a priority offering in Brazil pursuant to which our existing shareholders have the right to reserve for purchase an aggregate of up to 100% of our common shares offered hereby limited to each shareholder’s proportional interest in our common share capital, excluding treasury shares, as of January 20, 2022 and as of January 27, 2022, in each case after closing of the market. The price per common share under the priority offering will be the same as the price per common share under this offering, as indicated below. As a result of this priority offering, the quantity of common shares offered may be materially reduced regardless of the effective participation of new investors in this offering. The priority offering is not available to existing holders of our ADSs. See “The Offering—Priority offering.”

Our common shares are listed on the Novo Mercado segment of the B3 S.A. – Brasil, Bolsa, Balcão, or the B3, under the ticker symbol “BRFS3.” On January 17, 2022, the last reported sale price of our common shares on the B3 was R$24.75 per common share. ADSs representing our common shares are listed on the New York Stock Exchange, or the NYSE, under the ticker symbol “BRFS.” On January 14, 2022, the last reported sale price of our ADSs on the NYSE was US$4.38 per ADS.

You should carefully read this prospectus supplement and the accompanying prospectus, together with any documents we incorporate by reference, before you invest in our common shares or the ADSs.

Investing in our securities involves risks. See “Risk Factors” beginning on page S-25 and under our Third Quarter MD&A Report (as defined below) to read about factors you should consider before investing in the securities offered by this prospectus supplement and the accompanying prospectus.

Neither the U.S. Securities and Exchange Commission, or the SEC, the Brazilian Securities Commission (Comissão de Valores Mobiliários), or the CVM, nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per ADS	Per Common Share	Total(1)
Public offering price ….	U.S.$	R$	U.S.$
Underwriting discounts, fees and commissions(2)(3)	U.S.$	R$	U.S.$
Proceeds, before expenses (2)(3)...	U.S.$	R$	U.S.$

(1)	Amounts in reais have been translated into U.S. dollars at the selling rate reported by the Brazilian Central Bank (Banco Central do Brasil) as of , 2022, which was R$ to U.S.$1.00.
(2)	Underwriting discounts, fees and commissions will be payable only on the portion of the common shares, including common shares represented by ADSs, being sold and placed by the international underwriters, the placement agents and their respective affiliates, and the Brazilian underwriters, respectively.
(3)	See “Underwriting” beginning on page S-39 of this prospectus supplement for additional information regarding underwriting compensation.

————————————

The international underwriters expect to deliver the ADSs through the facilities of The Depository Trust Company against payment in New York, New York on or about , 2022. Delivery of our common shares, including common shares offered in the international offering, will be made in Brazil through the book-entry facilities of the B3 Central Depository (Central Depositária da B3) on or about , 2022.

Global Coordinator

Citigroup

Joint Bookrunners

Bradesco BBI	BTG Pactual	Itaú BBA	J.P. Morgan	Morgan Stanley	Safra	Santander	BofA Securities	Credit Suisse	UBS Investment Bank

————————————

The date of this prospectus supplement is , 2022.

Prospectus Supplement

Prospectus

About This Prospectus	1
Forward-Looking Statements	2
BRF	4
Risk Factors	5
Use of Proceeds	6
The Securities	7
Description of Common Shares	8
Description of American Depositary Shares	26
Taxation	31
Plan of Distribution	32
Legal Matters	33
Experts	34
Service of Process and Enforcement of Judgments	35
Where You Can Find More Information	37
Incorporation of Certain Documents By Reference	38

S-i

About This Prospectus Supplement

This document consists of two parts. The first part is this prospectus supplement, which describes the offering by us and certain other matters relating to us and our business, financial condition and results of operations. The second part, the accompanying prospectus, gives more general information about the common shares and common shares represented by ADSs offered by us. If the information in this prospectus supplement differs from the information in the accompanying prospectus, the information in this prospectus supplement supersedes the information in the accompanying prospectus.

We are responsible for the information contained and incorporated by reference in this prospectus supplement and in any related free-writing prospectus prepared or authorized by us. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. Neither we nor the international underwriters or the placements agents are making an offer to sell our common shares or the ADSs representing our common shares in any jurisdiction where the offer is not permitted.

You should not assume that the information in this prospectus supplement, the accompanying prospectus or any document incorporated by reference is accurate as of any date other than the date of the relevant document.

We are using this prospectus to offer our common shares and the ADSs representing our common shares outside Brazil. We are also offering our common shares in Brazil by means of a Brazilian offering memorandum (Memorando de Oferta) and accompanying reference form (Formulário de Referência) in Portuguese, or together, the Brazilian offering documents. The Portuguese language offering memorandum, which has not been and will not be filed with the CVM, is in a format different from that of this prospectus supplement, and contains information not generally included in documents such as this prospectus supplement and in the accompanying prospectus. This offering of common shares, including common shares represented by ADSs, is made in the United States and elsewhere outside Brazil solely on the basis of the information contained in this prospectus supplement and in the accompanying prospectus.

Any investors outside Brazil purchasing common shares directly (not represented by ADSs) must be authorized to invest in Brazilian securities under the requirements established by Brazilian law, especially by the Brazilian National Monetary Council (Conselho Monetário Nacional), or the CMN, the CVM and the Central Bank, complying with the requirements set forth in Resolution No. 13, dated November 18, 2020, of the CVM, as amended, and Resolution No. 4,373, dated September 29, 2014, as amended, of the Central Bank and Law No. 4,131 of September 3, 1962, as amended. No offer or sale of ADSs may be made to the public in Brazil except in circumstances that do not constitute a public offer or distribution under Brazilian laws and regulations. Any offer or sale of ADSs in Brazil to non-Brazilian residents may be made only under circumstances that do not constitute a public offer or distribution under Brazilian laws and regulations.

For investors outside the United States: Neither we nor the international underwriters, the placement agents, or the Brazilian underwriters have done anything that would permit this offering or possession or distribution of this prospectus supplement in any jurisdiction, other than the United States, where action for that purpose is required. Persons outside the United States who come into possession of this prospectus supplement must inform themselves about, and observe any restrictions relating to, the offering of the common shares including the common shares represented by ADSs and the distribution of this prospectus supplement outside the United States and in their jurisdiction.

In this prospectus supplement, unless the context requires otherwise, references to “BRF, ” the “Company,” “we,” “us” or “our” mean BRF S.A. and its consolidated subsidiaries.

The term “international underwriters” refers to Citigroup Global Markets Inc., Banco Bradesco BBI S.A., Banco BTG Pactual S.A. – Cayman Branch, Itau BBA USA Securities, Inc., J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, Santander Investment Securities Inc., BofA Securities Inc., Credit Suisse Securities (USA) LLC and UBS Securities LLC, who will collectively act as underwriters with respect to the offering of the ADSs. Please see “Underwriting” for more information.

The term “Brazilian underwriters” refers to Citigroup Global Markets Brasil, Corretora de Câmbio, Títulos e Valores Mobiliários S.A., Banco Bradesco BBI S.A., Banco BTG Pactual S.A., Banco Itaú BBA S.A., Banco J.P. Morgan S,A., Banco Morgan Stanley S.A., Banco Safra S.A., Banco Santander (Brasil) S.A., Bank of America Merrill Lynch Banco Múltiplo S.A., Banco de Investimentos Credit Suisse (Brasil) S.A. and UBS Brasil Corretora de Câmbio, Títulos e Valores Mobiliários S.A., who will act collectively as Brazilian underwriters with respect to the sale of shares in the public offering in Brazil.

S-1

The term “placement agents” refers, collectively, to the international underwriters and Safra Securities LLC. Safra Securities LLC’s participation in the offering will be strictly limited to its role as a placement agent outside of Brazil, on behalf of Banco Safra S.A., of common shares not including the common shares represented by ADSs, and it will not underwrite, offer or sell any ADSs.

References herein to “reais” or “R$” are to the lawful currency of Brazil. References herein to “U.S. dollars” or “U.S.$” are to the lawful currency of the United States.

S-2

Incorporation of Certain Documents by Reference

The SEC allows us to “incorporate by reference” information filed with and/or furnished to the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and certain later information that we file with and/or furnish to the SEC will automatically update and supersede earlier information filed with the SEC or included in this prospectus supplement.

We are incorporating by reference into this prospectus supplement the following documents that it has filed with or furnished to the SEC:

(1)	Our annual report on Form 20-F for the year ended December 31, 2020, as filed with the SEC on March 26, 2021 (Acc-No: 0001292814-21-001201 (34 Act));
(2)	Our report on Form 6-K furnished to the SEC on January 18, 2022, containing our unaudited condensed consolidated interim financial information as of September 30, 2021 and for the nine month period ended September 30, 2021 and 2020, or our Third Quarter Financial Statement Report;
(3)	Our report on Form 6-K furnished to the SEC on January 18, 2022, containing (i) a discussion of our financial condition as of September 30, 2021 and for the nine months ended September 30, 2021 and (ii) a summary of certain other recent developments, or our Third Quarter MD&A Report; and
(4)	Any of our future annual reports on Form 20-F filed with, and all reports on Form 6-K that are designated in such reports as being incorporated by reference into this prospectus supplement furnished to, the SEC after the date of this prospectus supplement and prior to the termination of the offering.

All of the documents that are incorporated by reference herein are available on the website maintained by the SEC at http://www.sec.gov. Other than documents incorporated by reference herein, the information contained on, or accessible through, such website is not incorporated by reference into this prospectus supplement and should not be considered a part of this prospectus supplement.

We will provide without charge to any person to whom a copy of this prospectus supplement is delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to our investor relations department located at Av. das Nações Unidas, 8501 – 1st Floor, São Paulo, São Paulo 05425-070, Brazil; telephone: +55 (11) 2322-5377; e-mail: acoes@brf-br.com.

S-3

Forward-Looking Statements

Some of the information contained or incorporated by reference in this prospectus supplement are forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, that are not based on historical facts and are not assurances of future results.

Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as “anticipates,” “believes,” “estimates,” “expects,” “foresees,” “intends,” “plans,” “potential,” “should,” “will,” “would,” “continues,” “aims,” may” and similar expressions are forward-looking statements. Although we believe that these forward-looking statements are based upon reasonable assumptions, these statements are subject to several risks and uncertainties and are made in light of information currently available to us.

Our forward-looking statements may be influenced by numerous factors, including the following:

•	the economic, financial, political and social effects of the coronavirus, or COVID-19, pandemic (or other pandemics, epidemics and similar crises) particularly in Brazil and to the extent that they continue to cause serious negative macroeconomic effects, thus enhancing the risks described under the “Risk Factors” under our Third Quarter MD&A Report and in the reports filed with or furnished to the SEC that are incorporated by reference herein;
•	general economic, political and business conditions both in Brazil and abroad, including, in Brazil, developments and the perception of risks in connection with ongoing corruption and other investigations and increasing fractious relations and infighting within the administration of President Bolsonaro, as well as policies and potential changes to address these matters or otherwise, including economic and fiscal reforms and in response to the ongoing effects of the COVID-19 pandemic, any of which may negatively affect growth prospects in the Brazilian economy as a whole;
•	our ability to timely and efficiently implement any necessary measures in response to, or to mitigate the impacts of, the COVID-19 pandemic on our business, operations, cash flows, prospects, liquidity and financial condition;
•	our ability to predict and efficiently react to the temporary or long-term term changes in our customers’ behavior as a result of the COVID-19 pandemic, even when the outbreak is sufficiently controlled;
•	health and food safety risks related to the food industry, including in connection with ongoing investigations and legal proceedings;
•	more stringent trade barriers in key export markets and increased regulation of food safety and security;
•	the risk of outbreak of animal diseases;
•	risks related to climate change;
•	the risk of any shortage or lack of water or other raw materials necessary for our business;
•	compliance with various laws and regulations;
•	risks related to new product innovation;
•	the implementation of our principal operating strategies, including through divestitures, acquisitions or joint ventures;
•	the cyclicality and volatility of raw materials and selling prices, including as a result of ongoing global trade disputes;
•	strong international and domestic competition;
•	risks related to labor relations;
•	the protection of our intellectual property;
•	the potential unavailability of transportation and logistics services;
•	the risk that our insurance policies may not cover certain of our costs;
•	our ability to recruit and retain qualified professionals;
•	the risk of cybersecurity breaches;
•	risks related to our indebtedness;
•	risks related to the Brazilian economy and to Brazilian politics;
•	interest rate fluctuations, inflation and exchange rate movements of the real in relation to the U.S. dollar and other currencies;
•	the direction of our future operations;
S-4

•	our financial condition or results of operations; and
•	other factors identified under the “Risk Factors” under our Third Quarter MD&A Report and in the reports filed with or furnished to the SEC that are incorporated by reference herein.

Our forward-looking statements are not a guarantee of future performance, and our actual results of operations or other developments may differ materially from the expectations expressed in our forward-looking statements. As for forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainty of estimates, forecasts and projections. Because of these uncertainties, readers should not rely on these forward-looking statements.

For additional information on factors that could cause our actual results of operations to differ from expectations reflected in forward-looking statements, please see the “Risk Factors” section set forth under our Third Quarter MD&A Report, which is incorporated by reference herein.

All forward-looking statements attributed to us or a person acting on our behalf are qualified in their entirety by this cautionary statement, and you should not place undue reliance on any forward-looking statement included in this prospectus supplement, which speak only as of the date on which they are made. There is no assurance that the expected events, trends or results will actually occur and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events or for any other reason.

S-5

Summary

This summary highlights key information described in greater detail elsewhere, or incorporated by reference, in this prospectus supplement and the accompanying prospectus. You should read carefully the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein before making an investment decision.

BRF S.A. is one of the largest producers of fresh and frozen protein foods in the world in terms of production capacity, according to WattAgNet, with a portfolio of approximately 7,500 stock keeping units (“SKUs”) as of December 31, 2021. We are committed to operating our business and delivering products to our global customer base in line with our core values: quality, safety and integrity. Our processed products include marinated and frozen chicken, Chester® rooster and turkey meats, specialty meats, frozen processed meats, frozen prepared entrees, portioned products and sliced products. We also sell margarine, butter, cream cheese, sweet specialties, sandwiches, plant-based products, animal feed and pet food. We are the holder of brands such as Sadia, Perdigão, Qualy, Perdix, Confidence and Hilal. For the nine months ended September 30, 2021, we were responsible for 11.5% of the world’s poultry trade, according to USDA.

Our portfolio strategy is focused on creating new, convenient, practical and healthy products for our consumers based on their preferences. We seek to achieve that goal through strong innovation to provide us with increasing value-added items that will differentiate us from our competitors and strengthen our brands.

With 38 industrial facilities in Brazil, as of December 31, 2021, we have among our main assets a distribution network that enables our products to reach Brazilian consumers through more than 524,500 average monthly deliveries and 27 distribution centers in the domestic market.

We have been a public company since 1980. Our shares have been listed on the Novo Mercado of the B3 as BRFS3 since 2006, and ADRs representing our common shares are traded on the New York Stock Exchange, or “NYSE” (ADR level III).

A breakdown of our products is as follows, which are sold both in Brazil and to our international customers:

•	Meat Products, consisting of in natura meat, which we define as frozen whole chicken and cut chicken, as well as frozen pork;
•	Processed Food Products, including the following:

marinated, frozen, whole chicken and cut chicken, roosters (sold under the Chester® brand) and turkey;

specialty meats, such as sausages, ham products, bologna, frankfurters, salami, bacon and other smoked products; and

frozen processed meats, such as hamburgers, steaks, breaded meat products, kibbeh and meatballs;

•	Other Processed Products including the following:

Halal products for Islamic markets in accordance with the Halal method of animal slaughtering;

margarine, butter and cream cheese and cheese bread;

frozen prepared entrees, such as lasagna, macaroni and cheese, pies, ready-to-eat meals, and pizzas, as well as other frozen foods;

plant-based products, such as nuggets, pies, vegetables and burgers; and

snacks (salamitos);

frozen desserts;

S-6

•	Other, consisting of soy meal, refined soy flour, animal feed and pet food.

In Brazil, as of December 31, 2021, we operated 35 meat processing plants, three margarine processing plants, three pasta processing plants, three feed meal plants, one dessert processing plant and three soybean crushing plants. All of these industrial facilities are located near our raw material suppliers or main consumer centers. We have an advanced logistics system in our domestic market, with 27 distribution centers, five of which are owned by us and 22 of which are leased from third parties, all of which serve supermarkets, retail stores, wholesale stores, restaurants and other clients.

In our international market, as of December 31, 2021, we operated six industrial facilities for meat processing. Additionally, after giving effect to the divestitures made in connection with our financial and operational restructuring plan, we operate 18 distribution centers and 11 warehouses located in Asia, the Southern Cone and the Middle East, as well as commercial offices on four continents.

We are also focused on addressing the impact of climate change on the environment and our business. Among the initiatives that we have taken to reduce our exposure to climate change and to maintain our competitiveness in terms of costs is the monitoring of grain stocks and purchases and the constant monitoring of the weather in agricultural regions to guide our purchasing decisions, as well as anticipating price movements in the commodity markets. Other initiatives include technological innovations in our animal-raising facilities to improve efficiency and safeguard animal welfare. In addition, we recognize that consumers, investors and other stakeholders are more conscious of social and environmental aspects of the production chain. The commitment assumed by us to achieve Net Zero by 2040, established in 2021, was an important step in the climate agenda. We have taken initiatives to address this aspect, such as the Sustainable Grain Purchase Policy, which establishes guidelines with regard to commitments and principles to be applied in the business, with a focus on incorporating environmental, social and sustainable practices to manage BRF's production chain and investments in clean energy, in partnership with AES Brasil Energia and Ïntrepid Participações S.A., with which it will be possible to reach almost 90% of electricity from clean sources in BRF's operations in Brazil. From 2014 until 2021, we allocated R$1,258.2 million (€360.1 million) to projects with environmental benefits, and we planted a renewable forest covering 30 thousand hectares (the amount referring to the investments made in 2021 is still subject to a second opinion from an external certifier, which may result in an adjustment of this amount).

A Fully Integrated Platform

We are a fully integrated food platform present in all stages of the complex value chain in which we operate, involving a number of partners selected based on sustainable criteria as well as our integrated farmers and outgrowers, production facilities, distribution centers, and omnichannel sales. Our robust operations include approximately 100,000 employees, 9,989 integrated farmers, 55 production facilities across the Americas, Africa, Asia, and the Middle East, 45 logistics centers, 114 countries, and sales channels that varies between traditional retail and other innovative omnichannel formats, such as Mercato em Casa, Sadia Market, online marketplaces and store-within-a-store concept.

Efficiency and Cost Control

We believe that we encourage a culture of excellence and for that reason we seek to constantly challenge ourselves to ensure operational efficiency using our programs and action plans. We seek to minimize our losses and improve our procurement and industrial process in order to consistently deliver profitability.

Such pursuit for high-precision cost control culture is increasingly important in order to navigate periods of exacerbated cost pressure and ensure profitability throughout the cycle. As an example, according to CEPEA/ESALQ, corn and soybean prices, which have a direct impact in our cost of goods sold, have increased over 100% in the last 2 years in Brazil, on average, an unprecedented variation for the sector, while we managed in the same period to keep operating at margins considered adequate according to our evaluation.

An important tool to perpetuate our pursuit for excellence is what we call “SEO” – Sistema de Excelência Operacional (Operational Excellence System). The SEO intends to improve productivity and reduce costs worldwide as it is replicable in several geographies and ties into our digital processes by monitoring crops and estimating timing for potential price increases. As of September 2021, with the support of our SEO, we have been able to reduce our losses in the production process by 73%, idleness in farming and industry by 43%, loading time of finished products in factories by 49% and accidents by 25%, in relation to the same period in 2018. We believe the information provided by the SEO combined with our expanding grain storage capacity provide opportunities to have greater inventory during times of higher prices, which promotes a smaller margin decrease that would be expected from more expensive raw material.

S-7

As a result, we have improved our profitability, which can be measured by: (i) the increase of R$3,105,879 thousand, or 1,505%, in our income (loss) before financial results and income taxes, comparing the twelve months ended September 30, 2021 to the year ended December 31, 2018, and (ii) the increase of R$2,997,037 thousand, or 122%, in our Adjusted EBITDA for the twelve months ended September 30, 2021 compared to the Adjusted EBITDA for the year of 2018, a period when the accumulated evolution of the industry’s main cost indexes was 78%1 while ours increased by only 41%. Efficiency is an important part of our business and we intend to continuously put our efforts in finding new ways to improve our processes across more than 114 countries that are covered by our sales channels.

House of Strong Brands

In 2021, BRF has reached 87 years of operations in the consumer food industry. We have decades of accumulated experience on consumer trends and behavior, providing us the knowledge to operate in the global food market. We seek to offer increasingly practical high added-value products within a strong portfolio of brands aiming to offer quality food in a way that improves people’s life, delivering products from farm to table. We believe that such expertise has contributed to the development of our brands in the Brazilian and international markets, reaching millions of households with Sadia, Qualy and Perdigão in Brazil and Sadia Halal and Banvit across the globe.

We believe our brands have contributed to the improvement of our results in 2021 due to increased awareness, which translated to over 300 thousand active clients purchasing BRF brands in Brazil over the months of July to September 2021. We calculate active clients as the number of clients who purchased our products (directly or indirectly, through distributors) at least once during the last three months as of any given reference date. Such awareness contributed to promoting Sadia as the most valuable food brand in Brazil in 2020, according to Kantar BrandZ, while also increasing net revenue by 23.7% in the nine months ended September 30, 2021, compared to the nine months ended September 30, 2020.

There has also been a strategic improvement in our portfolio, which now comprises a variety of high added-value products, including new categories, boosted by improved consumer experience, healthy options and an omnichannel approach. Brazil has played a key role as these new products and categories now represent over 80% of our revenues in Brazil and 45% of our total revenues, each as of September 2021. As for our international segments, such as Halal, Asia, and Direct Sales, the high added-value products have still plenty of room for growth with 5% of revenues coming from these products.

Additionally, we believe the improvement in innovation during 2021 was in part due to our robust and seasoned management team, which sought to create clear guidelines to promote flexibility in order to allow for quick decision-making throughout our organizational structure.

[1] Considers the evolution of the price of corn, soybean meal, main plastics for rigid and flexible packaging, variation of inflation indexes, IPCA, IGP-FGV, diesel (ANEP) and US$.

S-8

Omnichannel Strategy

We aim to continuously improve our collaborations with brick-and-mortar and digital initiatives, while advancing with our marketplace, bringing custom-made solutions to improve our level of service. By understanding our customers even more and exceeding their expectations, we intend to provide the best experience with our products, services and brands. As an example of such initiatives for greater proximity with customers, we opened a concept store (the Sadia Market) with digital solutions and a completely integrated online brand.

Ultimately, we aim for the consumer to be the central point of our sales strategy not only by being provided with added-value products, but also by having a stronger direct-to-consumer relationship through our own channels, whether digital or physical. In addition to Sadia Market and Mercato em Casa, we expect our partnerships with online marketplaces to play a key role in leveraging their current number of customers into having exposure to the BRF brands. Ongoing partnerships include iFood, Rappi, Magalu, Bees and others.

Additionally, our store-within-a-store concept holds more than 40 partnering stores in large retail chains in Brazil, which is complementary to our e-commerce that already serves the majority of the national metropolitan areas.

Environmental, Social and Governance (ESG) – Sustainability in Everything We Do

Our intention to offer quality food in a way that improves people’s lives is connected to our commitment to society and the planet. We expect our growth in the coming years to be aligned with a positive change in sustainability. One of our principles is to ensure the sustainable growth of our chain and we expect our efforts toward sustainability to be stronger by 2030.

According to an IBM Research involving 19,000 people in 28 countries released in early 2020, 57% of consumers were willing to change their purchasing habits to reduce negative environmental impact, and 71% were willing to pay an additional premium for companies offering full transparency and traceability. Therefore, adopting policies and guidelines for sustainable practices can be essential for the growth in the long run.

We expect that by 2024 approximately 90% of our energy requirement in Brazil will be supplied by clean and renewable sources (wind and solar). Additionally, in partnership with Banco do Brasil, we have committed to provide solar energy and panels to integrated farmers with whom we trade, representing an expected investment of more than R$200 million. We are confident that our producers and partners will remain devoted to this project, and together with Banco do Brasil, we expect to build solar farms to meet our own demand, as well as to ensure that in the long-term we will have 100% of our energy requirement supplied by renewable sources. For instance, in August and September 2021, we entered into certain agreements for the implementation of clean energy projects, including a joint venture for the construction of a self-generated wind energy farm complex and a power purchase agreement with an option to form a joint venture for the construction of a self-generated solar energy plant.

S-9

As to social aspects, we seek to maintain transparent dialogs with society, and expect to keep developing the communities where we operate and encouraging innovation and knowledge. We value education and inclusion, and we expect to invest at least R$400 million in social initiatives by 2030, contributing to the development of communities where we operate. We have also donated approximately R$100 million to communities where we operate in Brazil and abroad to combat the COVID-19 pandemic.

With respect to governance practices, we seek to maintain a clear link between ESG targets and our variable compensation programs, especially for the senior executives that are driving our long-term strategy. New policies are already in place to ensure that we comply with human rights, sustainability and the sustainable purchase of grains moving forward. Such is our commitment with governance that we have already been awarded with the Transparency Award for our Integrated Report, IIA and ISO 37,001 certifications.

From 2019 to 2021, we have invested in actions that reinforce the respect to the environment in all production chain. We are a signatory of the Global Pact of U.N. and are also listed in B3 in the corporate sustainability index (ISE), being the only food company in the food sector in Brazil that is included in this index.

Aiming to increase our transparency, we have established global commitments to ESG aspects, related to BRF's Vision for 2030, in harmony with the world’s largest corporate sustainability initiative (UN Global Compact), of the size BRF wants to be. Such commitments are highlighted below:

Animal Welfare

o	Certify by third-party audits 100% of the plants in Animal Welfare by 2025.[2]
o	Only use cage-free chicken eggs in the industrial food process globally by 2025.
o	Ensure that no antibiotics growth promoter is used in the livestock chain.
o	Ensure that 100% of the poultry in the integration system are cage-free globally by 2023.
o	BRF is strictly committed to zero tolerance to animal mistreatment, whether through abuse or neglect.
o	Use environmental enrichment in 100% of the integration of poultry by 2025.

Science and Innovation

o	100% adherence of new product innovation projects to BRF´s sustainability indicator by 2022.

Commodities

o	Ensure 100% traceability of grain acquired from the Brazilian Amazon and the Brazilian Cerrado by 2025.[3]

Communities

o	Invest R$ 400 million in communities by 2030.[4]

Food Waste

o	Promote education to reduce food waste to 1.5 million people globally by 2030.

Diversity

o	Achieve 30% of women in top leadership by 2025. We joined the Equity is Priority movement, which is part of the UN Brazil Global Compact Network that reinforces this commitment.
o	The public sector´s commitment to combat racism.

Packaging

o	Have 100% recyclable, reusable or biodegradable packaging by 2025.

Greenhouse Gases

o	Implement a carbon neutral product line by 2021.
o	Net Zero by 2040.

Natural Resources

o	Increase electricity from clean sources by 50% by 2030.
o	Reduce BRF´s water consumption indicator by 13% by 2025.

[2] Respecting the religious and/or cultural requirements demanded by our customers.

[3] ESG targets linked to our variable compensation system (includes bonus-eligible and executives in accordance with the collective bargaining agreement in effect on the payment date).

[4] Increase our shared value generation by investing its own resources in the communities, especially in social development and economic inclusion agendas.

S-10

The Offering

Issuer	BRF S.A.
Global offering

The global offering consists of the international offering and the concurrent Brazilian offering of up to 324,000,000 of our common shares (including common shares represented by ADSs). The number of common shares offered in the international offering and the Brazilian offering is subject to reallocation between the offerings. The international offering and the Brazilian offering are being conducted concurrently, and the closing of each is conditioned upon the closing of the other.

Our base offering in the global offering consists of an offering of 270,000,000 common shares (including common shares represented by ADSs). In addition, we have the right to sell, in a joint decision with the international underwriters, the placement agents and the Brazilian underwriters, up to additional 54,000,000 of our common shares (including common shares represented by ADSs) in the global offering.

International offering

common shares, including common shares represented by ADSs, are being offered by us through the international underwriters and their respective affiliates (which, in the case of the common shares, are acting as placement agents on behalf of the Brazilian underwriters named elsewhere in this prospectus supplement) in the United States and other countries outside Brazil.

Safra Securities LLC will only be placing common shares, not including common shares represented by ADSs outside of Brazil.

The common shares purchased by any investor outside Brazil will be settled in Brazil and paid for in reais, and the offering of these common shares is being made by the Brazilian underwriters. Any investor outside Brazil purchasing common shares must be authorized to invest in Brazilian securities under the requirements established by Brazilian law, especially by the CVM and the Central Bank, complying with the requirements set forth in CMN Resolution No. 4,373, dated as of November 29, 2014, as amended, and CVM Resolution No. 13, dated November 18, 2020, as amended, or CVM Resolution No. 13.

SEC registered offering	The securities sold as part of the international offering to investors outside Brazil are being sold by means of this prospectus supplement in an offering registered with the SEC.
S-11

Brazilian offering

Concurrently with the international offering,                         common shares are being offered through the Brazilian underwriters in a public offering with restricted placement efforts:

(i) our existing shareholders who hold our common shares as of January 20, 2022 and as of January 27, 2022 (as verified through the records of the Central Depository B3 and Itaú Corretora de Valores S.A., the custody agent in Brazil of our common shares, in each case after closing of the market). For information on the priority offering, see “––Priority Offering” below;

(ii) to no more than 75 professional investors (as defined in CVM Resolution 30, dated May 11, 2021) to be subscribed or acquired by no more than 50 professional investors headquartered or resident in Brazil;

(iii) pursuant to an exemption from registration under CVM Instruction No. 476; and

(iv) to investors outside of Brazil that comply with the registration requirements of CVM Resolution No. 13 and CMN Resolution No. 4,373 or Law No. 4,131.

The Brazilian offering will be made by means of a separate Portuguese language offering memorandum. The Brazilian offering has not been and will not be registered with the CVM and the offering to investors in Brazil is exempt from registration with the SEC under Regulation S of the U.S. Securities Act of 1933, as amended, or the Securities Act.

Payment for our common shares (other than common shares represented by ADSs) must be made in reais through the facilities of the Central Depositary of the B3. The common shares in the Brazilian offering are expected to be delivered through the facilities of the Central Depositary of the B3 on or about , 2022. Trades in our common shares on the B3 will settle through the facilities of the Central Depositary of the B3.

ADSs	Each ADS represents one common share. ADSs may be evidenced by American Depositary Receipts, or ADRs. The ADSs will be issued under that certain Amended and Restated Deposit Agreement, or the deposit agreement, dated as of November 14, 2011, by and among us, The Bank of New York Mellon, as depositary, and the holders and beneficial owners from time to time of ADSs issued thereunder. For more information, see “Description of American Depositary Shares” included in the accompanying prospectus.
S-12

Priority offering

In accordance with Article 9-A of CVM Instruction No. 476, the Brazilian offering includes and is subject to a priority offering in Brazil pursuant to which our existing shareholders who hold our common shares as of January 20, 2022 and as of January 27, 2022 (as verified through the records of the Central Depository B3 and Itaú Corretora de Valores S.A., the custody agent of our common shares, in each case after closing of the market) have the right to reserve for purchase an aggregate of up to 100% of our common shares offered hereby, limited to each shareholder’s proportional interest in our common share capital (excluding treasury shares) from (and including) January 24, 2022 through (and including) January 28, 2022.

The number of common shares available for sale in the global offering to investors will be reduced to the extent that existing shareholders of our company subscribe on the priority basis for common shares in the Brazilian offering.

The price of the common shares subscribed pursuant to the priority offering will be the public offering price in the Brazilian offering, which will be determined when the marketing of the global offering has been completed, by agreement between us, the Brazilian underwriters, international underwriters and the placement agents based on the process for evaluating investor demand known as bookbuilding. The price will be set forth on the cover page of the final prospectus supplement for the global offering.

A holder of common shares will not know the price per common share at the time such holder commits to subscribe common shares in the priority offering. A holder of common shares will consequently be unable to know the cost of avoiding dilution of its interest in us, and a holder of common shares will also be unable to estimate the book value dilution that will result from the public offering price.

The priority offering is not available to existing holders of ADSs. See "Underwriting— Priority Offering in Brazil." In order to participate in the priority offering, non-US persons who are holders of ADSs may surrender any or all of their ADSs and withdraw the respective underlying common shares so that such holder is deemed a record holder of our common shares in Brazil for purposes of the priority offering as of the applicable record dates of January 20, 2022 and as January 27, 2022 (as verified through the records of the Central Depository B3 and Itaú Corretora de Valores S.A., the custody agent of our common shares, in each case after closing of the market). Holders of our common shares will only be entitled to participate in our priority offering as long as they hold one (1) common share as of January 20, 2022 and such participation will only be based on such shareholders proportional interest in our common share capital, excluding treasury shares, as of January 27, 2022. For further information regarding the procedures to surrender your ADS and withdraw the common shares they represent, see “Description of American Depositary Shares–– Holders’ Rights to Receive the Common Shares Represented by their ADSs” included in the accompanying prospectus. For further information with respect to the procedures for existing shareholders who are non-US persons to participate in the priority offering, such shareholders are cautioned to review in detail the separate Portuguese language material fact to be made public by us in the context of the Brazilian offering.

Holders interested in surrendering their ADSs and withdrawing the common shares they represent should consult and are encouraged to liaise with their respective brokers or financial institutions, including such holders’ brokers or financial institutions in Brazil, to give effect to any such process.

The priority offering is also not available to an existing shareholder if the offering would violate local laws of the shareholder's jurisdiction.

Capital stock before and after the offering	As of the date hereof, we have 812,473,246 common shares outstanding, 154,126,518 of which are represented by ADSs. After the global offering, assuming the sale of all 324,000,000 common shares offered hereby, we will have a maximum of 1,136,473,246 common shares outstanding (including common shares represented by ADSs).
Offering price

The public offering prices in the international offering are set forth on the cover page of this prospectus supplement, in U.S. dollars per ADS and reais per common share.

The public offering prices of our common shares and the ADSs were approximately equivalent to each other after giving effect to the applicable exchange rates on January 14, 2022.

Use of proceeds	We expect to use the net proceeds from any sale of common shares, including common shares represented by ADSs, to strengthen our capital structure, allowing us to continue expanding our activities and making strategic investments, as well as to reduce our financial expenses with the payment of a portion of our indebtedness. See “Use of Proceeds.”
Distributions	Consistent with Law 6,404/1976, as amended, or the Brazilian Corporate Law, our bylaws provide that an amount equal to 25% of our adjusted net profits (as such term is defined under Brazilian Corporate Law) must be allocated for dividend distributions or payment of interest on shareholders’ equity in a particular year. For more information, see “Description of Common Shares—Allocation of Net Income and Distribution of Dividends in the accompanying prospectus.
The holders of ADSs are entitled to receive dividends to the same extent as the holders of our common shares, converted into U.S. dollars, subject to deduction of any applicable fees and charges. See “Description of American Depositary Shares— Dividends and Other Distributions.”
Voting rights	Holders of our common shares are entitled to one vote per share at meetings of our shareholders.
S-13

Holders of the ADSs do not have voting rights, but may instruct the ADS depositary how to vote the common shares underlying their ADSs under the circumstances described in the deposit agreement pursuant to which the ADSs were issued. For more information, see "Risk Factors—Risks Relating to the ADSs and Our Common Shares—Holders of our ADSs do not have the same voting rights as our shareholders” under our Third Quarter MD&A Report and “Description of American Depositary Shares—Voting Rights” included in the accompanying prospectus.
Listings	Our common shares are publicly traded in Brazil on the Novo Mercado segment of the B3 under the symbol “BRFS3.”
The ADSs representing our common shares trade on the NYSE under the symbol “BRFS.”
Lock-up agreements	We have agreed with the international underwriters, subject to certain exceptions, not to offer, sell or dispose of any of our common shares and ADSs or any such securities convertible into or exchangeable or exercisable for any common shares and ADSs during the 90-day period following the date of this prospectus supplement. Members of our board of directors and our executive officers have agreed to substantially similar lock-up provisions, subject to certain exceptions. See “Underwriting—No Sale of Similar Securities.”
ADS depositary	The Bank of New York Mellon.
Expected timetable for the global offering (subject to change)	Commencement of marketing of the global offering: January 18, 2022
Announcement of offer price: February 1, 2022
Allocation of common shares and common shares represented by ADSs: February 1, 2022
Settlement and delivery of common shares and common shares represented by ADSs: February 4, 2022
Risk factors	You should carefully consider the risk factors discussed beginning on page S-27, those set forth under our Third Quarter MD&A Report, which is incorporated by reference in this prospectus supplement, and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before purchasing any common shares or common shares represented by ADSs.

S-14

Summary Financial and Other Information

The following summary financial information as of December 31, 2020 and 2019 and for the years ended December 31, 2020, 2019 and 2018 is derived from our audited consolidated financial statements, which were prepared for purposes of inclusion in our 2020 Form 20-F, and should be read in conjunction with our audited consolidated financial statements included in our 2020 Form 20-F, incorporated by reference in this prospectus supplement. The summary financial information as of September 30, 2021 and for the nine months ended September 30, 2021 and 2020 is derived from our unaudited condensed consolidated interim financial information, and should be read in conjunction with our unaudited condensed consolidated interim financial information included in our Third Quarter Financial Statement Report, incorporated by reference in this prospectus supplement. Our audited consolidated financial statements incorporated by reference in this prospectus supplement have been prepared in accordance with IFRS, as issued by IASB. Our unaudited condensed consolidated interim financial information, incorporated by reference in this prospectus supplement, has been prepared in accordance with IAS 34—Interim Financial Reporting. The results for the nine months ended September 30, 2021 are not necessarily indicative of the results to be expected for the entire year ending December 31, 2021 or any other period.

The summary financial information should be read in conjunction our Third Quarter MD&A Report.

Summary Statement of Income (Loss)

	Year Ended December 31,
	2020(1)	2020	2019	2018
	(in thousands of U.S.$)	(in thousands of R$)

Net sales	7,256,260	39,469,700	33,446,980	30,188,421
Cost of sales	(5,515,098)	(29,998,822)	(25,370,042)	(25,320,753)
Gross profit	1,741,162	9,470,878	8,076,938	4,867,668
Operating income (expenses):
Selling expenses	(1,027,225)	(5,587,488)	(4,911,666)	(4,513,594)
General and administrative expenses	(141,612)	(770,282)	(615,683)	(551,165)
Impairment loss on trade receivables	(2,231)	(12,137)	(23,899)	(46,269)
Other operating income (expenses), net	(9,145)	(49,742)	224,384	19,311
Income (loss) from associates and joint ventures	—	—	(1,737)	17,715
Income (loss) before financial results and income taxes	560,950	3,051,229	2,748,337	(206,334)
Financial expenses	(347,364)	(1,889,454)	(3,096,716)	(2,130,194)
Financial income	77,354	420,757	1,304,187	869,534
Foreign exchange and monetary variations	(42,339)	(230,298)	(72,870)	(980,814)
Income (loss) before taxes	248,600	1,352,234	882,938	(2,447,808)
Income taxes	31,761	172,763	195,395	333,302
Income (loss) from continuing operations	280,361	1,524,997	1,078,333	(2,114,506)
Loss from discontinued operations	—	—	(915,809)	(2,351,740)
Net income (loss)	280,361	1,524,997	162,524	(4,466,246)
Net income (loss) from continuing operations
Attributable to:
Controlling shareholders	279,165	1,518,492	1,067,312	(2,114,968)
Non-controlling interest	1,196	6,505	11,021	462
	280,361	1,524,997	1,078,333	(2,114,506)
Net loss from discontinued operations
Attributable to:
Controlling shareholders	—	—	(904,628)	(2,333,093)
Non-controlling interest	—	—	(11,181)	(18,647)
Total	—	—	(915,809)	(2,351,740)

(1)	Translated for convenience only using the selling rate as reported by the Central Bank for reais into U.S. dollars at September 30, 2021 of R$5.4394 to U.S.$1.00.
S-15

	Nine Months Ended September 30,
	2021(1)	2021	2020
	(in thousands of U.S.$)	(in thousands of R$)

Continuing Operations
Net sales	6,364,464	34,618,863	27,995,582
Cost of sales	(5,069,169)	(27,573,239)	(21,419,255)
Gross profit	1,295,294	7,045,624	6,576,327
Operating income (expenses)
Selling expenses	(850,259)	(4,624,899)	(4,011,692)
General and administrative expenses	(105,520)	(573,966)	(550,373)
Impairment loss on trade receivables	(2,138)	(11,627)	(15,126)
Other operating income (expenses), net	19,043	103,581	91,243
Income before financial results and income taxes	356,420	1,938,713	2,090,379
Financial income	62,559	340,283	267,413
Financial expenses	(454,256)	(2,470,878)	(1,327,579)
Foreign exchange and monetary variations	(39,780)	(216,381)	(173,025)
Financial income (expenses), net	(431,477)	(2,346,976)	(1,233,191)
Income (loss) before taxes	(75,057)	(408,263)	857,188
Income taxes	(7,136)	(38,818)	(234,654)
Income (loss) from continuing operations	(82,193)	(447,081)	622,534
Loss from discontinued operations	(8,788)	(47,802)	—
Net Income (loss)	(90,981)	(494,883)	622,534
Net income (loss) from continuing operations Attributable to:
Controlling shareholders	(83,468)	(454,014)	609,668
Non-controlling interest	1,275	6,933	12,866
	(82,184)	(447,081)	622,534
Net loss from discontinued operations
Attributable to:
Controlling shareholders	(8,788)	(47,802)	—
Non-controlling interest	—	—	—
Total	(8,788)	(47,802)	—

(1)	Translated for convenience only using the selling rate as reported by the Central Bank for reais into U.S. dollars at September 30, 2021 of R$5.4394 to U.S.$1.00.

S-16

Summary Statement of Financial Position

	As of December 31,
	2020(1)	2020	2019	2018
	(in thousands of U.S.$)	(in thousands of R$)

Cash and cash equivalent	1,392,916	7,576,625	4,237,785	4,869,562
Marketable securities	57,756	314,158	418,182	507,035
Trade and other receivables	760,455	4,136,421	3,090,691	2,720,041
Inventories	1,250,645	6,802,759	3,887,916	3,877,294
Biological assets	391,405	2,129,010	1,603,039	1,513,133
Recoverable taxes	165,298	899,120	473,732	560,389
Recoverable income taxes	8,060	43,840	152,486	506,483
Derivative financial instruments	69,448	377,756	195,324	182,339
Restricted cash	—	1	296,294	277,321
Assets held for sale	34,200	186,025	99,245	3,326,305
Other current assets	82,044	446,269	590,733	690,998
Total current assets	4,212,266	22,911,984	15,045,427	19,030,900
Marketable securities	63,348	344,577	307,352	290,625
Trade and other receivables	9,167	49,864	71,029	96,922
Recoverable taxes	894,988	4,868,198	5,169,547	3,142,547
Recoverable income taxes	10,085	54,859	269,263	7,246
Deferred income taxes	387,738	2,109,064	1,915,370	1,519,652
Judicial deposits	101,728	553,341	575,750	669,098
Biological assets	224,611	1,221,749	1,081,025	1,061,314
Derivative financial instruments	43	234	49,991	—
Restricted cash	4,478	24,357	—	584,300
Other non-current assets	15,098	82,123	85,537	177,372
Total long-term receivables	1,711,285	9,308,366	9,524,864	7,549,076
Investments	1,631	8,874	14,880	86,005
Property, plant and equipment, net	2,245,759	12,215,580	12,276,889	10,696,998
Intangible assets	959,683	5,220,102	4,908,079	5,019,398
Total non-current assets	4,918,359	26,752,922	26,724,712	23,351,477
Total assets	9,130,585	49,664,906	41,770,139	42,382,377
Loans and borrowings	194,871	1,059,984	3,132,029	4,547,389
Trade accounts payable	1,653,897	8,996,206	5,784,419	5,487,205
Supply chain finance	267,058	1,452,637	842,037	875,300
Lease liability	70,442	383,162	376,628	75,712
Payroll, related charges and employee profit sharing	172,963	940,816	825,254	618,669
Taxes payable	72,734	395,630	517,208	402,971
Derivative financial instruments	70,774	384,969	153,612	235,035
Provision for tax, civil and labor risks	159,087	865,338	1,084,308	495,584
Employee benefits	23,023	125,230	95,919	94,728
Liabilities directly associated with assets held for sale	3,993	21,718	—	1,131,529
Other current liabilities	149,766	814,638	717,027	524,518
Total current liabilities	2,838,609	15,440,328	13,528,441	14,488,640
Loans and borrowings	3,924,043	21,344,442	15,488,250	17,618,055
Trade accounts payable	2,534	13,781	12,347	12,803
Lease liability	395,911	2,153,519	2,054,552	167,041
Taxes payable	25,968	141,252	190,257	162,239
Provision for tax, civil and labor risks	153,947	837,382	710,061	854,667
Deferred income taxes	4,877	26,527	85,310	65,774
Employee benefits	119,742	651,325	593,555	373,423
Derivative financial instruments	134	727	3	—
Other non-current liabilities	44,507	242,089	1,093,942	1,107,958
Total non-current liabilities	4,671,663	25,411,044	20,228,277	20,361,960
Capital	2,290,780	12,460,471	12,460,471	12,460,471
Capital reserves	26,121	142,080	192,845	115,354
Accumulated losses	(476,896)	(2,594,028)	(4,131,913)	(4,279,003)
Treasury shares	(22,785)	(123,938)	(38,239)	(56,676)
Other comprehensive loss	(238,777)	(1,298,801)	(722,469)	(1,275,519)
Equity attributable to controlling shareholders	1,578,443	8,585,784	7,760,695	6,964,627
Equity attributable to non-controlling interest	41,870	227,750	252,726	567,150
Total equity	1,620,314	8,813,534	8,013,421	7,531,777
Total liabilities and equity	9,130,585	49,664,906	41,770,139	42,382,377

(1)	Translated for convenience only using the selling rate as reported by the Central Bank for reais into U.S. dollars at September 30, 2021 of R$5.4394 to U.S.$1.00.
S-17

	As of September 30,
	2021(1)	2021
	(in thousands of U.S.$)	(in thousands of reais)

Cash and cash equivalents	1,266,655	6,889,844
Marketable securities	63,092	343,182
Trade and other receivables	659,402	3,586,751
Inventories	1,702,195	9,258,921
Biological assets	490,507	2,668,065
Recoverable taxes	162,470	883,740
Recoverable income taxes	17,453	94,936
Derivative financial instruments	15,286	83,144
Restricted cash	4,510	24,529
Assets held for sale	4,003	21,773
Other current assets	71,210	387,341
Total current assets	4,456,783	24,242,226
Marketable securities	69,108	375,906
Trade and other receivables	7,700	41,886
Recoverable taxes	872,092	4,743,657
Recoverable income taxes	11,006	59,864
Deferred income taxes	460,530	2,505,005
Judicial deposits	99,847	543,106
Biological assets	254,225	1,382,832
Derivative financial instruments	393	2,139
Restricted cash	0	1
Other non-current assets	14,253	77,528
Total long-term receivables	1,789,154	9,731,924
Investments	1,271	6,911
Property, plant and equipment, net	2,357,382	12,822,742
Intangible assets	1,148,113	6,245,045
Total non-current assets	5,295,919	28,806,622
Total assets	9,752,702	53,048,848
Loans and borrowings	526,023	2,861,250
Trade accounts payable	2,036,474	11,077,197
Supply chain finance	347,321	1,889,219
Lease liability	89,331	485,905
Payroll, related charges and employee profit sharing	184,412	1,003,089
Taxes payable	68,453	372,343
Derivative financial instruments	34,222	186,147
Provision for tax, civil and labor risks	193,071	1,050,188
Employee benefits	23,038	125,312
Liabilities directly associated with assets held for sale	—	—
Other current liabilities	217,532	1,183,243
Total current liabilities	3,719,876	20,233,893
Loans and borrowings	3,919,063	21,317,352
Trade accounts payable	2,206	11,999
Lease liability	380,429	2,069,305
Taxes payable	24,554	133,560
Provision for tax, civil and labor risks	93,458	508,353
Deferred income taxes	6,339	34,482
Employee benefits	128,104	696,862
Derivative financial instruments	6,633	36,077
Other non-current liabilities	60,801	330,719
Total non-current liabilities	4,621,596	25,138,709
Capital	2,290,780	12,460,471
Capital reserves	26,075	141,834
Other equity transactions	(14,765)	(80,313)
Accumulated losses	(563,076)	(3,062,798)
Treasury shares	(19,418)	(105,620)
Other comprehensive loss	(322,412)	(1,753,727)
Equity attributable to controlling shareholders	1,397,185	7,599,847
Equity attributable to non-controlling interest	14,045	76,399
Total equity	1,411,230	7,676,246
Total liabilities and equity	9,752,702	53,048,848

(1)	Translated for convenience only using the selling rate as reported by the Central Bank for reais into U.S. dollars at September 30, 2021 of R$5.4394 to U.S.$1.00.

S-18

Other Financial information

The body of generally accepted accounting principles is commonly referred to as “GAAP.” For this purpose, a non-GAAP (or non-IFRS) financial measure is generally defined as one that purports to measure historical financial performance, financial position or cash flows but excludes or includes amounts that would not be so adjusted in the most comparable GAAP (or IFRS) measures. Non-GAAP (non-IFRS) financial measures do not have standardized meanings nor definitions and may not be directly comparable to similarly titled measures adopted by other companies due to differences in the way non-GAAP (non-IFRS) financial measures are calculated.

This prospectus supplement includes the following non-GAAP measures:

•	Net Debt measured as current and non-current loans and borrowings plus current and non-current derivative financial instruments - liabilities minus cash and cash equivalents, minus current and non-current marketable securities minus current and non-current derivative financial instruments - assets minus current and non-current restricted cash. Net Debt is a supplemental measure of our financial condition and used in making certain management decisions. Our presentation of Net Debt is not meant to suggest that all of our cash, cash equivalents, current and non-current restricted cash and current and non-current marketable securities are available to service our debt, particularly as a portion of our cash, cash equivalents and current and non-current marketable securities are necessary to provide working capital in connection with our business and certain of our cash constitutes restricted cash.
•	Adjusted EBITDA (earnings before interest, tax, depreciation and amortization) measured in accordance with the guidelines in CVM Instruction No. 527, dated October 4, 2012: net income (loss) plus loss from discontinued operations plus income taxes plus financial income (expenses), net (includes financial expenses, financial income and foreign exchange and monetary variations) plus depreciation, amortization and depletion of our biological assets, plus non-controlling interest, plus costs and expenses with the Carne Fraca and Trapaça operations, plus expense with class action payment, plus costs related to business disposals, plus foreign exchange losses from debt transactions/instruments designated as hedge accounting, plus increase or decrease in the fair value of forests (biological asset), plus expenses with acquisitions and integrations, plus gains from tax recoveries, plus expenses with restructuring plan, plus losses incurred in connection with truckers’ strike, plus net losses with hyperinflation. We use Adjusted EBITDA as a supplemental measure of our financial performance as well as of our ability to generate cash from operations. We also use Adjusted EBITDA in making certain management decisions. Adjusted EBITDA is not a prescribed measure under IFRS and should not be considered as a substitute for net income (loss), cash flow from operations or the basis for dividend distribution or other measures of operating performance determined in accordance with IFRS. Adjusted EBITDA as calculated by us may not be comparable to similarly titled measures of other companies.
•	Last Twelve Months Adjusted EBITDA, or LTM Adjusted EBITDA, measured as the Adjusted EBITDA for the last twelve months;
•	Adjusted EBITDA Margin, measured as Adjusted EBITDA divided by net sales; and
•	Net Debt / LTM Adjusted EBITDA, measured as Net Debt divided by LTM Adjusted EBITDA.

These non-GAAP financial measures are used by our management for decision-making purposes and to assess our financial and operating performance. We also believe that the disclosure of our Net Debt, Adjusted EBITDA, LTM Adjusted EBITDA and Adjusted EBITDA Margin provides useful supplemental information to investors and financial analysts in their review of our operating performance. Potential investors should not rely on information not defined under IFRS as a substitute for the IFRS measures of earnings, cash flows or net profit (loss) in making an investment decision.

Certain other financial information as of and for the years ended 2020, 2019 and 2018

	As of and for the Year Ended December 31,
	2020(1)	2020	2019	2018
	(in thousands of U.S.$, except percentages)	(in thousands of R$, except percentages)

Net Debt(2)	2,601,834	14,152,414	13,268,963	15,689,297
Adjusted EBITDA(3)	953,553	5,186,757	5,317,221	2,462,261
LTM Adjusted EBITDA(4)	953,553	5,186,757	5,317,221	2,462,261
Net Debt / LTM Adjusted EBITDA(2)(3)(5)	2.73	2.73	2.50	6.37
Adjusted EBITDA Margin(6)	13.1%	13.1%	15.9%	8.2%

(1)	Translated for convenience only using the selling rate as reported by the Central Bank for reais into U.S. dollars at September 30, 2021 of R$5.4394 to U.S.$1.00.
(2)	We define Net Debt as current and non-current loans and borrowings plus current and non-current derivative financial instruments - liabilities minus cash and cash equivalents, minus current and non-current marketable securities minus current and non-current derivative financial instruments – assets minus current and non-current restricted cash. Net Debt is a supplemental measure of our financial condition and used in making certain management decisions. Our presentation of Net Debt is not meant to suggest that all of our cash, cash equivalents, current and non-current restricted cash and current and non-current marketable securities are available to service our debt, particularly as a portion of our cash, cash equivalents and current and non-current marketable securities are necessary to provide working capital in connection with our business and certain of our cash constitutes restricted cash.
(3)	We calculate Adjusted EBITDA (earnings before interest, tax, depreciation and amortization) measured in accordance with the guidelines in CVM Instruction No. 527, dated October 4, 2012: net income (loss) plus loss from discontinued operations, plus income taxes plus financial income (expenses), net (includes financial expenses, financial income and foreign exchange and monetary variations) plus depreciation, amortization and depletion of our biological assets, plus non-controlling interest, plus costs and expenses with the Carne Fraca and Trapaça operations, plus expense with class action payment, plus costs related to business disposals, plus foreign exchange losses from debt transactions/instruments designated as hedge accounting, plus increase or decrease in the fair value of forests (biological asset), plus expenses with acquisitions and integrations, plus gains from tax recoveries, plus expenses with restructuring plan, plus losses incurred in connection with truckers’ strike, plus net losses with hyperinflation. We use Adjusted EBITDA as a supplemental measure of our financial performance as well as of our ability to generate cash from operations. We also use Adjusted EBITDA in making certain management decisions. Adjusted EBITDA is not a prescribed measure under IFRS and should not be considered as a substitute for net income (loss), cash flow from operations or the basis for dividend distribution or other measures of operating performance determined in accordance with IFRS. Adjusted EBITDA as calculated by us may not be comparable to similarly titled measures of other companies.
(4)	For the years ended December 31, 2020, December 31, 2019 and December 31, 2018, LTM Adjusted EBITDA equals the Adjusted EBITDA for each year.
(5)	Represents Net Debt divided by LTM Adjusted EBITDA.
(6)	Represents Adjusted EBITDA divided by net sales.

S-19

The following table sets forth the reconciliation of our Net Debt as of the dates indicated below:

	As of December 31,
	2020(1)	2020	2019	2018
	(in thousands of U.S.$)	(in thousands of R$)

(+) Current and non-current foreign currency loans and borrowings	2,893,542	15,739,134	11,006,524	11,538,304
(+) Current and non-current local currency loans and borrowings	1,225,373	6,665,292	7,613,755	10,627,140
(+) Current and non-current derivative financial instruments - Liabilities	70,908	385,696	153,612	235,035
(-) Current and non-current marketable securities and cash and cash equivalents	1,514,020	8,235,360	4,963,319	5,667,222
(-) Current and non-current derivative financial instruments - Assets	69,491	377,990	245,315	182,339
(-) Current and non-current restricted cash	4,478	24,358	296,294	861,621
Net Debt	2,601,834	14,152,414	13,268,963	15,689,297

(1)	Translated for convenience only using the selling rate as reported by the Central Bank for reais into U.S. dollars at September 30, 2021 of R$5.4394 to U.S.$1.00.

S-20

The following table reconciles Adjusted EBITDA and Adjusted EBITDA Margin for the periods indicated below.

	For the year ended December 31,
	2020(1)	2020	2019	2018
	(in thousands of U.S.$, except percentages)	(in thousands of R$, except percentages)

Net income (loss)	280,361	1,524,997	162,524	(4,466,246)
(+) Loss from discontinued operations(2)	-	-	915,809	2,351,740
(+) Income taxes	(31,761)	(172,763)	(195,395)	(333,302)
(+) Financial income (expenses), net(3)	312,350	1,698,995	1,865,399	2,241,474
(+) Depreciation, amortization and depletion	440,192	2,394,378	2,301,278	1,747,201
(+) Non-controlling interest(4)	(1,196)	(6,505)	(11,021)	(462)
(+) Impact of Carne Fraca and Trapaça operations(5)	5,148	28,004	79,207	492,799
(+) Class action payment(6)	—	—	204,436	—
(+) Costs related to business disposals(7)	16,817	91,476	18,517	113,447
(+) Debt transactions/instruments designated as hedge accounting(8)	—	—	—	183,605
(+) Fair value of forests (biological asset)(9)	(3,991)	(21,711)	28,122	(106,953)
(+) Tax recoveries(10)	(64,347)	(350,010)	(53,550)	(52,195)
(+) Restructuring plan(11)	11	58	14,460	206,096
(+) Losses incurred in connection with truckers’ strike(12)	—	—	—	85,057
(+) Hyperinflation(13)	(30)	(162)	(12,565)	—
Adjusted EBITDA(14)	953,553	5,186,757	5,317,221	2,462,261
Net sales	7,256,260	39,469,700	33,446,980	30,188,421
Adjusted EBITDA Margin(15)	13.1%	13.1%	15.9%	8.2%

(1)	Translated for convenience only using the selling rate as reported by the Central Bank for reais into U.S. dollars at September 30, 2021 of R$5.4394 to U.S.$1.00.
(2)	The amount corresponding to the loss from discontinued operations was excluded in order to present the performance of the continuing operations.
(3)	Includes financial expenses, financial income and foreign exchange and monetary variations.
(4)	The amount corresponding to the non-controlling interest was excluded from the net income of the entities in which they hold equity interest.
(5)	Impact of Carne Fraca/Trapaça Operations includes (i) expenses directly attributable to these operations, including expenses with media and attorney’s fees, freight and storage expenses and losses related to product returns; and (ii) cost related with realizable value of inventories (certain finished products that could not be exported as planned were used as raw material in production – accordingly, the cost of these products has been adjusted to their realizable value). See note 1.2 to our audited consolidated financial statements for the year ended December 31, 2020.
(6)	Class action payment comprises the expenses as presented in note 1.3 to our audited consolidated financial statements for the year ended December 31, 2020.
(7)	Costs related to business disposals corresponds to the items Results with disposal of businesses and Impairment of investments, as presented in the composition of the main effects not allocated to the operating segments in note 24 to our audited consolidated financial statements for the year ended December 31, 2020.
(8)	Effects regarding hedge accounting from debts in exports (designated when contracted). We recorded foreign exchange losses in 2018 and will observe, as the case may be, in coming years, according to the maturity of the designated debts, impacts that will be reported in gross revenue.
(9)	Fair value of forests (biological asset) comprises the increases or decreases, as applicable for each period, in the fair value of forests, recognized in Cost of sales as presented in note 28 to our audited consolidated financial statements for the year ended December 31, 2020.
(10)	Tax recoveries include gains with changes in certain tax positions adopted by our management as presented in notes 26 and 28 to our audited consolidated financial statements for the year ended December 31, 2020.
(11)	Refers to expenses incurred in connection with our organizational restructuring that took place in 2018, with impacts also in 2019 and 2020 as presented in the composition of the main effects not allocated to the operating segments in note 24 to our audited consolidated financial statements for the year ended December 31, 2020.
(12)	Refers to losses incurred in connection with a strike of trucker’s in 2018 that affected the distribution of raw materials to us and the distribution of products to our customers, presented as effects of the truck drivers' strike in the composition of the main effects not allocated to the operating segments in note 24 to our audited consolidated financial statements for the year ended December 31, 2020.
(13)	Refers to the net losses of the hyperinflationary economy of Argentina, where we have subsidiaries, registered in each line item of our statement of income (loss).
(14)	For the above referred periods, we calculate Adjusted EBITDA (earnings before interest, tax, depreciation and amortization) measured in accordance with the guidelines in CVM Instruction No. 527, dated October 4, 2012: net income (loss) plus loss from discontinued operations, plus income taxes plus financial income (expenses), net (includes financial expenses, financial income and foreign exchange and monetary variations) plus depreciation, amortization and depletion of our biological assets, plus non-controlling interest, plus costs and expenses with the Carne Fraca and Trapaça operations, plus expense with class action payment, plus costs related to business disposals, plus foreign exchange losses from debt transactions/instruments designated as hedge accounting, plus increase or decrease in the fair value of forests (biological asset), plus gains from tax recoveries, plus expenses with restructuring plan, plus losses incurred in connection with truckers’ strike, plus net losses with hyperinflation, all of which are detailed above. We use Adjusted EBITDA as a supplemental measure of our financial performance as well as of our ability to generate cash from operations. We also use Adjusted EBITDA in making certain management decisions. Adjusted EBITDA is not a prescribed measure under IFRS and should not be considered as a substitute for net income (loss), cash flow from operations or the basis for dividend distribution or other measures of operating performance determined in accordance with IFRS. Adjusted EBITDA as calculated by us may not be comparable to similarly titled measures of other companies.
(15)	Represents Adjusted EBITDA divided by net sales.

S-21

Certain other financial information as of and for the nine months ended September 30, 2021

	As of and for the Nine Months Ended September 30,
	2021(1)	2021
	(in thousands of U.S.$, except percentages)	(in thousands of R$, except percentages)

Net Debt(2)	3,066,897	16,682,081
Adjusted EBITDA(3)	711,818	3,871,865
LTM Adjusted EBITDA(3)(4)	1,003,658	5,459,298
Net Debt / LTM Adjusted EBITDA(2)(4)(5)	3.06	3.06
Adjusted EBITDA Margin(6)	11.2%	11.2%

(1)	Translated for convenience only using the selling rate as reported by the Central Bank for reais into U.S. dollars at September 30, 2021 of R$5.4394 to U.S.$1.00.
(2)	We define Net Debt as current and non-current loans and borrowings plus current and non-current derivative financial instruments - liabilities minus cash and cash equivalents, minus current and non-current marketable securities minus current and non-current derivative financial instruments – assets, minus current and non-current restricted cash. Net Debt is a supplemental measure of our financial condition and used in making certain management decisions. Our presentation of Net Debt is not meant to suggest that all of our cash, cash equivalents, current and non-current restricted cash and current and non-current marketable securities are available to service our debt, particularly as a portion of our cash, cash equivalents and current and non-current marketable securities are necessary to provide working capital in connection with our business and certain of our cash constitutes restricted cash.
(3)	We calculate Adjusted EBITDA (earnings before interest, tax, depreciation and amortization) measured in accordance with the guidelines in CVM Instruction No. 527, dated October 4, 2012: net income (loss) plus loss from discontinued operations, plus income taxes, plus financial income (expenses), net (includes financial expenses, financial income and foreign exchange and monetary variations) plus depreciation, amortization and depletion of our biological assets, plus non-controlling interest, plus costs and expenses with the Carne Fraca and Trapaça operations, plus expense with class action payment, plus costs related to business disposals, plus foreign exchange losses with debt transactions/instruments designated as hedge accounting, plus increase or decrease in the fair value of forests (biological asset), plus expenses with acquisitions and integrations, plus gains from tax recoveries, plus expenses with restructuring plan, plus losses incurred in connection with truckers’ strike, plus net losses with hyperinflation. We use Adjusted EBITDA as a supplemental measure of our financial performance as well as of our ability to generate cash from operations. We also use Adjusted EBITDA in making certain management decisions. Adjusted EBITDA is not a prescribed measure under IFRS and should not be considered as a substitute for net income (loss), cash flow from operations or the basis for dividend distribution or other measures of operating performance determined in accordance with IFRS. Adjusted EBITDA as calculated by us may not be comparable to similarly titled measures of other companies.
(4)	We calculate LTM Adjusted EBITDA for the twelve months ended September 30, 2021 as Adjusted EBITDA for the nine months ended September 30, 2021 plus Adjusted EBITDA for the twelve months ended December 31, 2020 minus Adjusted EBITDA for the nine months ended September 30, 2020.
(5)	Represents Net Debt divided by LTM Adjusted EBITDA.
(6)	Represents Adjusted EBITDA divided by net sales.

The following table sets forth the reconciliation of our Net Debt as of the dates indicated:

	As of September 30,
	2021(1)	2021
	(in thousands of U.S.$)	(in thousands of R$)

(+) Current and non-current foreign currency loans and borrowings	2,990,443	16,266,214
(+) Current and non-current local currency loans and borrowings	1,454,644	7,912,388
(+) Current and non-current derivative financial instruments - Liabilities	40,855	222,224
(-)Current and non-current cash and cash equivalents and marketable securities	1,398,855	7,608,932
(-) Current and non-current derivative financial instruments - Assets	15,679	85,283
(-) Current and non-current restricted cash	4,510	24,530
Net Debt	3,066,897	16,682,081

(1)	Translated for convenience only using the selling rate as reported by the Central Bank for reais into U.S. dollars at September 30, 2021 of R$5.4394 to U.S.$1.00.

S-22

The following table reconciles Adjusted EBITDA and Adjusted EBITDA Margin for the periods indicated below.

	For the nine months ended September 30,
	2021(1)	2021	2020
	(in thousands of U.S.$, except percentages)	(in thousands of R$, except percentages)

Net income (loss)	(90,981)	(494,883)	622,534
(+) Loss from discontinued operations(2)	8,788	47,802	-
(+) Income taxes	7,136	38,818	234,654
(+) Financial income (expenses), net(3)	431,477	2,346,976	1,233,191
(+) Depreciation, amortization and depletion	378,037	2,056,293	1,773,506
(+) Non-controlling interest(4)	(1,275)	(6,933)	(12,866)
(+) Impact of Carne Fraca and Trapaça operations(5)	1,573	8,554	10,211
(+) Costs related to business disposals(6) .	(13,999)	(76,147)	33,706
(+) Expenses with acquisitions and integrations (7)	4,133	22,482	—
(+) Tax recoveries(8)	(13,071)	(71,097)	(295,593)
(+) Restructuring plan(9)	—	—	13
(+) Hyperinflation(10)	—	—	(32)
Adjusted EBITDA(11)	711,818	3,871,865	3,599,324
Net sales	6,364,464	34,618,863	27,995,582
Adjusted EBITDA Margin(12)	11.2%	11.2%	12.9%

(1)	Translated for convenience only using the selling rate as reported by the Central Bank for reais into U.S. dollars at September 30, 2021 of R$5.4394 to U.S.$1.00.
(2)	The amount corresponding to the loss from discontinued operations was excluded in order to present the performance of the continuing operations.
(3)	Includes financial expenses, financial income and foreign exchange and monetary variations.
(4)	The amount corresponding to the non-controlling interest was excluded from the net income of the entities in which they hold equity interest.
(5)	Impact of Carne Fraca and Trapaça operations includes expenses directly attributable to these operations, including expenses with lawyers, legal advisors and consultants, as presented in note 1.5.1 to our unaudited condensed consolidated interim financial information for the nine months ended September 30, 2021. For the nine-month period ended September 30, 2020, the amount is net of R$17,888 thousand from recovery of expenses related to the Carne Fraca and Trapaça operations through insurance policy.
(6)	Costs related to business disposals correspond to the items Results with disposal of businesses and Impairment and result in the sale of investments, as presented in the composition of the main effects not allocated to the operating segments in note 24 to our unaudited condensed consolidated interim financial information for the nine months ended September 30, 2021.
(7)	Expenses with acquisitions and integrations includes: (i) expenses with advisors, lawyers and other directly attributable to the business combination and integration with Hercosul Group in the amount of R$14,335 thousand for the nine months ended September 30, 2021 (see note 1.2.2 to our unaudited condensed consolidated interim financial information for the nine months ended September 30, 2021); and (ii) expenses with advisors, lawyers and other directly attributable to the business combination and integration with Mogiana Group in the amount of R$8,146 thousand for the nine months ended September 30, 2021 (see note 1.2.3 to our unaudited condensed consolidated interim financial information for the nine months ended September 30, 2021).
(8)	Tax recoveries include gains with changes in certain tax positions adopted by our management as presented in notes 26 and 28 to our unaudited condensed consolidated interim financial information for the nine months ended September 30, 2021.
(9)	Refers to expenses incurred in connection with our organizational restructuring that took place in 2018, with impacts also in 2019 and 2020 as presented in the composition of the main effects not allocated to the operating segments in note 24 to our unaudited condensed consolidated interim financial information for the nine months ended September 30, 2021.
(10)	Refers to the net losses of the hyperinflationary economy of Argentina, where we have subsidiaries, registered in each line item of our statement of income (loss).

(11)	For the above referred periods, we calculate Adjusted EBITDA (earnings before interest, tax, depreciation and amortization) measured in accordance with the guidelines in CVM Instruction No. 527, dated October 4, 2012: net income (loss) plus loss from discontinued operations, plus income taxes plus financial income (expenses), net (includes financial expenses, financial income and foreign exchange and monetary variations) plus depreciation, amortization and depletion of our biological assets, plus non-controlling interest, plus costs and expenses with the Carne Fraca and Trapaça operations, plus costs related to business disposals, plus expenses with acquisitions and integrations, plus gains from tax recoveries, plus expenses with restructuring plan, plus net losses with hyperinflation, all of which are detailed above. We use Adjusted EBITDA as a supplemental measure of our financial performance as well as of our ability to generate cash from operations. We also use Adjusted EBITDA in making certain management decisions. Adjusted EBITDA is not a prescribed measure under IFRS and should not be considered as a substitute for net income (loss), cash flow from operations or the basis for dividend distribution or other measures of operating performance determined in accordance with IFRS. Adjusted EBITDA as calculated by us may not be comparable to similarly titled measures of other companies.
(12)	Represents Adjusted EBITDA divided by net sales.

S-23

Certain other financial information for the twelve months ended September 30, 2021

	For the nine months ended September 30,	For the year ended December 31,	For the nine months ended September 30,	For the last 12 months ended September 30,
	2021	2020		2021(1)

	(in thousands of R$, except percentages)
Net income (loss)	(494,883)	1,524,997	622,534	407,580
(+) Loss from discontinued operations(2)	47,802	-	-	47,802
(+) Income taxes	38,818	(172,763)	234,654	(368,599)
(+) Financial income (expenses), net(3)	2,346,976	1,698,995	1,233,191	2,812,780
(+) Depreciation, amortization and depletion	2,056,293	2,394,378	1,773,506	2,677,165
(+) Non-controlling interest(4)	(6,933)	(6,505)	(12,866)	(572)
(+) Impact of Carne Fraca/Trapaça operation(5)	8,554	28,004	10,211	26,347
(+) Costs related to business disposals(6) .	(76,147)	91,476	33,706	(18,377)
(+) Fair value of forests (biological asset)(7)	—	(21,711)	—	(21,711)
(+) Expenses with acquisitions and integrations(8)	22,482	—	—	22,482
(+) Tax recoveries(9)	(71,097)	(350,010)	(295,593)	(125,514)
(+) Restructuring plan(10)	—	58	13	45
(+) Hyperinflation(11)	—	(162)	(32)	(130)
Adjusted EBITDA(12)	3,871,865	5,186,757	3,599,324	5,459,298
Net sales	34,618,863	39,469,700	27,995,582	46,092,981
Adjusted EBITDA Margin(13)	11.2%	13.1%	12.9%	11.8%

(1)	Figures correspond to the nine months ended September 30, 2021 figures plus the twelve months ended December 31, 2020 figures minus the nine months ended September 30, 2020 figures.
(2)	The amount corresponding to the loss from discontinued operations was excluded in order to present the performance of the continuing operations.
(3)	Includes financial expenses, financial income and foreign exchange and monetary variations.
(4)	The amount corresponding to the non-controlling interest was excluded from the net income of the entities in which they hold equity interest.
(5)	Impact of Carne Fraca/Trapaça Operations includes expenses directly attributable to these operations, including expenses with lawyers, legal advisors and consultants, as presented in note 1.5.1 to our unaudited condensed consolidated interim financial information for the nine months ended September 30, 2021 and in note 1.2 to our audited consolidated financial statements for the year ended December 31, 2020. For the nine-month period ended September 30, 2020, the amount is net of R$17,888 thousand from recovery of expenses related to the Carne Fraca and Trapaça operations through insurance policy.
(6)	Costs related to business disposals corresponds to the items: (i) Results with disposal of businesses and Impairment of investments as presented in the composition of the main effects not allocated to the operating segments in note 24 to our audited consolidated financial statements for the year ended December 31, 2020; and (ii) Results with disposal of businesses and Impairment and result in the sale of investments as presented in the composition of the main effects not allocated to the operating segments in note 24 to our unaudited condensed consolidated interim financial information for the nine months ended September 30, 2021.
(7)	Fair value of forests (biological asset) comprises the increase in the fair value of forests, recognized in Cost of sales as presented in note 28 to our audited consolidated financial statements for the year ended December 31, 2020.
(8)	Expenses with acquisitions and integrations includes: (i) expenses with advisors, lawyers and other directly attributable to the business combination and integration with Hercosul Group in the amount of R$14,335 thousand for the nine months ended September 30, 2021 (see note 1.2.2 to our unaudited condensed consolidated interim financial information for the nine months ended September 30, 2021); and (ii) expenses with advisors, lawyers and other directly attributable to the business combination and integration with Mogiana Group in the amount of R$8,146 thousand for the nine months ended September 30, 2021 (see note 1.2.3 to our unaudited condensed consolidated interim financial information for the nine months ended September 30, 2021).
(9)	Tax recoveries include gains with changes in certain tax positions adopted by Management as presented in notes 26 and 28 to our audited consolidated financial statements for the year ended December 31, 2020 and in notes 26 and 28 to our unaudited condensed consolidated interim financial information for the nine months ended September 30, 2021.
(10)	Refers to expenses incurred in connection with our organizational restructuring that took place in 2018, with impacts also in 2019 and 2020 as presented in the composition of the main effects not allocated to the operating segments in note 24 to our unaudited condensed consolidated interim financial information for the nine months ended September 30, 2021 and in note 24 to our audited consolidated financial statements for the year ended December 31, 2020.
(11)	Refers to the net losses of the hyperinflationary economy of Argentina, where we have subsidiaries, registered in each line item of our statement of income (loss).
(12)	For the above referred periods, we calculate Adjusted EBITDA (earnings before interest, tax, depreciation and amortization) measured in accordance with the guidelines in CVM Instruction No. 527, dated October 4, 2012: net income (loss) plus loss from discontinued operations, plus income taxes, plus financial income (expenses), net (includes financial expenses, financial income and foreign exchange and monetary variations) plus depreciation, amortization and depletion of our biological assets, plus non-controlling interest, plus costs and expenses with the Carne Fraca and Trapaça operations, plus expense with class action payment, plus costs related to business disposals, plus increase or decrease in the fair value of forests (biological asset), plus expenses with acquisitions and integrations, plus gains from tax recoveries, plus expenses with restructuring plan, plus net losses with hyperinflation, all of which are detailed above. We use Adjusted EBITDA as a supplemental measure of our financial performance as well as of our ability to generate cash from operations. We also use Adjusted EBITDA in making certain management decisions. Adjusted EBITDA is not a prescribed measure under IFRS and should not be considered as a substitute for net income (loss), cash flow from operations or the basis for dividend distribution or other measures of operating performance determined in accordance with IFRS. Adjusted EBITDA as calculated by us may not be comparable to similarly titled measures of other companies.
(13)	Represents Adjusted EBITDA divided by net sales.
S-24

Risk Factors

An investment in our common shares and in the ADSs involves a high degree of risk. You should carefully consider those risks and the risks described below and under our Third Quarter MD&A Report, which is incorporated by reference herein, and all of the other information included or incorporated by reference in this prospectus supplement or the accompanying prospectus before making an investment decision. Our business, financial condition and results of operations could be materially and adversely affected by any of these risks. The market price of our common shares or the ADSs could decline due to any of these risks or other factors, and you may lose all or part of your investment. The risks described below and those set forth under our Third Quarter MD&A Report are those that we currently believe may adversely affect us. Additional risks or uncertainties not currently known by us, or currently considered immaterial by us, may also significantly affect our business.

Risks Relating to Our Common Shares, ADSs Representing Our Common Shares and the Offering

Holders of ADSs may find it difficult to exercise voting rights at our shareholders’ meetings.

Holders of ADSs may exercise voting rights with respect to our common shares represented by ADSs only in accordance with the deposit agreement governing the ADSs. Holders of ADSs face practical limitations in exercising their voting rights because of the additional steps involved in our communications with ADS holders. For example, we are required to publish a notice of our shareholders’ meetings in specified newspapers in Brazil. Holders of our common shares are able to exercise their voting rights by attending a shareholders’ meeting in person or virtually (whenever the shareholders’ meeting is held under a partial or 100% digital format), by means of the distance voting form (boletim de voto a distância) or by voting by proxy. By contrast, holders of ADSs will receive notice of a shareholders’ meeting by mail from the ADS depositary if we give notice to the depositary requesting the depository to do so. To exercise their voting rights, holders of ADSs must instruct the ADS depositary on a timely basis. This voting process necessarily takes longer for holders of ADSs than for holders of our common shares. If the ADS depositary fails to receive timely voting instructions for all or part of the ADSs, the depositary may deem the holders of those ADSs to instruct it to give a discretionary proxy to a person designated by us to vote the common shares represented by their ADSs, to the extent permitted by the New York Stock Exchange rules.

Holders of ADSs also may not receive the voting materials in time to instruct the depositary to vote our common shares underlying the ADSs that may be evidenced by their ADRs. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions of the holders of ADSs or for the manner of carrying out those voting instructions. Accordingly, holders of ADSs may not be able to exercise voting rights, and they have little, if any, recourse if the common shares underlying the ADSs that may be evidenced by ADRs are not voted as requested.

Non-Brazilian holders of common shares or common shares represented by ADSs may face difficulties in protecting their interests because we are subject to different corporate rules and regulations as a Brazilian company, and our shareholders may have less extensive rights.

Holders of ADSs are not direct shareholders of our company and may be unable to enforce the rights of shareholders under our bylaws and Brazilian Corporate Law.

Our corporate affairs are governed by our bylaws and Brazilian Corporate Law, which differ from the legal principles that would apply if we were incorporated in a jurisdiction in the United States, such as the State of Delaware or New York, or elsewhere outside Brazil. Even if a holder of ADSs surrenders its ADSs and becomes a direct shareholder, its rights as a holder of our common shares under Brazilian Corporate Law to protect its interests relative to actions by our board of directors or executive officers may be limited compared to the laws of those other jurisdictions.

Although insider trading and price manipulation are crimes under Brazilian law, the Brazilian securities markets are subject to different levels of regulation and supervision compared to the U.S. securities markets or the markets in some other jurisdictions. In addition, rules and policies against self-dealing or for preserving shareholder interests may be less well defined and enforced in Brazil than in the United States and certain other countries, which may put non-Brazilian holders of our common shares or common shares represented by ADSs at a potential disadvantage. Corporate disclosures also may be less complete or informative than for a public company in the United States or in certain other countries.

S-25

Non-Brazilian holders of common shares or common shares represented by ADSs may face difficulties in serving process on or enforcing judgments against us and other persons.

We are a corporation (sociedade anônima) organized under the laws of Brazil, and all of our directors and executive officers and our independent public accountants reside or are based in Brazil. Most of the assets of our company and of these other persons is located in Brazil. As a result, it may not be possible for non-Brazilian holders of common shares or common shares represented by ADSs to effect service of process upon us or these other persons within the United States or other jurisdictions outside Brazil or to enforce against us or these other persons judgments obtained in the United States or other jurisdictions outside Brazil. Because judgments of U.S. courts for civil liabilities based upon the U.S. federal securities laws may only be enforced in Brazil if certain conditions are met, non-Brazilian holders of common shares or common shares represented by ADSs may face greater difficulties in protecting their interests in the case of actions by us or our directors or executive officers than would shareholders of a U.S. corporation.

Judgments of Brazilian courts with respect to our common shares may be payable only in reais.

If proceedings are brought in the courts of Brazil seeking to enforce our obligations in respect of the common shares, we may not be required to discharge our obligations in a currency other than reais. Under Brazilian exchange control limitations, an obligation in Brazil to pay amounts denominated in a currency other than reais may only be satisfied in Brazilian currency at the exchange rate, as determined by the Central Bank, in effect (1) on the date of actual payment, (2) on the date on which such judgment is rendered or (3) on the date on which collection or enforcement proceedings are commenced. The then prevailing exchange may not afford non-Brazilian investors with full compensation for any claim arising out of or related to our obligations under the common shares or the common shares represented by ADSs.

Holders of common shares represented by ADSs and non-Brazilian holders of our common shares may be unable to exercise preemptive rights and tag-along rights with respect to our common shares or our common shares represented by ADSs.

Holders of our common shares represented by ADSs and non-Brazilian holders of our common shares may be unable to exercise the preemptive rights and tag-along rights relating to our common shares (including common shares represented by ADSs) unless a registration statement under the Securities Act is effective with respect to those rights or an exemption from the registration requirements of the Securities Act is available. We are not obligated to file a registration statement with respect to the common shares relating to these preemptive rights, and we cannot assure you that we will file any such registration statement. Unless we file a registration statement or an exemption from registration is available, a holder may receive only the net proceeds from the sale of his or her preemptive rights or tag-along rights, or if these rights cannot be sold, they will lapse and the holder will receive no value from them.

Provisions in our bylaws may prevent efforts by our shareholders to change our control or management.

Our bylaws contain provisions that may discourage, delay or make more difficult a change in control of our company or removal of our directors. These provisions require any shareholder that acquires shares representing 33.3% or more of our share capital, or the Equity Percentage Threshold, to disclose such information immediately through a filing with the Securities and Exchange Commission of Brazil (Comissão de Valores Mobiliários), or CVM, and, within 30 days from the date of such acquisition or event, commence a public tender offer, or the Public Takeover Tender Offer, with respect to all of our shares for a price per share that may not be less than the greater of: (i) 140% of the average trading price on the stock exchange trading the greatest volume of shares of our capital stock during the last 120 trading sessions prior to the date on which the public offer became obligatory; and (ii) 140% of the average trading price on the stock exchange trading the greatest volume of shares of our capital stock during the last 30 trading days prior to the date on which the public offer became obligatory. This provision is subject to limited exceptions. Particularly, our bylaws does not require the launch of a Public Takeover Tender Offer if the ownership of our shares by any given shareholder equals or exceeds the Equity Percentage Threshold upon the acquisition of shares as a result of either (a) statutory succession, to the extent the relevant shareholder sells the shares exceeding the Equity Percentage Threshold within 60 days, (b) merger of another legal entity into us, (c) merger of shares of another legal entity into us, or (d) the subscription of newly issued shares of the Company, in a single primary issuance approved by our shareholders’ meeting, in accordance with the applicable regulations.

These provisions of our bylaws may delay, defer or prevent a transaction or a change in control that might otherwise be in the best interests of our shareholders.

S-26

Holders of our common shares represented by ADSs could be subject to Brazilian income tax on capital gains from sales of ADSs.

Historically, any capital gain realized on a sale or other disposition of ADSs between non-Brazilian holders outside Brazil was not subject to Brazilian income tax. However, a December 2003 Brazilian law (Law No. 10,833, of December 29, 2003) provides that the acquirer, individual or legal entity resident or domiciled in Brazil, or the acquirer’s attorney-in-fact, when such acquirer is resident or domiciled abroad, shall be responsible for the retention and payment of the income tax applicable to capital gains earned by the individual or legal entity resident or domiciled abroad who disposes of property located in Brazil. The Brazilian tax authorities have issued a normative instruction confirming their intention to assess income tax on capital gains earned by non-Brazilian residents whose assets are located in Brazil. It is unclear whether ADSs representing our common shares whether or not evidenced by ADRs, which are issued by the ADS depositary outside Brazil, will be deemed to be property located in Brazil for purposes of this law. Accordingly, we cannot determine whether Brazilian tax authorities will attempt to tax any capital gains arising from the sale or other disposition of the ADRs, even when the transaction is consummated outside Brazil between non-Brazilian residents.

Brazilian taxes may apply to a gain realized by a non-Brazilian holder on the disposition of common shares to another non-Brazilian holder.

The gain realized by a non-Brazilian holder on the disposition of common shares to another non-Brazilian holder (other than a disposition of shares held pursuant to Resolution No. 4,373, as amended of the Brazilian National Monetary Council) is generally viewed as being subject to taxation in Brazil. Pursuant to Article 26 of Law No. 10,833/03, Brazilian tax authorities may assess income tax on capital gains earned by non-Brazilian residents in transactions involving assets that are located in Brazil. In case of a non-Brazilian holder selling common shares on the Brazilian stock exchange, the withholding tax rate would be 0% (in the case of a non-Brazilian holder registered as such before Brazilian Central Bank under the rules of the CMN, or a Registered Holder, and not a resident of a tax haven, or a Tax Haven Resident), 15% (in the case of a non-Brazilian holder that is not a Registered Holder and not a Tax Haven Resident), or 25% (in the case of a non-Brazilian holder that is a Tax Haven Resident).

Any other gains realized on the disposition of common shares that are not carried out on the Brazilian stock exchange:

•	are subject to income tax at the following progressive rate when realized by any non-Brazilian holder that is not a Tax Haven Resident, whether or not such holder is a Registered Holder:
i.	15% upon the portion of capital gains not exceeding R$5,000,000.00;
ii.	17.5% upon the portion of capital gains that exceeds R$5,000,000.00 but not exceeding R$10,000,000.00;
iii.	20% upon the portion of capital gains that exceeds R$10,000,000.00 but not exceeding R$30,000,000.00; and
iv.	22.5% upon the portion of capital gains that exceeds R$30,000,000.00.
•	are subject to income tax at a rate of 25% when realized by an individual or legal entity that is a Tax Haven Resident, whether or not such holder is a Registered Holder.

The relative volatility and limited liquidity of the Brazilian securities markets may negatively affect the liquidity and market price of our common shares and our common shares represented by ADSs.

The Brazilian securities markets, including the B3 exchange, are substantially smaller, less liquid and more volatile than major securities markets in the United States. The Brazilian securities markets are also characterized by considerable share concentration.

The ten largest companies in terms of market capitalization represented approximately 41% of the aggregate market capitalization of the B3 as of September 30, 2021. In addition, the ten most widely traded stocks in terms of trading volume accounted for approximately 30.7% of all shares traded on the B3 as of September 30, 2021. These market characteristics may substantially limit the ability of holders of common shares represented by ADSs to sell common shares underlying ADSs, whether or not evidenced by ADRs, at a price and at a time when they wish to do so and, as a result, could negatively impact the market prices of these securities.

S-27

Developments and the perception of risks in other countries, especially emerging markets, may adversely affect the market price of our common shares and common shares represented by ADSs.

The market for securities issued by Brazilian companies is influenced, to varying degrees, by economic and market conditions in other emerging markets. Although economic conditions are different in each country, the reaction of investors to developments in one country may cause the capital markets in other countries to fluctuate. Developments or adverse economic conditions in other emerging markets have at times resulted in significant outflows of funds from, and declines in, the amount of foreign currency invested in Brazil. In addition, economic and political crises in Latin America or other emerging markets may significantly affect perceptions of the risk inherent in investing in the region, including Brazil.

The Brazilian economy, as well as the market for securities issued by Brazilian companies, is also affected, to varying degree, by international economic and market conditions generally, especially economic and market conditions in the United States. Share prices on the B3, for example, have historically been sensitive to fluctuations in U.S. interest rates as well as movements of the major U.S. stock indexes.

The COVID-19 pandemic added a new source of uncertainty to global economic activity and has resulted in significantly increased volatility in both Brazilian and international financial markets and economic indicators, including exchange rates, interest rates and credit spreads. For example, as a result of heightened volatility, the B3’s circuit breaker was triggered eight times in the month of March 2020. Any significant change in the global financial markets or the Brazilian economy may decrease the interest of investors in assets from Brazil and other countries in which we do business, including our common shares, which may adversely affect the trading price of our common shares and our common shares represented by ADSRs, or decrease liquidity of our common shares and our common shares represented by ADSs generally in addition to hindering our access to the equity capital markets and to financing in the future on acceptable terms.

Additionally, governmental authorities around the world, including Brazil, have taken measures to try to contain the spread of COVID-19. Restrictions will likely remain in place, suppressing social and economic activity, if the contagion does not subside or is not addressed through vaccination efforts. It is uncertain how long it will take to vaccinate substantial portions of the world’s population as well as the Brazilian population, and delays in vaccination efforts may further increase risks relating to the COVID-19 pandemic. We are unable to estimate or quantify all economic and operational consequences of the COVID-19 pandemic, or the micro and macroeconomic effects this pandemic will continue to have on our business. The materialization of these risks has significantly affected global growth. Measures taken by governmental authorities worldwide, including Brazil, to stabilize markets and support economic growth may not be sufficient to control high volatility or to prevent serious and prolonged reductions in economic activity. In addition, the social distancing measures imposed by governmental authorities to contain the COVID-19 pandemic have resulted in a sharp drop or even a halt in certain activities and economic output. At this moment, there is no way to predict how long these measures will remain in force. These policies and measures have influenced the behavior of the consumer market and the population in general, the demand for services, products and credit.

Developments in other countries and securities markets could adversely affect the market prices of our common shares and our common shares represented by ADSs and could also make it more difficult for us to access the capital markets and finance our operations in the future on acceptable terms or at all.

We may become a passive foreign investment company, which could result in adverse U.S. tax consequences to U.S. investors.

Based on our financial statements, relevant market and shareholder data, and the projected composition of our income and valuation of our assets, including goodwill, we do not believe that we were a passive foreign investment company, or “PFIC,” for U.S. federal income tax purposes for 2021, and we do not expect to be a PFIC for 2022, although we can provide no assurances in this regard. If we become a PFIC, U.S. holders of our common shares or common shares represented by ADSRs may become subject to increased tax liabilities under U.S. tax laws and regulations and will become subject to burdensome reporting requirements. The determination of PFIC status is fact-specific and will depend on the composition of our income and assets from time to time, and a separate determination must be made each taxable year as to whether we are a PFIC (after the close of each such taxable year). Specifically, for any taxable year we will be classified as a PFIC for U.S. tax purposes if either (i) 75% or more of our gross income in that taxable year is passive income or (ii) the percentage of our assets (which includes cash) by value (determined on the basis of a quarterly average) in that taxable year which produce or are held for the production of passive income is at least 50%. The calculation of the value of our assets (including goodwill and certain intangible assets) will be based, in part, on the quarterly market value of our common shares and common shares represented by ADSs, which is subject to change. Accordingly, it is possible that we may become a PFIC for 2022 or future taxable years due to changes in our income or asset composition. See “Taxation—U.S. Federal Income Tax Considerations—Passive Foreign Investment Company.”

S-28

We may need to raise additional funds in the future and may issue additional common shares or convertible securities, which may result in a dilution of your interest in our common shares, including our common shares represented by ADSs. In addition, a dilution of your interest in our common shares, including our common shares represented by ADSs may occur in the event of our merger, consolidation or any other corporate transaction of similar effect in relation to companies that we may acquire in the future.

We may have to raise additional funds in the future through private issuance or public offerings of shares or other securities convertible into shares issued by us. The funds we raise through the public distribution of shares or securities converted into shares may be obtained with the exclusion of right of first refusal of our existing shareholders, including investors in our common shares, including our common shares represented by ADSs, as provided by the Brazilian Corporate Law, which may dilute the interest of our then-existing investors. In addition, a dilution of your interest in our common shares, including our common shares represented by ADSs may occur in the event of merger, consolidation or any other corporate transaction of similar effect in relation to companies that we may acquire in the future.

If you surrender your ADSs and withdraw common shares, you risk losing the ability to remit foreign currency abroad and certain Brazilian tax advantages.

As an ADS holder, you benefit from the electronic certificate of foreign capital registration obtained by the custodian for our common shares underlying the ADSs in Brazil, permitting the custodian to convert dividends and other distributions with respect to our common shares into non-Brazilian currency and remit the proceeds abroad. In order to surrender your ADSs and withdraw common shares, you will be required to obtain, prior to the withdrawal, your own electronic certificate of foreign capital registration, or you qualify under Brazilian foreign investment regulations that entitle certain foreign investors to buy and sell shares on Brazilian stock exchanges without obtaining separate electronic certificates of foreign capital registration, you would not be able to remit abroad non-Brazilian currency. In addition, if you do not qualify under the foreign investment regulations, you will generally be subject to less favorable tax treatment of dividends and distributions on, and the proceeds from any sale of, our common shares.

We and the depositary are entitled to amend the deposit agreement and to change the rights of ADS holders under the terms of such agreement, and we may terminate the deposit agreement, without the consent of the ADS holders.

We and the depositary are entitled to amend the deposit agreement and to change the rights of the ADS holders under the terms of such agreement, without the consent of the ADS holders. We and the depositary may agree to amend the deposit agreement in any way we decide is necessary or advantageous to us. Amendments may reflect, among other things, operational changes in the ADS program, legal developments affecting ADSs or changes in the terms of our business relationship with the depositary. In the event that the terms of an amendment are disadvantageous to ADS holders, ADS holders will only receive 30 days’ advance notice of the amendment, and no consent of the ADS holders is required under the deposit agreement. Furthermore, we may decide to terminate the ADS facility at any time for any reason. For example, terminations may occur when we decide to list our shares on a non-U.S. securities exchange and determine not to continue to sponsor an ADS facility or when we become the subject of a takeover or a going-private transaction. If the ADS facility is to be terminated, ADS holders will receive prior notice, but no consent is required from them. In the event that we decide to make an amendment to the deposit agreement that is disadvantageous to ADS holders or terminate the deposit agreement, the ADS holders may choose to sell their ADSs or surrender their ADSs and become direct holders of our underlying common shares, but will have no right to any compensation whatsoever.

New investors in our common shares (including our common shares represented by ADSs) may experience immediate book value dilution after this offering. Holders of our common shares and our common shares represented by ADSs may experience further dilution in the future.

If the offering price of our common shares (including our common shares represented by ADSs), is higher than the book value of such shares immediately after this global offering, purchasers of our common shares or our common shares represented by ADSs will suffer immediate dilution in book value per share upon completion of this global offering. Dilution is the amount by which the offering price paid by the purchasers of our common shares or our common shares represented by ADSs will exceed the book value per common share or ADS after this global offering. See "Dilution" for further information.

S-29

We may need to obtain capital for our operations by issuing new shares in the future. If any future issuance of new shares is made at an offering price that is below the book value of our common shares at the time, you as a holder of our common shares or our common shares represented by ADSs will suffer an immediate dilution of your investment. See "— We may need to raise additional funds in the future and may issue additional common shares or convertible securities, which may result in a dilution of your interest in our common shares represented by ADSs. In addition, a dilution of your interest in our common shares represented by ADSs may occur in the event of our merger, consolidation or any other corporate transaction of similar effect in relation to companies that we may acquire in the future."

In addition, as of the date of this prospectus supplement, we have a a stock option plan in force, pursuant to which our board of directors may grant stock options to our executives and certain employees. If our executives and employees exercise their rights under such plan, and we issue new common shares to fulfil our obligations under this plan, investors who subscribe our common shares in this offering may be immediately diluted. See “Dilution⸻ Stock Option Plans⸻ Stock Option Plan.”

Any future sale of a significant number of our common shares (including our common shares represented by ADSs) after this global offering may negatively affect the trading price of our common shares, including our common shares represented by ADSs.

In connection with the global offering, we and our directors and executive officers have agreed to enter into lock-up agreements according to which for a period of 90 days after the date of this offering we will not, subject to certain conditions, (i) issue, offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any common shares and ADSs or any such securities convertible into or exchangeable or exercisable for any common shares and ADSs, collectively, the Lock-up Securities, (ii) enter into a transaction which would have the same effect, or enter into any swap, hedge or any other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of Lock-Up Securities, whether any such transaction described in (i) or (ii) above is to be settled by delivery of the Lock-Up Securities or such other securities, in cash or otherwise, (iii) publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement or (iv) make any demand for or exercise any right with respect to, the registration of any Lock-Up Securities or any security convertible into or exercisable or exchangeable for the Lock-Up Securities. See “Underwriting—No Sale of Similar Securities.”

We or anyone else subject to the lock-up restrictions discussed above may sell additional common shares (including common shares represented by ADSs), at any time following the termination of these lock-up restrictions. If we or they sell a significant number of new or existing common shares of our company (including common shares represented by ADSs), or if the market believes that we or they intend to sell a significant number of common shares (including common shares represented by ADSs), the trading price of our common shares (including our common shares represented by ADSs), may decline.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common shares, including common shares represented by ADSs. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, results of operations and financial condition. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value. See “Use of Proceeds.”

The participation by certain investors, who are deemed to be related persons (pessoas vinculadas), in the bookbuilding process may adversely affect the fixing of the price per share and may result in reduced liquidity of our common shares and/or common shares represented by ADSs on the secondary market.

The price per share will be fixed upon completion of the bookbuilding procedure. Within the scope of the institutional offering, the participation of institutional investors who are considered related persons (pessoas vinculadas) in the bookbuilding procedure is accepted. Investments made by the persons mentioned in article 48 of CVM Instruction 400, for hedging, in operations with derivatives contracted with third parties, having our common shares as a reference (including total return swap operations) are allowed pursuant to article 48 of CVM Instruction 400 and will not be considered investments made by related persons (pessoas vinculadas), provided that such third parties (i) are not related persons, or (ii) fall within the other exceptions provided for in article 48, item II, of CVM Instruction 400.

S-30

The participation of investors deemed to be related persons (pessoas vinculadas) in the bookbuilding process may adversely affect the fixing of the price per share and their investment in our common shares may result in reduced liquidity of our common shares and/or common shares represented by ADSs on the secondary market.

Such transactions may influence demand and the price of our common shares and, therefore, the price per share may differ from the prices that will prevail in the market after the conclusion of the offering.

For the above purposes, related persons (pessoas vinculadas) include: (i) controlling shareholders or executives or other persons connected to the offering, as well as their family members; (ii) controlling shareholders or executives of the underwriters; (iii) employees, operators and other agents of the underwriters; (iv) autonomous agents that provide services to the underwriters, provided that they are directly involved in the offering; (v) other professionals who maintain a service provision contract with the underwriters, directly related to the intermediation activity or operational support within the scope of the offering; (vi) companies controlled, directly or indirectly, by the underwriters, provided that they are directly involved in the offering; (vii) companies controlled, directly or indirectly, by persons related to the underwriters, provided that they are directly involved in the offering; (viii) spouse or partner and underage children of the persons mentioned in items (ii) to (v) above; and (ix) investment clubs and funds whose majority of shares belong to related persons (pessoas vinculadas), unless they are managed at the discretion of third parties who are not related persons (pessoas vinculadas).

Total return swap and hedge transactions may influence the demand and price of our common shares and common shares represented by ADSs.

The Brazilian underwriters, the placement agents and their affiliates may carry out hedging transactions (including total return swaps) with third parties, as permitted by article 48 of CVM Instruction No. 400, and such transactions will not be considered investments made by related persons (pessoas vinculadas) for the purposes of article 55 of CVM Instruction No. 400, provided that such third parties are not related persons (pessoas vinculadas). Such transactions may constitute a significant portion of the offering and may influence demand and, consequently, the price of our common shares and common shares represented by ADSs.

There will be no procedure for stabilizing the price of our common shares (including common shares represented by ADSs) after this offering and, thus, the price of our common shares on the secondary market of the B3 (or of the ADSs on the secondary market of the NYSE) may fluctuate significantly after the placement of our common shares.

This offering will not be subject to any procedures to stabilize the price of our common shares, including common shares represented by ADSs. After this offering and once the common shares issued in the global offering begin to trade in the secondary market of the B3, especially in the first days following the settlement of our common shares (including common shares represented by ADSs, there may be a significant fluctuation in the price of our common shares and our common shares represented by ADSs. Such fluctuation cannot be, in any way, controlled or contained, which could have a significant impact on shareholders and investors in general.

If all our existing shareholders exercise their priority rights for the subscription of common shares in the Brazilian offering, the totality of our common shares offered will be destined exclusively to the priority offering related to the Brazilian offering, and there may be no common shares for investors to subscribe in this global offering.

In accordance with the procedures applicable to the Brazilian offering, and in order to comply with the provisions of article 9-A of CVM Instruction 476, the totality of the common shares offered will be distributed and allocated with priority to existing shareholders (other than with respect to common shares represented by ADSs) who make reservation requests by completing the respective priority offer reservation request (pedido de reserva da oferta prioritária) within the priority offering reservation period. Thus, if all shareholders exercise their priority rights for the subscription of our common shares offered in the Brazilian offering, the totality of our common shares will be destined exclusively to the priority offering, and there may be no common shares for investors in the global offering to subscribe. See “Underwriting⸻ Priority Offering in Brazil.”

S-31

Use of Proceeds

We estimate that the net proceeds to us assuming the sale of all 324,000,000 common shares in the global offering, including common shares represented by ADSs, will be approximately R$7,845.6 million (equivalent to US$1,424.3 million using the Central Bank selling exchange rate of R$5.5085 per U.S. dollar published on January 17, 2022), after deducting underwriting discounts and commissions and estimated offering expenses payables by us. This estimate assumes an offering price of R$24.75 per common share, which is the last reported sale price of our common shares on the B3 and that the offering price of common shares represented by ADSs is US$4.49 (using the Central Bank selling exchange rate of R$5.5085 per U.S. dollar published on January 17, 2022).

Each R$1.00 increase (decrease) in the assumed public offering price of R$24.75 per common share would increase (decrease) the net proceeds to us by approximately R$317.3 million (equivalent to US$57.6 million using the Central Bank selling exchange rate of R$5.5085 per U.S. dollar published on January 17, 2022), assuming the maximum number of shares that may be offered by us as set forth on the cover page of this prospectus supplement and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Each increase (decrease) of 1.0 million in the number of common shares we are offering, including common shares represented by ADSs, would increase (decrease) the net proceeds to us from this offering, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, by approximately R$29.1 million (equivalent to US$5.3 million using the Central Bank selling exchange rate of R$5.5085 per U.S. dollar published on January 17, 2022), assuming the public offering price of R$24.75.

We expect to use the net proceeds from any sale of common shares, including common shares represented by ADSs, to strengthen our capital structure, allowing us to continue expanding our activities and making strategic investments, as well as to reduce our financial expenses with the payment of a portion of our indebtedness.

The use of proceeds from the offering will be influenced by the future conditions of the markets in which we operate, as well as by investment opportunities that we may identify, in addition to other factors that cannot be anticipated. Until such uses are made in our regular course of business, the proceeds of the offering may be applied in financial investments that our management considers to be in accordance with our investment policy, aiming at preserving the capital and pursuing investments with a high liquidity profile.

We will have broad discretion in allocating the net proceeds from this offering. The use of proceeds described above is based on current analyses, estimates and perspectives on future events and trends. Changes in market conditions and the timing of the use of proceeds may force us to review the allocation of the net proceeds of the offering. The use of proceeds of the offering depends on several factors that we cannot guarantee will materialize, including the behavior of the market in which we operate, our ability to continue our regular activities and develop new projects, and other factors described in “Forward-Looking Statements.” See Risk Factors⸻ Risks Relating to Our Common Shares, ADSs Representing Our Common Shares and the Offering⸻ We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.”

For more information on the effect of net proceeds received in this global offering on our financial position, see “Capitalization.”

S-32

Capitalization

The following table sets forth our total capitalization, represented by the sum of our current and non-current loans and borrowings and total equity, as follows:

•	on an actual basis as of September 30, 2021 derived from our unaudited condensed consolidated interim financial information incorporated by reference in this prospectus supplement; and
•	as adjusted to reflect our receipt of estimated net proceeds from the global offering of R$7,845.6 million (which is equivalent to US$1,442.4 million using the Central Bank selling exchange rate of R$5.4394 per U.S. dollar published on September 30, 2021), assuming (1) an offering price per common share of R$24.75, which is the last reported sale price of our common shares on the B3, after deducting underwriting discounts and commissions and estimated offering expenses payable by us in connection with the global offering, and (2) sale by us of 324,000,000 common shares in the global offering.

The information below under the column “actual” is derived from our unaudited condensed consolidated interim financial information. You should read this table in conjunction with our unaudited condensed consolidated interim financial information, as well as our Third Quarter MD&A Report incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of September 30, 2021
	Actual		As Adjusted(1) (2)
	(in thousands of U.S.$)(3)	(in thousands of reais)	(in thousands of U.S.$)(3)	(in thousands of reais)
Loans and borrowings (current):	526,023	2,861,250	526,023	2,861,250
Total local currency	96,838	526,743	96,838	526,743
Total foreign currency	429,185	2,334,507	429,185	2,334,507
Loans and borrowings (non-current):	3,919,063	21,317,352	3,919,063	21,317,352
Total local currency	1,357,805	7,385,645	1,357,805	7,385,645
Total foreign currency	2,561,258	13,931,707	2,561,258	13,931,707
Total loans and borrowings	4,445,086	24,178,602	4,445,086	24,178,602
Total equity	1,411,230	7,676,246	2,853,591	15,521,825
Total capitalization(4)	5,856,317	31,854,848	7,298,678	39,700,427

(1)	As adjusted to reflect our receipt of the estimated net proceeds from the global offering of R$7,845.6 million, after deduction of the underwriting discounts and commissions and estimated offering expenses payable by us in connection with the global offering. For more information see “Use of Proceeds.”
(2)	Based on a global offering price of R$24.75 per common share, which is the last reported sale price of our common shares on the B3.
(3)	Translated for convenience only using the selling rate as reported by the Central Bank for reais into U.S. dollars as of September 30, 2021 of R$5.4394 to U.S.$1.00.
(4)	Total capitalization corresponds to the sum of our loans and borrowings (current and non-current) and total equity. This definition may differ from that used by other companies.

An increase or reduction of R$1.00 in the assumed initial public offering price of R$24.75 per common share in the global offering, would, after the completion of this offering and assuming the sale by us of all 324,000,000 common shares in the global offering, increase (decrease) (1) the value of our total equity by R$317.3 million, and (2) our total capitalization by R$317.3 million.

Except as disclosed in this prospectus supplement and the accompanying prospectus, there has been no material adverse change in our financial position since September 30, 2021.

S-33

Dilution

Shareholders who choose not to participate of the offering or who exercise their preemptive rights to subscribe to a number of shares inferior to the proportion to which they are entitled under such preemptive rights, as well as purchasers of our common shares or our common shares represented by ADSs will suffer a dilution in consolidated net book value per share after this global offering.

Our historical net book value on September 30, 2021, and as of the date of this prospectus supplement, was R$31,854,848 thousand. Our historical net book value per common share on September 30, 2021 was R$9.45. On September 30, 2021, we had a total net book value of US$1.72 per ADS. Net book value per ADS represents the amount of our total consolidated assets less total consolidated liabilities, divided by the total number of shares outstanding on September 30, 2021 (excluding shares held in treasury), translated from reais into U.S. dollars using the selling rate as reported by the Central Bank on January 17, 2022 of R$5.5085 to U.S.$1.00.

After giving effect to the sale by us of 324,000,000 common shares, including common shares represented by ADSs, offered in the global offering, and considering the offering price of R$24.75 per common share in the Brazilian offering, after deducting the estimated underwriting commissions and estimated offering expenses payable by us, our estimated shareholders’ equity as of the date of this prospectus supplement is approximately R$15,521.8 million, representing R$13.66 per common share, or US$2.48 per ADS. This represents an immediate increase in book value of R$4.21 per common share, or US$0.76 per ADS, to existing shareholders and an immediate dilution in book value of R$11.09 per common share, or US$2.01 per ADS, to new investors purchasing common shares or common shares represented by ADSs in this offering. Dilution for this purpose represents the difference between the price per common share or ADS paid by these purchasers and the book value per common share or ADS immediately after the completion of the offering.

The following table illustrates this dilution for new investors purchasing common shares, including common shares represented by ADSs (based on our shareholders’ total equity as of September 30, 2021), after giving effect to the sale by us of 324,000,000 common shares offered in this global offering:

	Per common share	Per ADS
	(in reais)	(in USD)(1)
Offering price per common share or ADS(2)	24.75	4.49
Historical net book value per common share or ADS as of September 30, 2021	9.45	1.72
Historical net book value per common share or ADS as of September 30, 2021, after giving effect to the global offering	13.66	2.48
Increase in net book value to existing shareholders attributable to this offering	4.21	0.76
Dilution per common share or ADS to new investors in this offering(3)	11.09	2.01
Percentage dilution to new investors(4)	44.82%	44.82%

(1)	Solely for convenience purposes, amounts in reais have been translated into U.S. dollars at the commercial selling rate at closing for the purchase of U.S. dollars, as reported by the Central Bank, as of January 17, 2022 of R$5.5085 to US$1.00.
(2)	Based on a global offering price of R$R$24.75 per common share, which is the last reported sale price of our common shares on the B3.
(3)	Dilution per share or ADS to new investors in this offering is determined by the difference between the price per common share or ADS and the book value per common share or ADS as of September 30, 2021.
(4)	Percentage dilution to new investors is calculated by dividing the dilution per common share or ADS to new investors in this offering by the offering price per common share or ADS.

The actual offering price per common share does not bear any relation with the net tangible book value of our common shares, but will rather be established through a book building process with investors. For more information regarding the book building process, see “The Offering.”

Each R$1.00 increase (decrease) in the assumed public offering price of R$24.75 per common share would increase (decrease) the dilution per common share or ADS to new investors in this offering by R$0.28, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Stock Option Plans

We currently have (i) a stock option plan, or Stock Option Plan, approved at the shareholders’ meeting held on April 8, 2015, as amended at the shareholders’ meeting held on April 27, 2020; and (ii) a restricted stock unit program, or Restricted Stock Plan, approved at the shareholders’ meeting held on April 8, 2015, as amended at the shareholders’ meetings held on April 26, 2017, May 25, 2018, April 29, 2019, April 27, 2020 and April 27, 2021.

S-34

Stock Option Plan

Pursuant to our Stock Option Plan, our statutory officers, non-statutory officers and persons holding other positions with us or our subsidiaries are eligible to receive stock options. The executive is granted a right (and not an obligation) to purchase our common shares at pre-fixed prices (exercise price) and terms. The maximum number of common shares that may be subject to stock options, added to the total number of common shares that may be acquired under the Restricted Stock Plan, is equivalent to 2.5% of the total number of our outstanding common shares.

We may issue new common shares within the limit of our authorized capital or be authorized to convey common shares held in treasury to satisfy the exercise of stock options granted under the Stock Option Plan. Thus, in the event of the issuance of new common shares to satisfy the exercise of stock options under the Stock Option Plan, our shareholders will be subject to dilution.

Restricted Stock Plan

Pursuant to our Restricted Stock Plan, our board members, statutory directors, non-statutory directors and executive managers, and those of our subsidiaries, are eligible to receive restricted stock options. Participants under the Restricted Stock Plan are granted with restricted shares or performance shares, which shares are transferred to the beneficiaries upon satisfaction of certain conditions. The maximum number of common shares that may be granted under the Restricted Stock Plan, added to the total number of common shares that may be purchased under the Stock Option Plan, is equivalent to 2.5% of the total number of our outstanding common shares.

Pursuant to the Restricted Stock Plan, restricted shares granted shall be satisfied by delivering common shares held in treasury, through a private operation. Thus, the delivery of our common shares under Restricted Stock Plan will not impact the dilution of our current shareholders or of potential investors within the scope of the offering.

The following table illustrates the maximum dilution of our common shares, including common shares represented by ADSs (based on our shareholders’ equity as of September 30, 2021), upon completion of this global offering:

	As of September 30, 2021
	As Adjusted(2)(3)
	(in reais, except as otherwise indicated)	(in USD, except as otherwise indicated) (1)
Offering price per common share or ADS(2)	24.75	4.49
Historical net book value per common share or ADS as of September 30, 2021	9.45	1.72
Net book value per common share or ADS, as adjusted to give effect to this offering and the exercise of the totality of stock options approved under the Stock Option Plan and not exercised(3)	13.83	2.51
Increase in the net book value per common share or ADS to current investors after giving effect to this offering and the exercise of the totality of stock options approved under the Stock Option Plan and not exercised	4.38	0.80
Dilution per common share or ADS to new investors in this offering after giving effect to the exercise of the totality of stock options approved under the Stock Option Plan and not exercised(4)	10.92	1.98
Percentage dilution to new investors after giving effect to this offering and the exercise of the totality of stock options approved under the Stock Option Plan and not exercised (%)(5)	44.13%	44.13%

(1)	Solely for convenience purposes, amounts in reais have been translated into U.S. dollars at the commercial selling rate at closing for the purchase of U.S. dollars, as reported by the Central Bank, as of January 17, 2022 of R$5.5085 to US$1.00.
(2)	Based on a global offering price of R$24.75 per common share, which is the last reported sale price of our common shares on the B3.
(3)	Considers the weighted average price of the common shares of the past 20 trading days and considers the maximum of 2.5% of total common shares approved under the Stock Option Plan.
(4)	Considers the maximum dilution potential as set forth in the Stock Option Plan, considering our subscribed and paid-in capital stock as of the date of this prospectus supplement, as well as an exercise price per common share approved under the Stock Option Plan and not exercised.
(5)	Represents the division of (i) the dilution of the net book value per common share for new investors after giving effect to the exercise of the totality of stock options approved under the Stock Option Plan and not exercised, by (ii) R$24.75, which is equivalent to the closing sale price of our common shares on the B3 as of January 17, 2022.

History of the Issue Price of Common Shares

In the last three years, we did not issue any common shares, including common shares represented by ADSs.

S-35

Description of Common Shares and American Depositary Shares

Common Shares

For a description of our common shares, see “Description of Common Shares” in the accompanying prospectus to which this prospectus supplement relates.

American Depositary Shares

For a description of our ADSs, see “Description of American Depositary Shares” in the accompanying prospectus to which this prospectus supplement relates.

S-36

Principal Shareholders

Our capital stock is comprised of common shares. As of January 14, 2022, we had outstanding 812,473,246 common shares, or 99.38% of our total common shares (excluding 5,053,554 common shares held in treasury), of which 154,126,518, or 18.97%, correspond to ADRs. As of January 14, 2022, we had approximately 65,043 shareholders, including approximately 179 registered U.S. resident holders of our common shares (including The Bank of New York Mellon, as depositary).

The following table sets forth certain information regarding the beneficial ownership of our equity securities as of January 14, 2022 (except to the extent disclosed below), by:

•	each person, or group of affiliated persons, known by us to own beneficially 5% or more of our common shares; and
•	all of the persons who are members of our board of directors and all of our executive officers, as a group.

Beneficial ownership is determined under SEC rules and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each shareholder identified in the table below possesses sole voting and investment power over all the common shares shown as beneficially owned by the shareholder in the table.

Common shares subject to options, warrants or rights that are exercisable at the time of completion of this offering, or that will be exercisable within 60 days thereafter, are considered to be outstanding and beneficially owned by the person who holds such options, warrants or rights for purposes of computing that person’s common share ownership, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

All of our shareholders, including our public shareholders after the closing of this offering, will hold common shares with identical voting rights, preferences and privileges.

	Before this offering

After this offering and assuming (i) the issuance of all 324,000,000 common shares offered in the global offering and (ii) that none of the shareholders below have exercised their priority rights in the Brazilian offering(1)

After this offering and assuming (i) the issuance of all 324,000,000 common shares offered in the global offering and (ii) that all shareholders below have exercised in full their priority rights in the Brazilian offering (1)

Principal Shareholder	Common Shares	%	Common Shares	%	Common Shares	%
5% Shareholders
Marfrig Global Foods S.A.(2)	269,734,803	33.20	269,734,803	23.73	377,973,526	33.26
Fundação Petrobras de Seguridade Social – PETROS(3)	56,947,828	7.01	56,947,828	5.01	79,799,756	7.02
Caixa de Previdência dos Funcionários do Banco do Brasil – PREVI(3)	49,792,952	6.13	49,792,952	4.38	69,773,783	6.14
Kapitalo Investimentos Ltda.	43,354,053	5.34	43,354,053	3.82	60,751,094	5.35
All directors and executives officers, as a group.	7,288,849	0.90	7,288,849	0.64	10,213,705	0.90
Other shareholders	380,301,207	46.81	704,301,207	61.97	532,907,828	46.89
Treasury	5,053,554	0.62	5,053,554	0.45	5,053,554	0.45
Total	812,473,246	100.00	1,136,473,246	100.00	1,136,473,246	100.00

(1)	The priority offering is not available to existing holders of our ADSs.. For further information about participating in the Priority Offering in Brazil, see "Underwriting— Priority Offering in Brazil.”
(2)	Based on a statement on Amendment No. 2 to Schedule 13D, filed on October 25, 2021, by Marfrig Global Foods S.A., the date of the last available Schedule 13D filed by such person with the SEC. Includes 78,263,625 ADRs, representing 9.63% of our common shares, held by Marfrig Overseas. The address for Marfrig Global Foods S.A. is Avenida Queiroz Filho, n. 1.560, Bloco 5 (Torre Sabiá), 3º andar, sala 301, Vila Hamburguesa, São Paulo, SP, 05319-000, Brazil.
(3)	These pension funds are controlled by participating employees of the respective companies.

S-37

The Global Offering

We are offering up to 324,000,000 of our common shares in a global offering that consists of an international offering outside Brazil and an offering in Brazil. The international offering and the Brazilian offering are being conducted concurrently, and the closing of each is conditioned upon the closing of the other.

In the international offering, we are offering our common shares, including our common shares represented by ADSs, each of which represents one common share. The common shares represented by ADSs will be paid for in U.S. dollars at the U.S. dollar public offering price per ADS set forth on the cover page of this prospectus supplement. Our common shares sold in the international offering will be delivered in Brazil and paid for in reais at the real offering price per common share set forth on the cover page of this prospectus supplement. Any investor outside Brazil purchasing our common shares must be authorized to invest in Brazilian securities pursuant to the applicable rules and regulations of CMN, the CVM and the Brazilian Central Bank.

The international underwriters named in this prospectus supplement are underwriting the sale of common shares represented by ADSs as described in more detail under “Underwriting.” The international underwriters and their respective affiliates, along with Safra Securities LLC, are also acting as placement agents on behalf of the Brazilian underwriters for sales of our common shares to investors outside Brazil.

The Brazilian underwriters and the placement agents are placing common shares, including common shares sold in the international offering to investors outside Brazil, and in the case of Safra Securities LLC, not including common shares represented by ADSs. The offering to investors in Brazil is exempt from registration with the SEC under Regulation S of the Securities Act, and is being made as an offering with restricted placement efforts, in compliance with CVM Instruction No. 476, pursuant to a Portuguese language offering memorandum (Memorando de Oferta) and accompanying reference form (Formulário de Referência). The offering price in the Brazilian offering is the real offering price per common share set forth on the cover page of this prospectus supplement.

The public offering prices in the offering are set forth on the cover page of this prospectus supplement, in U.S. dollars per ADS and reais per common share. The public offering prices of our common shares and the ADS were approximately equivalent to each other giving effect to the applicable exchange rates on January 14, 2022.

S-38

Underwriting

The global offering consists of (i) an international offering of our common shares, including common shares represented by ADSs, in the United States and elsewhere outside of Brazil and (ii) a concurrent restricted public offering of common shares in Brazil. Each ADS represents one common share.

Offering of ADSs

We and the international underwriters named below will enter into an international underwriting and placement agreement, or the international underwriting agreement, with respect to the common shares, including common shares represented by ADSs, being offered in the international offering. Under the terms and subject to the conditions contained in the international underwriting agreement, we are offering the common shares and common shares represented by ADSs described in this prospectus supplement and accompanying prospectus through the international underwriters named below, in the United States and other countries outside Brazil. These common shares are being offered directly or represented by ADSs. The offering of common shares represented by ADSs is being underwritten by the international underwriters. In the case of the common shares, the placement agents and their respective affiliates are acting as placement agents on behalf of the Brazilian underwriters named below. Common shares sold in the international offering will be delivered in Brazil and paid for in reais, and the offering of these common shares is being underwritten by the Brazilian underwriters named below. Common shares represented by ADSs will be paid for in U.S. dollars at the U.S. dollar public offering price per ADS set forth on the cover page of this prospectus supplement.

Subject to the terms and conditions of the international underwriting agreement, we have agreed to sell to the international underwriters, and each international underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of ADSs listed next to its name in the following table:

International Underwriters	Number of ADSs
Citigroup Global Markets Inc.
Banco Bradesco BBI S.A. (1)
Banco BTG Pactual S.A. – Cayman Branch(2)
Itau BBA USA Securities, Inc.
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC
Santander Investment Securities Inc.
BofA Securities, Inc.
Credit Suisse Securities (USA) LLC
UBS Securities LLC
Total

(1)	Banco Bradesco BBI S.A. is not a U.S. registered broker-dealer and will not effect any sales of ordinary shares or ADSs in the United States. Bradesco Securities Inc. is acting as a U.S. registered broker dealer on behalf of Banco Bradesco BBI S.A. in connection with the sale of ADSs and ordinary shares in the United States.
(2)	Banco BTG Pactual S.A. – Cayman Branch is not a broker-dealer registered with the SEC, and therefore may not make sales of any common shares or common shares represented by ADSs in the United States or to U.S. persons except in compliance with applicable U.S. laws and regulations. To the extent Banco BTG Pactual S.A. – Cayman Branch intends to sell common shares or common shares represented by ADSs in the United States, it will do so only through BTG Pactual US Capital, LLC or one or more U.S. registered broker-dealers, or otherwise as permitted by applicable U.S. law.

The international underwriters are committed to purchase all the common shares represented by ADSs offered if they purchase any common shares represented by ADS, other than those common shares represented by ADSs covered by the international underwriters’ option to purchase additional common shares described below. The international underwriting agreement provides that, if an international underwriter defaults, the purchase commitments of non-defaulting international underwriters may also be increased or the offering may be terminated. The international underwriting agreement also provides that the obligations of the international underwriters are subject to certain conditions precedent, including (i) the absence of any material adverse change in our business, (ii) the receipt of certain certificates from us, (iii) the receipt of certain legal opinions by our and the underwriters’ legal counsel in Brazil and in the United States and (iv) the receipt of comfort letters from our independent auditors.

Safra Securities LLC will also be party to the underwriting agreement solely as placement agent, on behalf of Banco Safra S.A., for the placement of common shares, not in the form of ADSs, outside of Brazil. Safra Securities LLC will not be underwriting, offering or selling any ADSs.

Brazilian Offering and Placement of Common Shares

We will also enter into a Brazilian underwriting agreement with Citigroup Global Markets Brasil, Corretora de Câmbio, Títulos e Valores Mobiliários S.A., Banco Bradesco BBI S.A., Banco BTG Pactual S.A., Banco Itaú BBA S.A., Banco J.P. Morgan S,A., Banco Morgan Stanley S.A., Banco Safra S.A., Banco Santander S.A., Bank of America Merrill Lynch Banco Múltiplo S.A., Banco de Investimentos Credit Suisse (Brasil) S.A., Banco de Investimentos Credit Suisse (Brasil) S.A. and UBS Brasil Corretora de Câmbio, Títulos e Valores Mobiliários S.A., providing for the concurrent offer and sale of common shares in an offering to a limited number of professional investors in Brazil, by means of a separate Portuguese language offering memorandum (Memorando de Oferta), including a reference form (Formulário de Referência). The Brazilian underwriting agreement also provides that the obligations of the Brazilian underwriters are subject to certain conditions precedent, including (i) the absence of any material adverse change in our business, (ii) the receipt of certain certificates from us, (iii) the receipt of certain legal opinions by our and the underwriters’ legal counsel in Brazil and in the United States and (iv) the receipt of comfort letters from our independent auditors.

S-39

You should not rely on the Brazilian offering memorandum or the reference form (Formulário de Referência) in making an investment decision in relation to our common shares and common shares represented by ADSs.

Pursuant to the terms of the international underwriting agreement, the international underwriters and their respective affiliates, together with Safra Securities LLC, will act as placement agents on behalf of the Brazilian underwriters identified below with respect to the offering of common shares sold to investors located outside Brazil. The Brazilian underwriters will sell common shares to a limited number of professional investors located within Brazil and, through international placement agents, to U.S. and other international investors that are authorized to invest in Brazilian securities under the requirements established by the CMN, the Central Bank and the CVM. The Brazilian underwriting agreement provides that, if any of the common shares covered by such agreement are not placed, the Brazilian underwriters are obligated severally and not jointly, to purchase them on a firm commitment basis on the settlement date in proportion to their respective commitment as per the table below, subject to certain conditions and exceptions. Subject to the terms and conditions of the Brazilian underwriting agreement, each of the Brazilian underwriters has severally agreed to place the number of common shares listed next to its name in the following table:

Brazilian Underwriters	Number of Common Shares
Citigroup Global Markets Brasil, Corretora de Câmbio, Títulos e Valores Mobiliários S.A.
Banco Bradesco BBI S.A.
Banco BTG Pactual S.A.
Banco Itaú BBA S.A.
Banco J.P. Morgan S.A.
Banco Morgan Stanley S.A.
Banco Safra S.A.
Banco Santander S.A.
Bank of America Merrill Lynch Banco Múltiplo S.A.
Banco de Investimentos Credit Suisse (Brasil) S.A.
UBS Brasil Corretora de Câmbio, Títulos e Valores Mobiliários S.A.
Total

The international underwriters and the Brazilian underwriters may transfer common shares between the two syndicates after the date of this prospectus supplement, and the final allocation between common shares and common shares represented by ADSs may change accordingly.

The closings of the international offering and Brazilian offering are conditioned upon each other.

Priority Offering in Brazil

In accordance with Article 9-A of CVM Instruction No. 476, the global offering is subject to a priority offering in Brazil, pursuant to which our existing shareholders who held our common shares as of January 20, 2022 and as of January 27, 2022 (as verified at the Central Depository B3 and Itaú Corretora de Valores S.A., the custody agent of our common shares, in each case after closing of the market) have the right to reserve for purchase an aggregate of up to 100% of the common shares to be issued by us in the global offering (including newly issued common shares represented by ADSs), limited to each shareholder’s proportional interest in our capital stock (excluding treasury shares). Accordingly, assuming that all 324,000,000 common shares offered in the global offering are sold, each common share entitles its owner to subscribe up to 0.401278 common shares, disregarding fractional shares. The price per common share under the priority offering is the same as the price under the offering, as indicated on the cover page of this prospectus supplement.

S-40

As a result of this priority offering, the total common shares offered hereby may be materially reduced.

The priority offering is not available to existing holders of ADSs. In order to participate in the priority offering, non-US persons who are holders of ADSs may surrender any or all of their ADSs and withdraw the respective underlying common shares so that such holder is deemed record holder of our common shares in Brazil for purposes of the priority offering as of the applicable record dates of January 20, 2022 and of January 27, 2022 (as verified through the records of the Central Depository B3 and Itaú Corretora de Valores S.A., the custody agent of our common shares, in each case after closing of the market). Holders of our common shares will only be entitled to participate in our priority offering as long as they hold one (1) common share as of January 20, 2022 and such participation will only be based on such shareholders proportional interest in our common share capital, excluding treasury shares, as of January 27, 2022. For further information regarding the procedures to surrender your ADS and withdraw the common shares they represent, see “Description of American Depositary Shares––Holders’ Rights to Receive the Common Shares Represented by their ADSs” included in the accompanying prospectus. For further information with respect to the procedures for existing shareholders who are non-US persons to participate in the priority offering, such shareholders are cautioned to review in detail the separate Portuguese language material fact to be made public by us in the context of the Brazilian offering.

Holders interested in surrendering their ADSs and withdrawing the common shares they represent should consult and are encouraged to liaise with their respective brokers or financial institutions, including such holders’ brokers or financial institutions in Brazil, to give effect to any such process. The priority offering is also not available to an existing shareholder if the offering would violate local laws of the shareholder's jurisdiction.

The subscription rights in the priority offering have not been and will not be registered under the Securities Act. Accordingly, the priority offering will not be available to investors in the United States or to U.S. persons, except in reliance on exemptions from registration provided under the Securities Act.

This prospectus supplement is not being provided in connection with the priority offering and this prospectus supplement does not constitute an offer to subscribe for any securities in the priority offering. The exercise of rights in the priority offering occurs, and the settlement of the priority offering will occur, only in Brazil.

Underwriting Discounts and Commissions

The international underwriters and Brazilian underwriters propose to offer the common shares and common shares represented by ADSs, as the case may be, directly to investors at the offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of US$ per ADS and R$ per common share. Any such dealers may resell common shares or common shares represented by ADSs, as the case may be, to certain other brokers or dealers at a discount of up to US$ per ADS and R$ per common share from the offering price. The offering of the common shares and common shares represented by ADSs, as the case may be, by the international underwriters and the Brazilian underwriters is subject to receipt and acceptance and subject to the international underwriters and Brazilian underwriters’ right to reject any order in whole or in part. After the public offering, the offering price and other selling terms may be changed.

The underwriting fee in connection with the offering of ADSs is equal to the public offering price per ADS less the amount paid by the international underwriters to us. The underwriting fee is US$ per ADS. The following table shows the public offering price per ADS and total underwriting discounts and commissions to be paid to the international underwriters in the international offering.

Public offering price	US$
Underwriting discounts and commissions to be paid by us	US$
Proceeds, before expenses, to us	US$

The underwriting fee in connection with the offering of common shares is equal to the public offering price per common share less the amount paid by the Brazilian underwriters to us. The underwriting fee is R$ per common share. The following table shows the public offering price per common share and total underwriting discounts and commissions to be paid to the Brazilian underwriters (in the Brazilian offering and with respect to the placement of the common shares).

Public offering price	R$
Underwriting discounts and commissions to be paid by us	R$

Proceeds, before expenses, to us	R$

S-41

We estimate that the total expenses of the global offering, including taxes, registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions payable by us, will be approximately US$ .

Brazilian Requirements for the Purchase of Common Shares

The common shares (when sold in the form of common shares and not represented by ADSs) are only being offered in Brazil to U.S. and other international investors that are registered with the CVM and acting through custody accounts managed by local agents pursuant to CMN Resolution No. 4,373.

Investors residing outside Brazil are authorized to purchase equity instruments, including our common shares, on the B3, provided that they comply with the registration requirements set forth in CMN Resolution 4,373 and CVM Resolution 13.

With certain limited exceptions, investors are permitted to carry out any type of transaction in the Brazilian financial capital markets involving a security traded on a stock, futures or organized over-the-counter market licensed by the CVM. Investments and remittances outside Brazil of gains, dividends, profits or other payments under the common shares are made through the exchange market.

In order to become a CMN Resolution 4,373 investor, an investor residing outside Brazil must:

  appoint a representative in Brazil with powers to take actions relating to the investment;
  appoint an authorized custodian in Brazil for the investments, which must be a financial institution duly authorized by the Central Bank and the CVM;
  through its representative, register itself as a foreign investor with the CVM and the investment with the Central Bank; and
  obtain a taxpayer identification number from the Brazilian tax authorities.

In addition, an investor operating pursuant to CMN Resolution No. 4,373 must be registered with the Brazilian Federal Revenue Office (Secretaria da Receita Federal) pursuant to its Regulatory Instruction No. 1,863, dated December 27, 2018, as amended. This registration process is undertaken by the investor’s legal representative in Brazil.

Marketable securities and other financial assets held by foreign investors pursuant to CMN Resolution No. 4,373 must be registered or maintained in deposit accounts or under the custody of an entity duly licensed by the Central Bank or the CVM. In addition, securities trading by foreign investors is generally restricted to transactions on the Brazilian stock exchanges and organized over-the-counter markets licensed by the CVM, except for transfers resulting from corporate reorganization or as a result of death of an investor by operation of law or will.

Foreign investors may also invest directly in Brazil under Law No. 4,131 and may sell their shares in both private and trading market transactions, but these investors are subject to less favorable tax treatment on gains than when investments are otherwise made pursuant to CMN Resolution 4,373. A foreign direct investor who invests in Brazilian shares pursuant to Law No. 4,131 must: (i) register as a foreign direct investor with the Central Bank; (ii) obtain a tax payer identification number from the Brazilian tax authorities; (iii) appoint a tax representative in Brazil; and (iv) appoint a representative in Brazil for service of process relating to lawsuits based on the Brazilian Corporate Law.

Payment for the common shares (when sold in the form of common shares and not represented by ADSs) will be required to be made to us through B3.

No Sale of Similar Securities

We and our directors and executive officers have agreed to enter into lock-up agreements according to which for a period of 90 days after the date of this offering we will not, subject to certain conditions, unless a waiver has been granted as further described in such agreements, (i) issue, offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any common shares and common shares represented by ADSs or any such securities convertible into or exchangeable or exercisable for any common shares and common shares represented by ADSs, collectively, the Lock-up Securities, (ii) enter into a transaction which would have the same effect, or enter into any swap, hedge or any other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of Lock-Up Securities, whether any such transaction described in (i) or (ii) above is to be settled by delivery of the Lock-Up Securities or such other securities, in cash or otherwise, (iii) publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement or (iv) make any demand for or exercise any right with respect to, the registration of any Lock-Up Securities or any security convertible into or exercisable or exchangeable for the Lock-Up Securities.

S-42

Notwithstanding the foregoing, the Lock-Up Securities holders may transfer the Lock-Up Securities: (i) as a bona fide gift or gifts, provided that prior to any such transfer the recipient thereof agrees in writing to be bound by the terms of the lock-up agreement and confirms that he, she or it has been in compliance with the terms of the lock-up agreement; (ii) to an immediate family member, trust for the direct or indirect benefit of the Lock-Up Securities holders and/or the immediate family and/or affiliate of the Lock-Up Securities holders and/or charitable organizations or a corporation, partnership, limited liability company or other entity of which the Lock-Up Securities holders are the direct or indirect legal and beneficial owners of all the outstanding equity securities or similar interests of such corporation, partnership, limited liability company or other entity, provided that the transferee agrees to be bound in writing by the terms of the lock-up agreement prior to such transfer and confirms that he, she or it has been in compliance with the terms of the lock-up agreement, such transfer shall not involve a disposition for value, and no filing by any party (donor, donee, transferor or transferee) under the Exchange Act or otherwise shall be required or shall be voluntarily made in connection with such transfer; (iii) to any of its subsidiaries, affiliates or to any investment fund or other entity controlled or managed or under common control or management by the Lock-Up Securities holders, provided that prior to any such transfer the recipient thereof agrees in writing to be bound by the terms of the lock-up agreement; (iv) to any partner, member or shareholder of the Lock-Up Securities holders, provided that prior to any such transfer the recipient thereof agrees in writing to be bound by the terms of the lock-up agreement; (v) in connection with the exercise of stock options received pursuant to a duly approved stock option plan in effect as of the date of execution of the lock-up agreement and disclosed in the pricing disclosure package, provided that any shares received in connection with the exercise of such stock options shall remain bound by the terms of the lock-up agreement; (vi) in any transfer pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction made to all holders of any of our share capital involving a change of our control, that has been approved by our board of directors, provided that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the shares bound by the terms of the lock-up agreement shall remain subject to the provisions of the lock-up agreement, and provided further that “change of control” as used in the lock-up agreement, shall mean a change in ownership of not less than 51% of all of our voting stock; (vii) by operation of law, such as rules of descent and distribution, statutes governing the effects of a merger or a qualified domestic order, provided that prior to any such transfer the recipient thereof agrees in writing to be bound by the terms of the lock-up agreement; or (viii) with the prior written consent of each placement agent. The lock-up restrictions do not apply, among other cases, to the issuance of common shares by us in connection with a merger, acquisition, joint venture or strategic partnership entered into by us; provided, however that such issuance shall not exceed 10% of our total capital stock as of the date of the international underwriting agreement.

The placement agents have no current intent or arrangement to release any of the Lock-Up Securities subject to the lock-up restrictions prior to the expiration of the 90-day restricted period. There are no contractually specified conditions for the waiver of lock-up restrictions, and any waiver is at the discretion of the international underwriters.

There are no specific criteria for the waiver of lock-up restrictions, and the placement agents cannot in advance determine the circumstances under which a waiver may be granted. Any waiver will depend on the facts and circumstances existing at the time. Among the factors that the international underwriters may consider in deciding whether to release the Lock-Up Securities may include the length of time before the lock-up restriction expires, the number of Lock-Up Securities involved, the reason for the requested release, market conditions, the trading price of our Lock-Up Securities, historical trading volumes of our Lock-Up Securities and whether the person seeking the release is our officer, director or affiliate. The placement agents will not consider its own positions in our Lock-Up Securities, if any, in determining whether to consent to a waiver of a lock-up restriction.

Indemnification and Contribution

We have agreed to indemnify the several placement agents and the Brazilian underwriters and each of the directors and officers and any person who controls such underwriter, against certain liabilities, including liabilities under the Securities Act. Pursuant to the international underwriting agreement, if we are unable to provide the indemnification as required thereunder, we have agreed to contribute to payments the placement agents and each of the directors and officers and any person who controls such international underwriter may be required to make in respect of the international offering of our common shares or ADSs.

S-43

Listing

Our common shares represented by ADSs are listed on the NYSE under the ticker symbol “BRFS.” Our common shares are listed on the B3 under the ticker symbol “BRFS3.” However, we cannot assure you that the prices at which the common shares or ADSs will sell in the market subsequent to the global offering will not be lower than the offering price on the cover of this prospectus supplement or that an active or liquid trading market for the common shares or ADSs will develop.

Other Relationships

The international underwriters and their respective affiliates (including the Brazilian underwriters and Safra Securities LLC) are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the international underwriters and their affiliates (including certain Brazilian underwriters and Safra Securities LLC) have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions.

Selling Restrictions

Our common shares, including common shares represented by ADSs, offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any common shares or common shares represented by ADSs offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

This offering has not been and will not be registered with the CVM. Other than with respect to the registration of this offering with the SEC, no action has been or will be taken in any country or jurisdiction by us or the international underwriters that would permit a public offering of the common shares, or possession or distribution of any offering material in relation thereto, in any country or jurisdiction where action for that purpose is required.

Brazil

Within Brazil, the Brazilian offering of the common shares is directed only toward a limited number of professional investors (investidores profissionais) as defined under CVM Resolution No. 30, dated May 11, 2021, specifically selected pursuant to the rules of CVM Instruction No. 476, or the Intended QIBs, and is not directed toward persons who are not Intended QIB Brazilian residents. This prospectus supplement is not addressed to Brazilian residents and it should not be forwarded or distributed to, nor read or consulted by, acted on or relied upon by Brazilian residents. Any investment to which this prospectus supplement relates is available only to non-Brazilian residents and will be engaged in only with non-Brazilian residents. If you are a Brazilian resident and received this prospectus supplement, please destroy any copies.

European Economic Area

In relation to each Member State of the European Economic Area, each a Relevant State, no common shares (including common shares represented by ADSs) have been offered or will be offered pursuant to the global offering to the public in that Relevant State prior to the publication of a prospectus in relation to the common shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation), except that offers of common shares (including common shares represented by ADSs) may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

  to any legal entity which is a qualified investor as defined under the Prospectus Regulation;
S-44

  to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of international underwriters for any such offer; or
  in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of our common shares (including common shares represented by ADSs) that are the subject of this offering shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

United Kingdom

In relation to the United Kingdom, no common shares (including common shares represented by ADSs) have been offered or will be offered pursuant to the global offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the common shares (including common shares represented by ADSs) which has been approved by the Financial Conduct Authority in the UK in accordance with the UK Prospectus Regulation and the FSMA, except that offers of our common shares (including common shares represented by ADSs) may be made to the public in the United Kingdom at any time under the following exemptions under the UK Prospectus Regulation and the FSMA:

•	to any legal entity which is a qualified investor as defined under the UK Prospectus Regulation;
•	to fewer than 150 natural or legal persons (other than qualified investors as defined under the UK Prospectus Regulation), subject to obtaining the prior consent of the international underwriters for any such offer; or
•	at any time in other circumstances falling within section 86 of the FSMA,

provided that no such offer of our common shares (including common shares represented by ADSs) shall require us or any underwriter to publish a prospectus pursuant to Section 85 of the FSMA or Article 3 of the UK Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any common shares (including common shares represented by ADSs) in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any common shares (including common shares represented by ADSs) to be offered so as to enable an investor to decide to purchase or subscribe for any common shares (including common shares represented by ADSs), the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, and the expression “FSMA” means the Financial Services and Markets Act 2000.

Each underwriter has represented, warranted and agreed that:

(a)       it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA), in connection with the issue or sale of our common shares (including common shares represented by ADSs) that are the subject of this offering; and

(b)       it has complied and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to our common shares (including common shares represented by ADSs) that are the subject of this offering in, from or otherwise involving the United Kingdom.

Argentina

The common shares (including common shares represented by ADSs) are not authorized for public offering in Argentina by the Comisión Nacional de Valores pursuant to Argentine Public Offering Law No. 17,811, as amended, and they shall not be sold publicly. Therefore, any transaction carried out in Argentina must be made privately.

S-45

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged or will be lodged with the Australian Securities and Investments Commission (ASIC), in relation to this offering. This document does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the common shares (including common shares represented by ADSs) may only be made to persons (the Exempt Investors) who are "sophisticated investors" (within the meaning of section 708(8) of the Corporations Act), "professional investors" (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the common shares (including common shares represented by ADSs) without disclosure to investors under Chapter 6D of the Corporations Act.

The common shares (including common shares represented by ADSs) applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under this offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring common shares (including common shares represented by ADSs) must observe such Australian on-sale restrictions.

The company is not licensed in Australia to provide financial product advice in relation to the common shares (including common shares represented by ADSs). This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Any advice contained in this document is general advice only. Before making an investment decision on the basis of this document, investors should consider the appropriateness of the information in this document, having regard to their own objectives, financial situation and needs, and, if necessary, seek expert advice on those matters. No cooling off period applies to an acquisition of the common shares (including common shares represented by ADSs).

Canada

The common shares (including common shares represented by ADSs) may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the common shares (including common shares represented by ADSs) must be made in accordance with an exemption form, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the international underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Cayman Islands

This prospectus supplement does not constitute a public offer of the common shares (including common shares represented by ADSs), whether by way of sale or subscription, in the Cayman Islands. The common shares (including common shares represented by ADSs) have not been offered or sold, and will not be offered or sold, directly or indirectly, in the Cayman Islands.

Chile

The common shares (including common shares represented by ADSs) are not registered in the Securities Registry (Registro de Valores) or subject to the control of the Chilean Securities and Exchange Commission (Superintendencia de Valores y Seguros de Chile). This prospectus supplement and other offering materials relating to the offer of the common shares (including common shares represented by ADSs) do not constitute a public offer of, or an invitation to subscribe for or purchase, the common shares (including common shares represented by ADSs) in the Republic of Chile, other than to individually identified purchasers pursuant to a private offering within the meaning of Article 4 of the Chilean Securities Market Act (Ley de Mercado de Valores) (an offer that is not "addressed to the public at large or to a certain sector or specific group of the public").

S-46

China

The common shares (including common shares represented by ADSs) may not be offered or sold directly or indirectly to the public in the People's Republic of China (China) and neither this prospectus supplement, which has not been submitted to the Chinese Securities and Regulatory Commission, nor any offering material or information contained herein relating to the common shares or ADSs may be supplied to the public in China or used in connection with any offer for the subscription or sale of common shares (including common shares represented by ADSs) to the public in China. The common shares (including common shares represented by ADSs) may only be offered or sold to China-related organizations which are authorized to engage in foreign exchange business and offshore investment from outside of China. Such China-related investors may be subject to foreign exchange control approval and filing requirements under the relevant Chinese foreign exchange regulations. For the purpose of this paragraph, China does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Colombia

The common shares (including common shares represented by ADSs) have not been and will not be registered on the Colombian National Registry of Securities and Issuers or in the Colombian Stock Exchange. Therefore, the common shares (including common shares represented by ADSs) may not be publicly offered in Colombia. This material is for your sole and exclusive use as a determined entity, including any of your shareholders, administrators or employees, as applicable. You acknowledge the Colombian laws and regulations (specifically foreign exchange and tax regulations) applicable to any transaction or investment consummated pursuant hereto and represent that you are the sole liable party for full compliance with any such laws and regulations.

The Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or DFSA. This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this prospectus supplement. The common shares (including common shares represented by ADSs) to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the common shares (including common shares represented by ADSs) offered should conduct their own due diligence on the common shares or ADSs. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

France

Neither this prospectus supplement nor any other offering material relating to the common shares (including common shares represented by ADSs) described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The common shares (including common shares represented by ADSs) have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the common shares or the ADSs has been or will be: (i) released, issued, distributed or caused to be released, issued or distributed to the public in France; or (ii) used in connection with any offer for subscription or sale of the common shares (including common shares represented by ADSs) to the public in France. Such offers, sales and distributions will be made in France only to: (a) persons providing investment services relating to portfolio management for the account of third parties (personnes fournissant le service d'investissement de gestion de portefeuille pour compte de tiers), and/or (b) qualified investors (investisseurs qualifiés) acting for their own account, and/or (c) a limited circle of investors (cercle restreint) acting for their own account, as defined in, and in accordance with, Articles L. 411-1, L. 411-2, D. 411-1 and D. 411-4 of the French Code monétaire et financier.

The common shares (including common shares represented by ADSs) may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

S-47

Germany

The common shares (including common shares represented by ADSs) will not be offered, sold or publicly promoted or advertised in the Federal Republic of Germany other than in compliance with the German Securities Prospectus Act (Gesetz uber die Erstellung, Billigung und Veroffentlichung des Prospekts, der beim offentlicken Angebot von Wertpapieren oder bei der Zulassung von Wertpapieren zum Handel an einem organisierten Markt zu veroffenlichen ist—Wertpapierprospektgesetz) as of June 22, 2005, effective as of July 1, 2005, as amended, or any other laws and regulations applicable in the Federal Republic of Germany governing the issue, offering and sale of securities. No selling prospectus (Verkaufsprospeckt) within the meaning of the German Securities Selling Prospectus Act has been or will be registered within the Financial Supervisory Authority of the Federal Republic of Germany or otherwise published in Germany.

Hong Kong

The common shares (including common shares represented by ADSs) have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the common shares (including common shares represented by ADSs) has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to common shares (including common shares represented by ADSs) which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Ireland

The common shares (including common shares represented by ADSs) will not be placed in or involving Ireland otherwise than in conformity with the provisions of the Intermediaries Act 1995 of Ireland (as amended) including, without limitation, Sections 9 and 23 (including advertising restrictions made thereunder) thereof and the codes of conduct made under Section 37 thereof.

Israel

This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, or the Securities Law, and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus supplement is being distributed only to, and is directed only at, and any offer of the common shares (including common shares represented by ADSs) is directed only at, (i) a limited number of persons in accordance with the Israeli Securities Law and (ii) investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and "qualified individuals," each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case, purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors are required to submit written confirmation that they fall within the scope of the Addendum, are aware of its meaning and agree to it.

Italy

The offering of the common shares (including common shares represented by ADSs) has not been registered pursuant to Italian securities legislation and, accordingly, no common shares (including common shares represented by ADSs) may be offered or sold in the Republic of Italy in a solicitation to the public, and sales of the common shares (including common shares represented by ADSs) in the Republic of Italy shall be effected in accordance with all Italian securities, tax and exchange control and other applicable laws and regulation.

No offer, sale or delivery of the common shares (including common shares represented by ADSs) or distribution of copies of any document relating to the common shares or the ADSs will be made in the Republic of Italy except: (a) to "Professional Investors", as defined in Article 31.2 of Regulation No. 11522 of 1 July 1998 of the Commissione Nazionale per la Società e la Borsa, or the CONSOB, as amended, or CONSOB Regulation No. 11522, pursuant to Article 30.2 and 100 of Legislative Decree No. 58 of 24 February 1998, as amended, or the Italian Financial Act; or (b) in any other circumstances where an express exemption from compliance with the solicitation restrictions applies, as provided under the Italian Financial Act or Regulation No. 11971 of 14 May 1999, as amended.

S-48

Any such offer, sale or delivery of the common shares (including common shares represented by ADSs) or any document relating to the common shares or ADSs in the Republic of Italy must be: (i) made by investment firms, banks or financial intermediaries permitted to conduct such activities in the Republic of Italy in accordance with Legislative Decree No. 385 of 1 September 1993 as amended, the Italian Financial Act, CONSOB Regulation No. 11522 and any other applicable laws and regulations; and (ii) in compliance with any other applicable notification requirement or limitation which may be imposed by CONSOB or the Bank of Italy.

Investors should also note that, in any subsequent distribution of the common shares (including common shares represented by ADSs) in the Republic of Italy, Article 100-bis of the Italian Financial Act may require compliance with the law relating to public offers of securities. Furthermore, where the common shares (including common shares represented by ADSs) are placed solely with professional investors and are then systematically resold on the secondary market at any time in the 12 months following such placing, purchasers of common shares (including common shares represented by ADSs) who are acting outside of the course of their business or profession may in certain circumstances be entitled to declare such purchase void and to claim damages from any authorized person at whose premises the common shares (including common shares represented by ADSs) were purchased, unless an exemption provided for under the Italian Financial Act applies.

Japan

The common shares (including common shares represented by ADSs) have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The common shares (including common shares represented by ADSs) may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

Kuwait

The common shares (including common shares represented by ADSs) have not been authorized or licensed for offering, marketing or sale in the State of Kuwait. The distribution of this prospectus supplement and the offering and sale of the common shares (including common shares represented by ADSs) in the State of Kuwait is restricted by law unless a license is obtained from the Kuwait Ministry of Commerce and Industry in accordance with Law 31 of 1990. Persons into whose possession this prospectus supplement comes are required by us and the international underwriters to inform themselves about and to observe such restrictions. Investors in the State of Kuwait who approach us or any of the international underwriters to obtain copies of this prospectus supplement are required by us and the international underwriters to keep such prospectus confidential and not to make copies thereof or distribute the same to any other person and are also required to observe the restrictions provided for in all jurisdictions with respect to offering, marketing and the sale of the common shares (including common shares represented by ADSs).

Mexico

The common shares (including common shares represented by ADSs) have not been registered in Mexico with the Securities Section (Sección de Valores) of the National Securities Registry (Registro Nacional de Valores) maintained by the Comisión Nacional Bancaria y de Valores, and that no action has been or will be taken that would permit the offer or sale of the common shares (including common shares represented by ADSs) in Mexico absent an available exemption under Article 8 of the Mexican Securities Market Law (Ley del Mercado de Valores).

Netherlands

The common shares (including common shares represented by ADSs) may not be offered, sold, transferred or delivered, in or from the Netherlands, as part of the initial distribution or as part of any reoffering, and neither this prospectus supplement nor any other document in respect of the international offering may be distributed in or from the Netherlands, other than to individuals or legal entities who or which trade or invest in securities in the conduct of their profession or trade (which includes banks, investment banks, securities firms, insurance companies, pension funds, other institutional investors and treasury departments and finance companies of large enterprises), in which case, it must be made clear upon making the offer and from any documents or advertisements in which a forthcoming offering of common shares (including common shares represented by ADSs) is publicly announced that the offer is exclusively made to said individuals or legal entities.

S-49

Peru

Our common shares, including common shares represented by ADSs will not be subject to a public offering in Peru. Our common shares, including common shares represented by ADSs and the information contained in this prospectus supplement have not been and will not be registered with or approved by the Superintendencia del Mercado de Valores, or SMV, or the Bolsa de Valores de Lima, or BVL. Accordingly, our common shares and the ADSs cannot be offered or sold in Peru, except if (i) our common shares and the ADSs were previously registered with the SMV, or (ii) such offering is considered a private offering under the securities laws and regulations of Peru. The Peruvian securities laws establish, among other things, that an offer directed exclusively at institutional investors (as defined by Peruvian law) qualifies as a private offering. In making an investment decision, institutional investors (as defined by Peruvian law) must rely in their own examination of the terms of the offering of the common shares and the ADSs to determine their ability to invest in our common shares and the ADSs.

No offer or invitation to subscribe for or sell our common shares and the ADSs or beneficial interests therein can be made in the Republic of Peru except in compliance with the securities law thereof.

Portugal

No document, circular, advertisement or any offering material in relation to the share has been or will be subject to approval by the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários), or the CMVM. No common shares (including common shares represented by ADSs) may be offered, re-offered, advertised, sold, re-sold or delivered in circumstances which could qualify as a public offer (oferta pública) pursuant to the Portuguese Securities Code (Código dos Valores Mobiliários), and/or in circumstances which could qualify the issue of the common shares (including common shares represented by ADSs) as an issue or public placement of securities in the Portuguese market. This prospectus supplement and any document, circular, advertisements or any offering material may not be directly or indirectly distributed to the public. All offers, sales and distributions of the common shares (including common shares represented by ADSs) have been and may only be made in Portugal in circumstances that, pursuant to the Portuguese Securities Code, qualify as a private placement (oferta particular), all in accordance with the Portuguese Securities Code. Pursuant to the Portuguese Securities Code, the private placement in Portugal or to Portuguese residents of the common shares (including common shares represented by ADSs) by public companies (sociedades abertas) or by companies that are issuers of securities listed on a market must be notified to the CMVM for statistical purposes. Any offer or sale of the common shares (including common shares represented by ADSs) in Portugal must comply with all applicable provisions of the Portuguese Securities Code and any applicable CMVM Regulations and all relevant Portuguese laws and regulations. The placement of the common shares (including common shares represented by ADSs) in the Portuguese jurisdiction or to any entities which are resident in Portugal, including the publication of a prospectus, when applicable, must comply with all applicable laws and regulations in force in Portugal and with the Prospectus Directive, and such placement shall only be performed to the extent that there is full compliance with such laws and regulations.

Qatar

The common shares (including common shares represented by ADSs) described in this prospectus supplement have not been, and will not be, offered, sold or delivered, at any time, directly or indirectly in the State of Qatar in a manner that would constitute a public offering. This prospectus supplement has not been, and will not be, registered with or approved by the Qatar Financial Markets Authority or Qatar Central Bank and may not be publicly distributed. This prospectus supplement is intended for the original recipient only and must not be provided to any other person. It is not for general circulation in the State of Qatar and may not be reproduced or used for any other purpose.

Saudi Arabia

Any investor in the Kingdom of Saudi Arabia or who is a Saudi person (a Saudi Investor) who acquires the common shares (including common shares represented by ADSs) pursuant to this offering should note that the offer of the common shares (including common shares represented by ADSs) is an exempt offer under sub-paragraph (3) of paragraph (a) of Article 16 of the "Offer of Securities Regulations" as issued by the Board of the Capital Market Authority resolution number 2-11-2004 dated October 4, 2004 and amended by the resolution of the Board of Capital Market Authority resolution number 1-33-2004 dated December 21, 2004 (the KSA Regulations). The common shares (including common shares represented by ADSs) may be offered to no more than 60 Saudi Investors and the minimum amount payable per Saudi Investor must not be less than Saudi Riyal (SR) 1 million or an equivalent amount. The offer of common shares (including common shares represented by ADSs) is therefore exempt from the public offer provisions of the KSA Regulations, but is subject to the following restrictions on secondary market activity: (a) A Saudi Investor (the transferor) who has acquired common shares (including common shares represented by ADSs) pursuant to this exempt offer may not offer or sell common shares (including common shares represented by ADSs) to any person (referred to as a transferee) unless the price to be paid by the transferee for such common shares or ADSs equals or exceeds SR1 million. (b) If the provisions of paragraph (a) cannot be fulfilled because the price of the common shares or ADSs being offered or sold to the transferee has declined since the date of the original exempt offer, the transferor may offer or sell the common shares (including common shares represented by ADSs) to the transferee if their purchase price during the period of the original exempt offer was equal to or exceeded SR1 million. (c) If the provisions of paragraphs (a) and (b) cannot be fulfilled, the transferor may offer or sell the common shares (including common shares represented by ADSs) if he/she sells his entire holding of the common shares (including common shares represented by ADSs) to one transferee.

S-50

Singapore

This prospectus supplement has not been and will not be registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of Singapore, or the SFA. Accordingly, each underwriter has not offered or sold any common shares (including common shares represented by ADSs) or caused such common shares (including common shares represented by ADSs) to be made the subject of an invitation for subscription or purchase and will not offer or sell such common shares (including common shares represented by ADSs) or cause such common shares (including common shares represented by ADSs) to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such common shares (including common shares represented by ADSs), whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the common shares(including common shares represented by ADSs) are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the common shares (including common shares represented by ADSs) pursuant to an offer made under Section 275 of the SFA, except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), or to any person arising from an offer referred to in Section 275(1A), or Section 276(4)(i)(B) of the SFA; (ii) where no consideration is or will be given for the transfer; (iii) where the transfer is by operation of law; (iv) as specified in Section 276(7) of the SFA; or (v) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Singapore Securities and Futures Act Product Classification — Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the common shares or ADSs are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

South Korea

The common shares (including common shares represented by ADSs) have not been and will not be registered with the Financial Services Commission of Korea for public offering in Korea under the Financial Investment Services and Capital Markets Act, or the FSCMA. The common shares (including common shares represented by ADSs) may not be offered, sold or delivered, or offered or sold for re-offering or resale, directly or indirectly, in Korea or to any Korean resident (as such term is defined in the Foreign Exchange Transaction Law of Korea, or FETL) other than the Accredited Investors (as such term is defined in Article 11 of the Presidential Decree of the FSCMA), for a period of one year from the date of issuance of the common shares (including common shares represented by ADSs) except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the FETL and the decrees and regulations thereunder. The common shares (including common shares represented by ADSs) may not be resold to Korean residents unless the purchaser of the common shares or ADSs complies with all applicable regulatory requirements (including but not limited to government reporting requirements under the FETL and its subordinate decrees and regulations) in connection with the purchase of the common shares or ADSs.

S-51

Spain

The common shares (including common shares represented by ADSs) have not been registered with the Spanish National Commission for the Securities Market and, therefore, no common shares (including common shares represented by ADSs) may be publicly offered, sold or delivered, nor any public offer in respect of the common shares (including common shares represented by ADSs) made, nor may any prospectus or any other offering or publicity material relating to the common shares or ADSs be distributed in Spain by the international agents or any person acting on their behalf, except in compliance with Spanish laws and regulations.

Switzerland

The common shares (including common shares represented by ADSs) may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This prospectus supplement has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the common shares, the ADSs or this offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus supplement nor any other offering or marketing material relating to this offering, or us, the common shares (including common shares represented by ADSs) have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of common shares (including common shares represented by ADSs) will not be supervised by, the Swiss Financial Market Supervisory Authority, or FINMA, and the offer of common shares (including common shares represented by ADSs) has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of common shares (including common shares represented by ADSs).

United Arab Emirates

NOTICE TO PROSPECTIVE INVESTORS IN THE UNITED ARAB EMIRATES (EXCLUDING THE DUBAI INTERNATIONAL FINANCIAL CENTRE)

The common shares (including common shares represented by ADSs) have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates, or the U.A.E., other than in compliance with the laws of the U.A.E. Prospective investors in the Dubai International Financial Centre should have regard to the specific notice to prospective investors in the Dubai International Financial Centre set out above. The information contained in this prospectus supplement does not constitute a public offer of the common shares (including common shares represented by ADSs) in the U.A.E. in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 of the U.A.E., as amended) or otherwise and is not intended to be a public offer. This prospectus supplement has not been approved by or filed with the Central Bank of the United Arab Emirates, the Emirates Securities and Commodities Authority or the Dubai Financial Services Authority, or DFSA. If you do not understand the contents of this prospectus supplement you should consult an authorized financial adviser. This prospectus supplement is provided for the benefit of the recipient only, and should not be delivered to, or relied on by, any other person.

S-52

Expenses of the Global Offering

We estimate that our expenses in connection with the offering will be as follows:

Expenses	Amount (in US$)
U.S. Securities and Exchange Commission registration fee
NYSE listing fee
Brazilian fees, including CVM, ANBIMA and B3 fees(1)
Printing and engraving expenses(1)
Legal fees and expenses(1)
Accountant fees and expenses(1)
Miscellaneous costs and “road show” expenses(1)
Total

(1)	Amounts in reais have been translated into U.S. dollar using the Central Bank selling exchange rate of R$ per U.S. dollar published on , 2022.

All amounts in the table are estimated except the U.S. Securities and Exchange Commission registration fee and the NYSE listing fee.

The ADS depositary may pay, or reimburse us for, some of the expenses above, subject to certain conditions.

The total underwriting discounts and commissions that we are required to pay will be US$ million, representing % of the gross proceeds of the global offering.

S-53

Taxation

The following summary contains a description of certain Brazilian and U.S. federal income tax consequences of the acquisition, ownership and disposition of common shares or common shares represented by ADSs, but it does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase common shares or common shares represented by ADSs. The summary is based upon the tax laws of Brazil and regulations thereunder and on the tax laws of the United States and regulations thereunder as in effect on the date of this prospectus supplement, which are subject to change. Prospective purchasers of common shares or common shares represented by ADSs should consult their own tax advisors as to the tax consequences of the acquisition, ownership and disposition of common shares or common shares represented by ADSs.

Although there is at present no tax treaty to avoid double taxation between Brazil and the United States, the tax authorities of the two countries have had discussions that may culminate in such a treaty. No assurance can be given, however, as to whether or when a treaty will enter into force or how it will affect the U.S. holders (as defined below under “—U.S. Federal Income Tax Considerations”) of common shares or common shares representing ADSs. Prospective holders of common shares or common shares represented by ADSs should consult their own tax advisors in order to clarify the tax consequences of the acquisition, ownership and disposition of common shares or common shares represented by ADSs in their particular circumstances.

U.S. Federal Income Tax Considerations

The following summary describes certain U.S. federal income tax consequences of the acquisition, beneficial ownership and disposition of our common shares and our common shares represented by ADSs as of the date of this prospectus supplement.

Except where noted, this summary deals only with U.S. holders (as defined below) that hold our common shares or our common shares represented by ADSs as capital assets for U.S. federal income tax purposes (generally, property held for investment). As used in this summary, the term “U.S. holder” means a holder of our common shares or our common shares represented by ADSs that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;
•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;
•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•	a trust, if it (i) is subject to the primary supervision of a U.S. court and one or more U.S. persons have the authority to control all substantial decisions of the trust; or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

A “non-U.S. holder” is a beneficial owner of our common shares or our common shares represented by ADSs that is neither a U.S. holder nor a partnership for U.S. federal income tax purposes.

This summary does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

•	a broker or dealer in securities or currencies;
•	a bank or other financial institution;
•	a regulated investment company;
•	a real estate investment trust;
•	a holder who holds our common shares or our common shares represented by ADSs in a retirement account or other tax-deferred account;
•	an insurance company;
•	a tax-exempt organization;
•	a holder who holds our common shares or our common shares represented by ADSs as part of a hedging, integrated or conversion transaction or a straddle;
•	a holder deemed to sell our common shares or our common shares represented by ADSs under the constructive sale provisions of the U.S. Internal Revenue Code of 1986, as amended, or the Code;
•	a trader in securities that has elected the mark-to-market method of accounting for your securities;
S-54

•	a holder liable for alternative minimum tax;
•	a holder who owns or is deemed to own 10% or more of our stock (by vote or value);
•	a controlled foreign corporation or a passive foreign investment company;
•	a partnership or other pass-through entity for U.S. federal income tax purposes;
•	a holder who is required to accelerate the recognition of any item of gross income with respect to our common shares or our common shares represented by ADSs as a result of such income being recognized on an applicable financial statement;
•	a holder who is a U.S. expatriate, former U.S. citizen or former long-term resident of the United States; or
•	a holder whose “functional currency” for U.S. federal income tax purposes is not the U.S. dollar.

The discussion below is based upon the provisions of the Code, existing and proposed income tax regulations issued under the Code and judicial decisions and administrative rulings thereunder, all as of the date of this prospectus supplement. All of the foregoing is subject to be replaced, revoked or modified at any time, and any such action could be retroactive and could affect the accuracy of this discussion. This discussion is not binding on the Internal Revenue Service, or the IRS, or the courts, and there can be no assurance that the IRS or a court will not take a different position concerning the U.S. federal income tax consequences of an investment in our common shares or our common shares represented by ADSs or that any such position would not be sustained. In addition, this summary is based, in part, upon representations made by the depositary to us and assumes that the deposit agreement relating to the ADSs, and all other related agreements, will be performed in accordance with their terms.

If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) holds our common shares or our common shares represented by ADSs, the U.S. tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common shares or our common shares represented by ADSs, you should consult your tax advisors.

This summary does not contain a detailed description of all the U.S. federal income tax consequences to you in light of your particular circumstances and does not address the Medicare tax on net investment income, U.S. federal non-income tax laws, such as U.S. federal estate and gift tax laws, or the effects of any state, local or non-United States tax laws. If you are considering the purchase, beneficial ownership or disposition of our common shares or our common shares represented by ADSs, you should consult your own tax advisors concerning the U.S. federal income tax consequences to you in light of your particular situation, as well as any consequences arising under the laws of any other taxing jurisdiction.

ADSs

If you hold ADSs, for U.S. federal income tax purposes, you generally will be treated as the owner of the underlying common shares that are represented by the ADSs, whether or not evidenced by ADRs. Accordingly, deposits of common shares for issuance of ADSs and cancellations of ADSs for withdrawals of common shares, will not be subject to U.S. federal income tax. The U.S. Department of Treasury has expressed concerns that intermediaries in the chain of ownership between the holder of an ADS and the issuer of the security underlying the ADS may be taking actions that are inconsistent with the claiming of foreign tax credits for U.S. holders of ADSs. Accordingly, the credibility of foreign taxes, if any, as described below, could be affected by actions taken by intermediaries in the chain of ownership between the holder of an ADS and us.

Taxation of Dividends

Subject to the discussion under “—Passive Foreign Investment Company” below, if you are a U.S. holder, the gross amount of distributions on our common shares or our common shares represented by ADSs (including amounts withheld to reflect Brazilian withholding taxes and distributions of interest on shareholders’ equity, as described below under “—Brazilian Tax Considerations”) will be taxable to you as dividends, to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such income (including withheld taxes) will be includable in your gross income as ordinary income on the day actually or constructively received by you, in the case of our common shares, or by the depositary, in the case of ADSs. Such dividends will not be eligible for the dividends received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. or, in certain circumstances, non-U.S. corporations.

S-55

With respect to non-corporate U.S. holders, certain dividends received from a qualified foreign corporation may be subject to reduced rates of taxation so long as certain holding period and other requirements are met. Subject to certain limitations, a foreign corporation generally is treated as a qualified foreign corporation if its shares (or ADSs representing such shares) are readily tradable on an established securities market in the United States, such as the NYSE, and such corporation is not a PFIC (as discussed below under “— Passive Foreign Investment Company”) in the taxable year in which dividends are paid or in the preceding taxable year. U.S. Treasury Department guidance indicates that our ADSs (which are listed on the NYSE), but not our common shares, are readily tradable on an established securities market in the United States. Thus, although we believe that dividends received with respect to common shares represented by ADSs currently meet the conditions required for those reduced tax rates, we do not believe that dividends received with respect to common shares (other than common shares represented by ADSs) currently meet the conditions required for those reduced tax rates. We cannot assure you that our ADSs will be considered readily tradable on an established securities market in later years. Additionally, even if we are a qualified foreign corporation, the reduced rates on dividends will apply only if such dividends are paid with respect to the common shares represented by ADSs that a non-corporate U.S. holder has held for at least 61 days during the 121-day period beginning 60 days before the “ex-dividend date.” Also, regardless of our status as a qualified foreign corporation, the reduced rates will not apply if a non-corporate U.S. holder elects to treat the dividend income as “investment income” for purposes of the investment interest expense limitations of Section 163(d) of the Code. In addition, the rate reduction will not apply to a dividend if the recipient of the dividend is obligated (whether pursuant to a short sale or otherwise) to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. The dividend rules are complex, and you should consult your own tax advisors regarding the application of these rules given your particular circumstances.

The amount of any dividend paid in reais will equal the U.S. dollar value of the reais received calculated by reference to the exchange rate in effect on the date the dividend is received by you, in the case of common shares, or by the depositary, in the case of common shares represented by ADSs, regardless of whether the reais are converted into U.S. dollars. If the reais received as a dividend are converted into U.S. dollars on the date they are received, you generally will not be required to recognize foreign currency gain or loss in respect of the dividend income. If the reais received as a dividend are not converted into U.S. dollars on the date of receipt, you will have a basis in the reais equal to their U.S. dollar value on the date of receipt. Any gain or loss of a U.S. holder realized on a subsequent conversion or other disposition of the reais generally will be treated as U.S. source ordinary income or loss.

Subject to certain conditions and limitations, if you are a U.S. holder of our common shares or our common shares represented by ADSs, Brazilian withholding taxes on distributions (including distribution of interest on shareholders’ equity) paid to you with respect to the common shares or the common shares represented by ADSs generally will be treated as foreign taxes eligible for credit against your U.S. federal income tax liability. For purposes of calculating the foreign tax credit, dividends paid on our common shares or our common shares represented by ADSs will be treated as income from sources outside the United States and will generally constitute passive category income. In addition, in certain circumstances, if you have held common shares or common shares represented by ADSs for less than a specified minimum period during which you are not protected from risk of loss or are obligated to make payments related to the dividends, you will not be allowed a foreign tax credit for foreign taxes imposed on dividends paid on common shares or common shares represented by ADSs. The rules governing foreign tax credits are complex. You are urged to consult your tax advisors regarding the availability of the foreign tax credit under your particular circumstances. Instead of claiming a credit, you may, at your election, deduct such otherwise creditable Brazilian withholding taxes in computing your taxable income, but only for a taxable year in which you elect to do so with respect to all foreign income taxes paid or accrued in such taxable year and subject to generally applicable limitations under U.S. law.

Subject to the discussion under “—Passive Foreign Investment Company” below, to the extent that the amount of any distribution (including amounts withheld to reflect Brazilian withholding taxes and distributions of interest on shareholders’ equity, as described above under “—Brazilian Tax Considerations”) exceeds our current and accumulated earnings and profits for a taxable year, as determined under U.S. federal income tax principles, the distribution will first be treated as a tax-free return of capital, causing a reduction in the adjusted basis of common shares or common shares represented by ADSs (but not below zero), and the balance in excess of adjusted basis will be taxed as capital gain recognized on a sale or exchange (as discussed below under “—Taxation of Dispositions”). However, we do not expect to calculate earnings and profits in accordance with U.S. federal income tax principles. Therefore, you should assume that a distribution will generally be treated as a dividend (as discussed above).

Distributions of common shares or common shares represented by ADSs, or rights to subscribe for common shares or common shares represented by ADSs, which are received as part of a pro rata distribution to all of our shareholders generally will not be subject to U.S. federal income tax.

If you are a non-U.S. holder, dividends paid to you generally will not be subject to U.S. income tax unless the dividends are “effectively connected” with your conduct of a trade or business within the United States, and the dividends are attributable to a permanent establishment (or in the case of an individual, a fixed place of business) that you maintain in the United States if that is required by an applicable income tax treaty as a condition for subjecting you to U.S. taxation on a net income basis. In such cases you generally will be taxed in the same manner as a U.S. holder. If you are a corporate non-U.S. holder, “effectively connected” dividends may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

S-56

Taxation of Dispositions

For U.S. federal income tax purposes, a U.S. holder generally will recognize taxable gain or loss on any sale, exchange or redemption of its common shares or common shares represented by ADSs in an amount equal to the difference between the amount realized for the common shares or common shares represented by ADSs (including any amounts withheld to reflect Brazilian withholding taxes) and the U.S. holder’s adjusted tax basis in the common shares or the common shares represented by ADSs, both determined in U.S. dollars. Subject to the discussion under “—Passive Foreign Investment Company” below, such gain or loss will generally be capital gain or loss. Capital gains of U.S. holders who are individuals (as well as certain trusts and estates) derived with respect to capital assets held for more than one year are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. holder will generally be treated as U.S. source gain or loss. Consequently, in the case of gain from the disposition of common shares or common shares represented by ADSs, U.S. holders may not be able to use the foreign tax credit arising from any Brazilian tax imposed on the disposition of our common shares or our common shares represented by ADSs unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from sources outside the United States in the appropriate category for foreign tax credit purposes.

A U.S. holder’s initial tax basis in our common shares or our common shares represented by ADSs will be the U.S. dollar value of the reais denominated purchase price determined on the date of purchase. With respect to the sale, exchange or other taxable disposition of common shares or common shares represented by ADSs, the amount realized generally will be the U.S. dollar value of the payment received determined on: (i) the date of actual or constructive receipt of payment in the case of a cash basis U.S. holder; or (ii) the date of disposition in the case of an accrual basis U.S. holder. If the common shares or the ADSs are traded on an “established securities market,” a cash basis U.S. holder, or an electing accrual basis U.S. holder, will determine the U.S. dollar rate of the cost of the common shares or the amount realized based on the exchange rate on the settlement date of the sale. If a U.S. holder sells or otherwise disposes of our common shares or our common shares represented by ADSs in exchange for currency other than U.S. dollars, any gain or loss that results from currency exchange fluctuations during the period from the date of the sale or other disposition until the date that the currency is converted into U.S. dollars generally will be treated as ordinary income or loss and will not be eligible for the reduced tax rate applicable to long-term capital gains. Such gain or loss generally will be U.S.-source income or loss. If the currency is converted into U.S. dollars on the date of receipt, a U.S. holder generally would not be required to recognize foreign currency gain or loss in respect of the amount realized. U.S. holders are urged to consult their own tax advisors regarding the treatment of any foreign currency gain or loss realized with respect to any currency received in a sale or other disposition of the common shares or the common shares represented by ADSs that is converted into U.S. dollars (or otherwise disposed of) on a date subsequent to receipt.

If you are a non-U.S. holder, you will not be subject to U.S. federal income tax on gain recognized on the sale, exchange or other disposition of your common shares or common shares represented by ADSs unless:

•	the gain is “effectively connected” with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment (or, in the case of an individual, a fixed place of business) that you maintain in the United States if that is required by an applicable income tax treaty as a condition for subjecting you to U.S. taxation on a net income basis, or
•	you are an individual, you are present in the United States for 183 or more days in the taxable year of such sale, exchange or other disposition and certain other conditions are met.

In the first case, the non-U.S. holder will be taxed in the same manner as a U.S. holder. In the second case, the non-U.S. holder will be subject to U.S. federal income tax at a rate of 30% on the amount by which such non-U.S. holder’s U.S. source capital gains exceed non-U.S. source capital losses.

If you are a corporate non-U.S. holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

S-57

Passive Foreign Investment Company

The Code provides special rules regarding certain distributions received by U.S. persons (which would include U.S. holders as defined above for purposes of this discussion) with respect to, and sales, exchanges and other dispositions, including pledges, of, shares of stock (or ADSs representing such shares) in a PFIC. In general, we will be a PFIC for any taxable year in which:

•	at least 75% of our gross income is passive income, or
•	at least 50% of the value (based on the average of the fair market values of the assets determined at the end of each quarterly period) of our assets is attributable to assets that produce or are held for the production of passive income.

For this purpose, passive income generally includes dividends, interest, royalties, rents (other than royalties and rents derived in the active conduct of a trade or business and not derived from a related person), gains from commodities and securities transactions, and gains from passive assets. Passive assets generally include the assets that produce passive income or are held for the production of passive income. For this purpose, cash is treated as passive asset. If we own (directly or indirectly) at least 25% (by value) of the stock of another corporation, we will be treated, for purposes of the PFIC tests, as owning our proportionate share of the other corporation’s assets and receiving our proportionate share of the other corporation’s income.

Based on our financial statements, relevant market and shareholder data, and the projected composition of our income and valuation of our assets, including goodwill, we do not believe we were a PFIC for U.S. federal income tax purposes for 2021, and we do not expect to be a PFIC for 2022, although we can provide no assurances in this regard. The determination of whether we are a PFIC must be made annually. Accordingly, it is possible that we may become a PFIC in the current or any future taxable year due to changes in our income or asset composition. Because we have valued our goodwill based on the market value of our equity, a decrease in the price of our common shares or our common shares represented by ADSs may also result in our becoming a PFIC. If you are a U.S. holder and we are a PFIC for any taxable year during which you hold our ADRs or common shares, you will be subject to special tax rules discussed below and could suffer adverse tax consequences.

If we are a PFIC for any taxable year during which a U.S. holder holds our common shares or our common shares represented by ADSs, such U.S. holder will be subject to special tax rules with respect to any “excess distribution” received and any gain realized from a sale or other disposition, including a pledge, of common shares or common shares represented by ADSs. Distributions received in a taxable year that are greater than 125% of the average annual distributions received during the shorter of the three preceding taxable years or the U.S. holder’s holding period for common shares or common shares represented by ADSs will be treated as excess distributions. Under these special tax rules:

•	the excess distributions and gains are allocated ratably to each day of the U.S. holder’s holding period during which we were a PFIC,
•	amounts allocated to the taxable year in which the excess distribution or disposition occurs and amounts allocated to any period in the U.S. holder’s holding period before the first day of the first taxable year that we were a PFIC will be treated as ordinary income (rather than capital gain) earned in the taxable year of the excess distribution or disposition,
•	the amount allocated to each other year will be subject to tax at the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year, and
•	the tax liability for amounts allocated to years before the year of disposition or excess distribution cannot be offset by any net operating losses for such year, and gains (but not losses) realized on the sale of the common shares or common shares represented by ADSs cannot be treated as capital gain, even if the U.S. holder held such common shares or common shares represented by ADSs as capital assets.

If we are a PFIC for any taxable year during which a U.S. holder holds the common shares or the common shares represented by ADSs, then we generally will continue to be treated as a PFIC with respect to the U.S. holder for all succeeding years during which the U.S. holder holds the common shares or the common shares represented by ADSs, even if we no longer satisfy either the passive income or passive asset test described above, unless the U.S. holder terminates this deemed PFIC status by making a “deemed sale” election. If such election is made, the U.S. holder will be deemed to have sold the common shares or the common shares represented by ADSs at their fair market value on the last day of the last taxable year for which we were a PFIC, and any gain from such deemed sale would be subject to the excess distribution rules as described above. After the deemed sale election, the common shares or the common shares represented by ADSs with respect to which the deemed sale election was made will not be treated as shares in a PFIC unless we subsequently become a PFIC.

S-58

In addition, non-corporate U.S. holders will not be eligible for reduced rates of taxation on any dividends received from us if we are a PFIC in the taxable year in which such dividends are paid or in the preceding taxable year (as described above under “—Taxation of Dividends”). You will generally be required to file IRS Form 8621 if you hold our common shares or common shares represented by ADSs in any year in which we are classified as a PFIC.

If we are a PFIC for any taxable year and any of our non-U.S. subsidiaries is also a PFIC, a U.S. holder would be treated as owning a proportionate amount (by value) of the common shares of the lower-tier PFIC for purposes of the application of these rules. You are urged to consult your tax advisors about the application of the PFIC rules to any of our subsidiaries.

In certain circumstances, in lieu of being subject to the excess distribution rules discussed above, a U.S. holder may make an election to include gain on the stock of a PFIC as ordinary income under a mark-to-market method, provided that such stock is regularly traded on a qualified exchange. Under current law, the mark-to-market election may be available to the U.S. holders of ADSs, because our common shares represented by ADSs are listed on the NYSE, which constitutes a qualified exchange, although there can be no assurance that our common shares represented by ADSs will be “regularly traded” for purposes of the mark-to-market election. It should also be noted that only our common shares represented ADSs and not our common shares are listed on the NYSE. Our common shares are listed on the Novo Mercado (New Market) of the B3, which must meet certain trading, listing, financial disclosure and other requirements to be treated as a qualified exchange under applicable Treasury regulations for purposes of the mark-to-market election, and no assurance can be given that the common shares will be “regularly traded” for purposes of the mark-to-market election.

If a U.S. holder makes a valid mark-to-market election for the first taxable year in which such U.S. holder holds (or is deemed to hold) our common shares or our common shares represented by ADSs when we are determined to be a PFIC, such U.S. holder generally will not be subject to the PFIC rules described above in respect of its common shares or its common shares represented by ADSs. Instead, a U.S. holder that makes a mark-to-market election will be required to include in income each year an amount equal to the excess, if any, of the fair market value of the common shares or the common shares represented by ADSs that the U.S. holder owns as of the close of the taxable year over the U.S. holder’s adjusted tax basis in the common shares or the common shares represented by ADSs. The U.S. holder will be entitled to deduct the excess, if any, of the U.S. holder’s adjusted tax basis in the common shares or the common shares represented by ADSs over their fair market value as of the close of the taxable year, but only to the extent of the net mark-to-market gains with respect to the common shares or the common shares represented by ADSs included by the U.S. holder in prior taxable years as a result of the mark-to-market election. If the U.S. holder makes a valid mark-to-market election, in each year that we are a PFIC amounts included in income of such U.S. holder pursuant to a mark-to-market election, as well as gain on the sale, exchange or other disposition of its common shares or common shares represented by ADSs will be treated as ordinary income, and any loss will be treated as ordinary loss, but only to the extent of the net amount previously included in income as a result of the mark-to-market election.

If a U.S. holder makes a valid mark-to-market election, its adjusted tax basis for common shares or common shares represented by ADSs will be increased by the amount of any income inclusion and decreased by the amount of any deductions under the mark-to-market rules. Any distributions made by us in a year in which we are a PFIC and a mark-to-market election is in effect would generally be subject to the rules discussed above under “—Taxation of Dividends,” except the lower rate applicable to qualified dividend income would not apply. In addition, gain or loss realized by the U.S. holder on the sale of our common shares or common shares represented by ADSs will be ordinary gain or loss provided a valid mark-to-market election is in effect.

Once properly made, a mark-to-market election will be effective for the taxable year for which it is made and all subsequent taxable years unless the common shares or the ADSs are no longer regularly traded on a qualified exchange or the IRS consents to the revocation of the election. The excess distribution rules generally do not apply to a U.S. holder for taxable years for which a mark-to market election is in effect. If we are a PFIC for any year in which the U.S. holder owns our common shares or our common shares represented by ADSs but before a mark-to-market election is made, the interest charge rules described above will apply to any mark-to-market gain recognized in the year the election is made. Generally, if we cease to be a PFIC, the U.S. holder’s mark-to-market election would no longer require the income inclusion (or permit the deduction of loss) described above. However, cessation of our status as a PFIC will not terminate a mark-to-market election and if we become a PFIC again, mark-to-market inclusion may be required. You are urged to consult your tax advisor about the availability of the mark-to-market election, and whether making the election would be advisable in your particular circumstances.

S-59

Additionally, if we are a PFIC and have any non-U.S. subsidiaries that are PFICs, each a Subsidiary PFIC, a U.S. holder will be treated as owning its proportionate amount (by value) of the common shares of each such Subsidiary PFIC and will be subject to the PFIC rules with respect to each such Subsidiary PFIC. A U.S. holder may not make a mark-to-market election with respect to the common shares of any Subsidiary PFIC. Thus, the mark-to-market election is not available to mitigate the adverse tax consequences attributable to any Subsidiary PFIC.

Alternatively, the excess distribution rules may be avoided if a U.S. holder makes a qualified electing fund, or a QEF, election effective beginning with the first taxable year in the U.S. holder’s holding period in which we are treated as a PFIC with respect to such U.S. holder. However, the QEF election is not available to our U.S. holders because we do not intend to comply with the requirements necessary to permit our U.S. holders to make this election.

U.S. holders are urged to consult their tax advisors as to our status as a PFIC, and, if we are treated as a PFIC, as to the effect on them of, and the reporting requirements with respect to, the PFIC rules and the desirability of making, and the availability of, a mark-to-market election with respect to our common shares or our common shares represented by ADSs.

Information with respect to Foreign Financial Assets

U.S. holders that are individuals (and, to the extent provided in regulations, certain entities) that own “specified foreign assets,” including possibly the common shares or common shares represented by ADSs, with an aggregate value in excess of $50,000 at the end of the taxable year or $75,000 at any time during the taxable year are generally required to file IRS Form 8938 with information regarding such assets. Depending on the circumstances, higher threshold amounts may apply. Specified foreign financial assets include any financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stock and securities issued by non-U.S. person, (ii) financial instruments and contracts held for investment that have non-U.S. issuer or counterparties, and (iii) interests in non-U.S. entities. If a U.S. holder is subject to this information reporting regime, the failure to timely file IRS Form 8938 may subject the U.S. holder to penalties. In addition to these requirements, U.S. holders may be required to annually file FinCEN Report 114 (Report of Foreign Bank and Financial Accounts) with the U.S. Department of Treasury. U.S. holders are thus encouraged to consult their U.S. tax advisors with respect to these and other reporting requirements that may apply to their acquisition of the common shares and common shares represented by ADSs.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to distributions made on the common shares or common shares represented by ADSs within the United States to a non-corporate U.S. holder and to the proceeds from the sale, exchange, redemption or other disposition of common shares or common shares represented by ADSs by a non-corporate U.S. holder to or through a U.S. office of a broker. Payments made (and sales or other dispositions effected at an office) outside the U.S. will be subject to information reporting in limited circumstances.

In addition, backup withholding of U.S. federal income tax may apply to such amounts if the U.S. holder fails to provide an accurate taxpayer identification number (or otherwise establishes, in the manner provided by law, an exemption from backup withholding) or to report dividends required to be shown on the U.S. holder’s U.S. federal income tax returns.

Backup withholding is not an additional income tax, and the amount of any backup withholding from a payment to a U.S. holder will be allowed as credit against the U.S. holder’s U.S. federal income tax liability provided that the appropriate returns are timely filed.

A non-U.S. holder generally may eliminate the requirement for information reporting and backup withholding by providing a properly completed and duly executed certification of its foreign status to the payer, under penalties of perjury, on IRS Form W-8BEN or W-8BEN-E or other appropriate W-8, as applicable. You should consult your own tax advisor as to the qualifications for exemption from backup withholding and the procedures for obtaining the exemption.

The foregoing does not purport to be a complete analysis of the potential tax considerations relating to the acquisition, beneficial ownership and disposition of common shares or common shares represented by ADSs. Prospective investors should consult their own tax advisors as to the particular tax considerations applicable to them relating to the acquisition, beneficial ownership and disposition of common shares or common shares represented by ADSs, including the applicability of the U.S. federal, state and local tax laws or non-tax laws, foreign tax laws, any tax treaties, and any changes in applicable tax laws and any pending or proposed legislation or regulations.

S-60

Brazilian Tax Considerations

The following topics summarizes the material Brazilian tax consequences of the acquisition, ownership and disposition of common shares or ADSs by an individual, entity, trust or organization that is not domiciled or resident in Brazil for purposes of Brazilian taxation and, in the case of a holder of common shares, which has registered its investment with the Central Bank, or a non-resident holder. The following information is based on the tax laws of Brazil as in effect on the date of this prospectus supplement, which are subject to change, with possible retroactive effect, and to differing interpretation. Furthermore, the following discussion does not specifically address all of the Brazilian tax considerations applicable to any particular non-resident holder, and each non-resident potential investor or holder, should consult his or her own tax advisor concerning the Brazilian tax consequences of an investment in any of such securities.

Pursuant to Brazilian law, the Non-Resident Holder may invest in common shares under Resolution 4,373, of September 2014, of the National Monetary Council (a “4,373 Holder”).

Acquisition of Common Shares or Common Shares Represented by ADSs

The acquisition of common shares or common shares represented by ADSs by non-resident holders is not a taxable event in Brazil. See “—Taxation of Gains in Brazil” for further information on the tax implications arising from the deposit of existing common shares for issuance of ADSs, as well as those arising from the cancellation of ADSs for withdrawal or delivery of common shares.

Taxation of Dividends

Dividends paid by a Brazilian corporation with respect to profits generated as of January 1, 1996, including dividends paid in respect of common shares represented by ADSs or to a non-resident holder in respect of the common shares, are currently not subject to withholding income tax in Brazil.

Dividends paid from profits generated before January 1, 1996 may be subject to Brazilian withholding income tax at variable rates, according to the tax legislation applicable to each corresponding year.

In this context, it should be noted that Law No. 11,638 dated December 28, 2007 significantly altered the Brazilian corporate law in order to align the generally accepted Brazilian accounting standards to the International Financial Reporting Standards, or IFRS. Nonetheless, Law No. 11,941 dated May 27, 2009 introduced the Transitory Tax Regime, or RTT, in order to render neutral, from a tax perspective, all of the changes provided by Law 11,638. Under the RTT, for tax purposes, legal entities should observe the accounting methods and criteria as in force on December 31, 2007.

Profits determined pursuant to Law 11,638/07, or IFRS Profits, may differ from the profits calculated pursuant to the accounting methods and criteria as in force on December 31, 2007, or 2007 Profits.

While it was a general market practice to distribute exempted dividends with reference to the IFRS Profits, Normative Ruling No. 1,397, issued by the Brazilian tax authorities on September 16, 2013, has established that legal entities should observe the accounting methods and criteria in force on December 31, 2007, or 2007 Profits, in order to determine the amount of profits that could be distributed as exempted income to its beneficiaries.

Any profits paid in excess of said 2007 Profits, or Excess Dividends, should, in the tax authorities’ view and in the specific case of non-resident beneficiaries, be subject to the following rules of taxation: (i) 15% withholding tax, in case of case of beneficiaries domiciled abroad, but not in Low or Nil Tax Jurisdiction (as defined below), and (ii) 25% withholding tax, in case of beneficiaries domiciled in Low or Nil Tax Jurisdiction (as defined below).

In order to mitigate potential disputes on the subject, Law No. 12,973, dated May 13, 2014, in addition to revoking the RTT, introduced a new set of tax rules, or the New Tax Regime, including new provisions with respect to Excess Dividends. Under these new provisions: (i) Excess Dividends related to profits assessed from 2008 to 2013 will be exempt; (ii) potential disputes remain concerning the Excess Dividends related to 2014 profits, unless our company voluntarily elected to apply the New Tax Regime in 2014; and (iii) as of 2015, once the New Tax Regime is mandatory and has completely replaced the RTT, dividends should be considered fully exempt.

S-61

Please note that there are some proposed bills currently under discussion by the Brazilian Government regarding a potential amendment to the tax legislation aiming at taxing dividends. Therefore, the mentioned dividend exemption may be revoked with prospective effects.

Interest on Shareholders’ Equity

Law No. 9,249/95, as amended, allows a Brazilian corporation, to make distributions to shareholders characterized as distributions of interest on shareholders’ equity on top of or as an alternative to dividend distributions. Such interest is calculated by multiplying the Long Term Interest Rate (TJLP), as determined by the Brazilian Central Bank from time to time, by the sum of determined Brazilian company’s net equity accounts.

Distributions of interest on our shareholders’ equity in respect of our common shares or the ADSs are generally subject to Brazilian withholding tax at the rate of 15%. However, the rate of 25% is applicable if the Non-Resident Holder is domiciled in a “Nil or Low Taxation Jurisdiction” (as defined below).

Interest on Shareholders’ Equity are deductible for purposes of calculating the Brazilian social contribution on net profit (CSLL) and the corporate income taxes, provided that such distribution is approved by our shareholders in a general meeting and complies with the limits established by Brazilian tax legislation. The amount of such deduction cannot not exceed the greater of:

•	50% of net profits (after social contribution on net profits and before taking into account such distribution and any deduction for corporate income tax into account) related to the period in respect of which the payment is made; or
•	50% of the sum of retained profits and profit reserves as of the date of the beginning of the period in respect of which the payment is made.

Payments of interest on shareholders’ equity may be included, at their net value, as part of any mandatory dividend. To the extent payment of interest on shareholders’ equity is so included, the corporation is required to distribute to shareholders an additional amount to ensure that the net amount received by them, after payment of the applicable withholding income tax plus the amount of declared dividends, is at least equal to the mandatory dividend.

No assurance can be given that our board of directors will not recommend that future distributions of income should be made by means of interest on shareholders’ equity instead of dividends.

Distributions of interest on shareholders’ equity to a Non-Resident Holder may be converted into U.S. dollars and remitted outside Brazil, subject to applicable exchange controls, to the extent that the investment is registered with the Central Bank.

Taxation of Gains Outside Brazil

According to Brazilian Law No. 10,833/03, gains realized on the disposition or sale of assets located in Brazil are subject to income tax in Brazil, regardless of whether the sale or the disposition is made by the non-resident holder to a Brazilian resident or to another non-resident of Brazil.

Holders of common shares represented by ADSs outside of Brazil may have grounds to assert that Brazilian Law No. 10,833/03 does not apply to sales or other dispositions of common shares represented by ADSs as common shares represented by ADSs are not assets located in Brazil. However, the sale or other disposition of common shares abroad may be subject to the provisions of Brazilian Law No. 10,833/03. Any capital gains arising from sales or other dispositions outside Brazil would be subject to Brazilian income tax at the rate of 15% or 25% if the investor is located in a tax favorable jurisdiction. Brazilian Law No. 10,833/03 requires the purchaser of our common shares outside Brazil or its attorney-in-fact in Brazil to withhold the income tax. A disposition of common shares can only occur abroad if any investor decides to cancel its investment in common shares represented by ADSs, withdraw the common shares and register the common shares so withdrawn as a direct foreign investment under Law No. 4,131/62.

S-62

Taxation of Gains in Brazil

The sale or other disposition of common shares or the receipt of the common shares upon cancellation of ADSs abroad may be subject to the provisions of Brazilian Law No. 10,833/03. A disposition of common shares can only occur abroad if any investor decides to cancel its investment in ADSs, withdraw the common shares and register the common shares as a direct foreign investment under Law No. 4,131/62.

As a general rule, gains realized as a result of a disposition or sale transaction of common shares are determined by the positive difference between the amount realized on the disposition or sale of the relevant common shares and their acquisition cost.

Under Brazilian law, income tax rules on such gains can vary depending on the domicile of the Non-Resident Holder, the type of registration of the investment held by the Non-Resident Holder with the Central Bank and how the disposition is carried out, as described below.

Gains realized by a Non-Brazilian Holder on a sale or disposition of common shares carried out on a Brazilian stock exchange, which includes the transactions carried out on the organized over-the-counter market, are:

•	are exempt from income tax when assessed by a Non-Brazilian Holder that (i) is a 4,373 Holder and (ii) is not resident in a Low or Nil Tax Jurisdiction (as defined below); or
•	are subject to income tax at a rate of up to 25% in any other case, including the gains assessed by a Non-Brazilian Holder that (i) is not a 4,373 Holder and/or or (ii) is a 4,373 Holder resident in a Low or Nil Tax Jurisdiction (as defined below). In these cases, a withholding income tax of 0.005% of the sale value shall be applicable and can be later offset with the eventual income tax due on the capital gain. Day trade transactions are subject to the rate of 1%.

Any other gains assessed on a disposition of the common shares that is not carried out on Brazilian stock exchanges are subject to income tax at rates of up to 22.5%, except for a resident of a Low or Nil Tax Jurisdiction (as defined above) which, in this case, is subject to income tax at a rate of up to 25%. In case the gains are related to transactions conducted on the Brazilian non-organized over-the-counter market with intermediation of a financial institution, the withholding income tax of 0.005% will apply and can be credited against the eventual income tax due on the capital gain.

The deposit of common shares for issuance of ADSs is not subject to Brazilian tax, provided that these shares are held by the non-resident holder as a foreign portfolio investment under Resolution No. 4,373/14. In the event our common shares are held by the non-resident holder as a foreign direct investment under Law No. 4,131/62, the deposit of these shares for issuance of ADSs is subject to payment of Brazilian capital gains tax at the rate of 15% (25% in the case of a non-resident holder located in a tax favorable jurisdiction).

The current preferential treatment for non-resident holders of common shares represented by ADSs and non-resident holders of common shares under Resolution No. 4,373/14 may not continue in the future.

Any exercise of preemptive rights relating to our common shares will not be subject to Brazilian taxation. Gains realized by a Non Resident Holder on the sale or assignment of preemptive rights relating to our common shares by the ADS depositary will be subject to Brazilian taxation according to the same rules applicable to the sale or disposition of such common shares.

Discussion on Nil or Low Taxation Jurisdictions

The concept of Nil or Low Tax Jurisdiction encompasses those countries that did not tax income or taxed it at a maximum rate lower than 20%, or where the local legislation does not allow access to information related to the shareholding composition of legal entities, to their ownership or to the identity of the effective beneficiary of the income attributed to non-residents.

Please note that the statutory definition of a Low or Nil Taxation Jurisdiction for the purpose of income taxation on gains should differ depending on whether or not the holder is a 4,373 Holder. In the case of a 4,373 Holder, the definition of Low or Nil Taxation Jurisdiction should not comprise jurisdictions where the local legislation imposes restrictions on disclosing the shareholding composition or ownership of the investment. However, the list provided for in Normative Instruction No. 1,037/10 does not seem to differ the Low or Nil Taxation Jurisdiction definition for the purposes of 4,373 Holders.

S-63

On June 23, 2008, Law No. 11,727 introduced the concept of “Privileged Tax Regime, which encompasses the countries and the jurisdictions, that(i) does not tax income or taxes income at a maximum rate lower than 20%, or 17% in certain cases as detailed below; (ii) grants tax advantages to a non-resident entity or individual (a) with no requirement to carry out a substantial economic activity within the country or dependency, or (b) on the condition that they do not carry out a substantial economic activity within the country or dependency; (iii) does not tax income generated outside the jurisdiction, or that taxes such income at a maximum rate lower than 20%, or 17% in certain cases as detailed below; or (iv) does not provide access to information on the ownership and beneficial ownership of assets or on transactions within its territory, or imposes restrictions on disclosure of that information.

In addition, on June 4, 2010, the Brazilian tax authorities enacted Normative Ruling No. 1,037, as amended, listing (i) the countries and jurisdictions considered as Low or Nil Taxation Jurisdictions, and (ii) the Privileged Tax Regimes.

On its turn, Ordinance No. 488 from November 28, 2014, issued by the Brazilian Ministry of Finance, reduced the rate for purposes of the definition of Low or Nil Tax Jurisdiction and Privileged Tax Regime from 20% to 17%, only to countries and regimes aligned with international standards of fiscal transparency, in accordance with the rules established by Normative Ruling n. 1,530, issued on December 19, 2014. Under Brazilian Law, the aforementioned commitment is present if the relevant jurisdiction (i) has entered into (or concluded the negotiation of) an agreement or convention authorizing the exchange of information for tax purposes with Brazil and (ii) is committed to the actions discussed in international forums on tax evasion in which Brazil has been participating, such as the Global Forum on Transparency and Exchange of Information.

In the past, it was not clear whether the concept of Privileged Tax Regime was also applicable to interest payments made to residents outside Brazil. Notwithstanding, in December 2017, the Brazilian Federal Revenue Service, or the RFB, published Answer to Tax Ruling Cosit Ruling No. 575/2017 , stating that only payments to countries deemed as Low or Nil Taxation Jurisdiction by Normative Ruling No. 1,037 would be subject to withholding tax at a 25% rate. Nevertheless, we cannot assure you that subsequent legislation or interpretations by the Brazilian tax authorities regarding the definition of a Privileged Tax Regime provided by Law No. 9,430, of December 27, 1996, altered by Law No. 11,727, will also apply to a Non-Brazilian Holder on payments of interest on shareholders’ equity.

Therefore, under RFB’s current interpretation, we believe that the best interpretation of the current tax legislation leads to the conclusion that the concept of Privileged Tax Regime should apply solely for purposes of Brazilian transfer pricing and thin capitalization rules.

Regardless of the above, potential investors should consult with their own tax advisors regarding the consequences of the implementation of Law No. 11,727, Normative Ruling No. 1,037 and of any related Brazilian tax law or regulation concerning Low or Nil Tax Jurisdictions.

Other Brazilian Taxes

There are no Brazilian inheritance, gift or succession taxes applicable to the ownership, transfer or disposition of common shares or common shares represented by ADSs by a non-resident holder except for gift and inheritance taxes imposed by some states of Brazil on gifts made or inheritances bestowed by individuals or entities not resident or domiciled in Brazil or domiciled within the state to individuals or entities resident or domiciled within such state in Brazil. There are no Brazilian stamp, issue, registration or similar taxes or duties payable by holders of common shares or common shares represented by ADSs.

Tax on Foreign Exchange and on Bonds and Securities Transactions

Foreign Exchange Transactions

Pursuant to Decree 6,306/07, the conversion of Brazilian currency into foreign currency and the conversion of foreign currency into Brazilian currency may be subject to the Tax on Foreign Transactions, or IOF. Currently, for most exchange transactions, the rate of IOF is 0.38%. However, foreign currency exchange transactions carried out for the inflow of funds into Brazil for investment in the Brazilian financial and capital market made by a foreign investor, including a Non-Resident Holder which register his/her investment under Resolution No. 4,373, are subject to IOF at a currently zero.

S-64

The IOF rate will be also zero for the outflow of resources from Brazil related to the return of the investments mentioned above, including payments of dividends and interest on shareholders’ equity and the repatriation of funds invested in the Brazilian market. In any case, the Minister of Finance is legally entitled to increase such rates at any time, up to 25%, with no retroactive effect.

The IOF/Exchange Tax is levied at a zero percent rate in connection with foreign exchange agreements, without any actual flows of funds, which are required for a cancellation of ADSs and exchange for our common shares traded on the B3. No IOF/Exchange Tax is levied in connection with the deposit of common shares with the custodian in Brazil for the receipt of ADSs abroad.

The Brazilian government may increase the rate of the IOF to a maximum of 25% of the amount of the foreign exchange transaction at any time, but such an increase would only apply to future foreign exchange transactions. The imposition of these taxes may discourage foreign investment in shares of Brazilian companies, including our Company, due to higher transaction costs, and may negatively impact the price and volatility of our common shares represented by ADSs on the NYSE and our common shares on the B3.

Tax on Bonds and Securities Transactions (IOF/Bonds)

Pursuant to Decree No 6,306/07, the IOF/Bonds may be imposed on any transactions involving bonds and securities, including those carried out on Brazilian stock, futures and commodities exchanges. The rate of IOF/Bonds applicable to most transactions involving common shares is currently zero percent, including transactions related to transfers of shares traded on the stock exchange with the purpose of enabling the issuance of ADSs to be traded outside Brazil. The Brazilian government may increase the rate of the IOF/Bonds up to 1.5% per day, but only in respect of future transactions.

Registered Capital

The amount of an investment in common shares held by a non-Brazilian holder as a foreign direct investment under Law No. 4,131/62 or a foreign portfolio investment under Resolution No. 4,373/14 or in common shares represented by ADSs registered and delivered by the ADS depositary to or in the name of such holder, as the case may be, is eligible for registration with the Central Bank; such registration (the amount so registered is referred to as “registered capital”) allows the remittance outside Brazil of foreign currency, converted at the commercial market rate, acquired with the proceeds of distributions on, and amounts realized with respect to disposition of, such common shares. The registered capital for common shares represented by ADSs, or common shares purchased in Brazil and deposited with the ADS depositary for issuance of ADSs, is equal to their purchase price in U.S. dollars paid by the purchaser. The registered capital for common shares that are withdrawn upon surrender of ADSs is the U.S. dollar equivalent of (1) the average price of our common shares on the Brazilian stock exchange on which the greatest number of such common shares was sold on the day of withdrawal, or (2) if no common shares were sold on such day, the average price of common shares that were sold in the fifteen trading sessions immediately preceding such withdrawal. The U.S. dollar value of our common shares is determined on the basis of the average commercial market rates quoted by the Central Bank on such date (or, if the average price of common shares is determined under clause (2) of the preceding sentence, the average of such average quoted rates on the same fifteen dates used to determine the average price of our common shares).

A non-Brazilian holder of common shares may experience delays in effecting the registration of registered capital, which may delay remittances abroad. Such a delay may adversely affect the amount, in U.S. dollars, received by the non-Brazilian holder. See “—Exchange Controls” in our annual report on Form 20-F for the year ended December 31, 2020 and “Risk Factors—Risks Relating to Our Common Shares, ADSs Representing Our Common Shares and the Offering.”

S-65

Difficulties of Enforcing Civil Liabilities Against Non-US Persons

All, or substantially all, of our directors and officers named herein reside outside the United States. As a result, it may not be possible, or it may be difficult, for you to effect service of process upon us or these other persons within the United States, or to enforce judgments obtained in United States courts against us or them, including those predicated upon the civil liability provisions of the federal securities laws of the United States.

For further information on potential difficulties in effecting service of process on any of those persons or enforcing judgments against any of them outside the United States, see “Service of Process and Enforcement of Judgments” in the accompanying prospectus.

S-66

Legal Matters

We are being represented by Simpson Thacher & Bartlett LLP with respect to certain legal matters as to U.S. federal securities laws and New York State law. The underwriters and placement agents are being represented by Allen & Overy LLP with respect to certain legal matters as to U.S. federal securities laws and New York State law. The validity of our common shares underlying the ADSs and other matters governed by Brazilian law will be passed upon for us by Barbosa, Müssnich Aragão Advogados. Certain other legal matters as to Brazilian law will be passed upon for us by Barbosa, Müssnich Aragão Advogados and for the underwriters by Pinheiro Guimarães Advogados.

S-67

Experts

The consolidated financial statements of BRF S.A. as of and for each of the years ended December 31, 2020, 2019 and 2018 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2020, appearing in BRF S.A. annual report on Form 20-F for the year ended December 31, 2020, have been audited by KPMG Auditores Independentes Ltda., or KPMG, independent registered public accounting firm, as stated in their report appearing herein, which includes an emphasis of matter paragraph which draw attention to explanatory note 1.2 to the consolidated financial statements and related explanatory notes which describe the investigations concluded by United States Government authorities and the ongoing investigations conducted by Brazilian Government authorities involving the Company, as well as their current and potential developments. Such consolidated financial statements are incorporated herein by reference in reliance, and upon such reports given, on the authority of said firm as expert in accounting and auditing. The audit report covering the December 31, 2020 financial statements refers to a change to the method of accounting for lease arrangements as of January 1, 2019 due to the adoption of IFRS 16 “Leases.”

S-68

Where You Can Find More Information

We have filed a registration statement with the SEC on Form F-3 under the Securities Act relating to the securities offered by this prospectus supplement. This prospectus supplement, which is a part of that registration statement, does not contain all of the information set forth in the registration statement. For more information with respect to us and the securities offered by this prospectus supplement, you should refer to the registration statement and to the exhibits filed with it. Statements contained or incorporated by reference in this prospectus supplement regarding the contents of any contract or other document are not necessarily complete, and, where the contract or other document is an exhibit to the registration statement or incorporated or deemed to be incorporated by reference, each of these statements is qualified in all respects by the provisions of the actual contract or other document.

We are subject to the information requirements of the Exchange Act, applicable to a foreign private issuer, and accordingly file or furnish reports, including annual reports on Form 20-F, reports on Form 6-K and other information with the SEC. You may read and copy any materials filed with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Any filings we make electronically will be available to the public over the Internet at the SEC’s web site at www.sec.gov. These reports and other information may also be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

S-69